As filed with the Securities and Exchange Commission on July 22, 1998
                              Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------

                            The ServiceMaster Company
             (Exact name of registrant as specified in its charter)
                             ----------------------

                                      8741
              (Primary Standard Industrial Classification Code No.)

          Delaware                One ServiceMaster Way               36-3858106
(State or other jurisdiction of   Downers Grove, Illinois 60515 (I.R.S. Employer
incorporation or organization)    (630) 271-1300             Identification No.)

                             (Address, including zip code, and telephone
                              number,   including  area  code,  of  Registrant's
                              principal executive offices)


                             ----------------------

                                Vernon T. Squires
                    Senior Vice President and General Counsel
                            The ServiceMaster Company
                              One ServiceMaster Way
               Downers Grove, Illinois 60515-1700, (630) 271-1300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Copies of all communications, including communications sent to agent for service, should be sent to:

                            Robert H. Kinderman, Esq.
                                Kirkland & Ellis
                             200 East Randolph Drive
                     Chicago, Illinois 60601, (312) 861-2000


                             ----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.o
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.o


                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                        Amount to    Proposed Maximum    Proposed Maximum     Amount of
                                                      be Registered   Offering Price         Aggregate       Registration
Title of Each Class of Securities to be Registered                     Per Unit (1)       Offering Price         Fee
----------------------------------------------------- -------------- ------------------ ------------------- --------------


Common Stock, par value $.01 per share, and related     3,500,000        $34.9687          $122,390,450       $36,105.18
Preferred Stock Purchase Rights......................
===================================================== ================================= =================== ==============


     (1) Reflects the average of the high and low prices on the New York Stock Exchange Composite Tape on July 17, 1998, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

     (2) The  value  attributable  to the  Preferred  Stock  Purchase  Rights is
     reflected   in   the   value    attributable    to   the   Common    Stock.

                             ----------------------



         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                3,500,000 Shares


                            The ServiceMaster Company

                                  Common Stock
                           (par value $.01 per share)


                      ------------------------------------


         The 3,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of The ServiceMaster Company, a Delaware corporation (the "Company"), offered hereby may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses, properties or securities. This Prospectus may also be used, with the Company's prior consent, by persons or entities who have received or will receive shares covered by this Prospectus in connection with such acquisitions and who wish to offer and sell such shares under circumstances requiring or making desirable its use and by certain donees of such persons or entities.

         It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at or about the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder fees and certain other fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

     The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SVM." On July 17, 1998, the closing sale price of the Common Stock on the NYSE was $353/16 per share. See "Common Stock Price Range and Dividends."

         All references to numbers of shares of Common Stock, or options for shares of Common Stock, and all references to market and option prices per share, and income per share in this Prospectus have been adjusted to reflect all stock dividends and stock splits of the Company through the date of this Prospectus.

                             ----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                             ----------------------



              The date of this Prospectus is [_____________], 1998.

                                TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION..........................................................3
SUMMARY  ......................................................................4
THE REINCORPORATION............................................................8
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS ....................................8
SECURITIES COVERED BY THIS PROSPECTUS.........................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS............................................13
BUSINESS .....................................................................21
MANAGEMENT....................................................................30
OWNERSHIP OF COMMON STOCK.....................................................39
DESCRIPTION OF COMMON STOCK...................................................41
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY ..............................45
LEGAL MATTERS.................................................................46
EXPERTS  .....................................................................46
INDEX TO FINANCIAL STATEMENTS................................................F-1


                      ------------------------------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company and its predecessors may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials and other information concerning the Company and its predecessors are also filed electronically with the Commission and are accessible via the World Wide Web at http://www.sec.gov. The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "SVM" and reports and other information concerning the Company and its predecessors can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. This summary may contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, without limitation, those identified in "Special Note on Forward-Looking Statements" and elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, all references herein to the "Company" or "ServiceMaster" refer to The ServiceMaster Company, a Delaware corporation, and its subsidiaries and their respective predecessors. See "The Reincorporation." All share and per share amounts reflect the three-for-two share splits in June 1993, June 1996 and June 1997.


                                  ServiceMaster

         ServiceMaster, with operating revenue of approximately $4 billion in 1997, is one of the largest providers of residential and supportive management services to individual consumers, businesses and institutions in the United States. In addition, the Company has operations in 38 countries around the world. ServiceMaster holds the number one or two position in each of its major markets. The Company operates primarily through two units: ServiceMaster Consumer Services ("ServiceMaster Consumer Services"), which contributed approximately 68 percent of the Company's 1997 operating income, and ServiceMaster Management Services ("ServiceMaster Management Services"), which contributed 28 percent of 1997 operating income. The Company also has recently formed a third unit, ServiceMaster Employer Services ("ServiceMaster Employer Services"), which contributed less than one percent of 1997 operating income.

         ServiceMaster Consumer Services provides services to over 9.6 million residential and commercial customers under eight market-leading brand names:

         TruGreen-ChemLawn for lawn, tree and shrub care and commercial landscape and indoor plant maintenance;

         Terminix for termite and pest control services;

         American Home Shield and AmeriSpec for home system and appliance warranty contracts and home inspection services;

         Rescue Rooter for plumbing and drain cleaning services;

         ServiceMaster    Residential/Commercial    Services   for   heavy-duty
         residential and commercial cleaning and disaster restoration services;

         Merry Maids for residential maid services; and

         Furniture Medic for on-site furniture repair and restoration services.

         These services comprise the "ServiceMaster Quality Service Network" and may be accessed easily by calling a single toll-free telephone number: 1-800-WE SERVE.

         ServiceMaster Management Services provides facilities management services to over 2,000 customers in the health care, education, and business and industrial markets. These services include plant operations and maintenance, housekeeping, grounds and landscaping, clinical equipment management, energy management, food service, laundry and linen services, total facilities management and other services. The Company historically has provided these services through three principal operating units: Healthcare Services, Education Management Services and Business & Industry Group.

         ServiceMaster Employer Services is one of the nation's ten largest professional employer organizations ("PEOs") and provides a full-range of support in human resource services, including administrative processing of payroll, worker's compensation insurance, health insurance, unemployment insurance and other employee benefits, to approximately 800 customers with over 19,000 leased employees.

         The principal executive offices of ServiceMaster are located at One ServiceMaster Way, Downers Grove, Illinois 60515-1700 and its telephone number is (630) 271-1300. The Company maintains a website on the Internet at http://www.ServiceMaster.com. The Company's website and the information contained therein are not a part of this Prospectus.

Recent Developments

         On April 14,  1998,  the Company  acquired  the  business and assets of
Quantum   Resources   Corporation,   a  temporary   employer   services  company
headquartered in Richmond, Virginia.

         On May 11, 1998, the Company completed a combined primary/secondary offering of its Common Stock at a price of $28.75 per share. 7,600,000 shares were sold by the Company and approximately 6,550,000 shares were sold by existing stockholders. The net proceeds to the Company after the underwriting discount and expenses of the offering were approximately $209,000,000.

                             SUMMARY FINANCIAL DATA
           (In thousands, except for per share and percentage data)(1)

         The following table sets forth consolidated financial information of the Company as of and for each of the periods indicated. The selected financial data for each of the years in the five-year period ended December 31, 1997 are derived from the consolidated financial statements of ServiceMaster, which statements have been audited by Arthur Andersen LLP, independent public accountants for ServiceMaster. The financial information for the three months ended March 31, 1997 and March 31, 1998 are derived from unaudited consolidated financial statements and the accounting records of the Company, and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this Prospectus.


                                    Three Months Ended                Year Ended December 31,
                                   ---------------------------   ---------------------------------------------------------

                                     March 31,     March 31,
                                        1998         1997          1997        1996       1995         1994        1993(2)
                                   ---------------------------   ---------------------------------------------------------
                                           (unaudited)

Operating Results:
Operating revenue................  $     981,788 $     817,136 $ 3,961,502 $ 3,458,328 $ 3,202,504 $ 2,985,207 $ 2,758,859
Cost of services rendered and products
sold.............................        794,797       657,145   3,058,160   2,681,008   2,499,700   2,356,435   2,192,684
                                   ---------------------------------------------------------------------------------------
Selling and administrative expense ---------------------------------------------------------------------------------------
Operating income.................         69,773        58,600     343,933     295,218     251,867     214,026     173,044
Non-operating expense (income):
   Interest expense(3)...........         24,095        10,392      76,447      38,298      35,855      31,543      32,483
   Interest and investment income        (3,435)       (2,567)    (14,304)    (10,183)     (7,310)     (5,389)     (5,882)
                                   ---------------------------------------------------------------------------------------
   Minority interest.............  ---------------------------------------------------------------------------------------
Income before income taxes.......         49,113        48,627     274,279     252,397     177,607     142,638     117,893

Provision for income taxes (pro forma     19,843        19,645     110,809     101,968      71,753      57,626      47,629
corporate form in 1997-1993)(4)..  ---------------------------------------------------------------------------------------

Net income (pro forma corporate form      29,270        28,982     163,470     150,429     105,854      85,012      79,264
in 1997-1993)....................  ---------------------------------------------------------------------------------------
                                   ---------------------------------------------------------------------------------------

Basic net income per share (pro forma
corporate form in 1997-1993)(4)(6) $        0.16 $        0.13 $      0.86 $      0.71 $      0.61 $      0.50 $      0.42
Diluted net income per share (pro
forma corporate form in 1997-
1993)(4)(6)......................  $        0.15 $        0.13 $      0.82 $      0.69 $      0.59 $      0.48 $      0.40
Cash distributions per share to
shareholders.....................  $        0.12 $        0.11 $      0.47 $      0.44 $      0.42 $      0.41 $      0.40
Partnership Information: (4)
Income before income taxes.......                $      48,627 $    274279 $    252397 $    177607 $    142638 $    117893
Provision for income taxes.......                        1,767      10,203       7,257       5,580       2,755       2,146
One time tax benefit relating to change          -------------------------------------------------------------------------
in tax status(5).................                           -- $    65,000          --          --          --          --
Net income.......................                -------------------------------------------------------------------------
                                                 -------------------------------------------------------------------------

Other Data:

EBITDA(7)........................  $      94,445 $      77,419 $   443,788 $   369,701 $   279,450 $   228,389 $   200,332
Net cash provided from operations         12,585        30,428     371,889     341,386     297,425     253,863     169,103
Property additions...............         23,354        12,970      46,232      42,952      44,624      32,202      33,113
Operating income margin..........           7.1%          7.2%        8.7%        8.5%        7.9%        7.2%        6.3%

Percent increase in pro forma
diluted net income per share.....          15.4%          8.3%       18.8%       16.9%       22.9%       20.0%       21.2%



                                    Three Months Ended                Year Ended December 31,
                                   ---------------------------   ---------------------------------------------------------

                                     March 31,     March 31,
                                        1998         1997          1997        1996       1995         1994        1993(2)
                                   ---------------------------   ---------------------------------------------------------
                                           (unaudited)


Operating Results:
Operating revenue................  $     981,788 $     817,136 $ 3,961,502 $ 3,458,328 $ 3,202,504 $ 2,985,207 $ 2,758,859
Cost of services rendered and products
sold.............................        794,797       657,145   3,058,160   2,681,008   2,499,700   2,356,435   2,192,684

Selling and administrative expenses----------------------------------------------------------------------------------------
Operating income.................         69,773        58,600     343,933     295,218     251,867     214,026     173,044
Non-operating expense (income):
   Interest expense(3)...........         24,095        10,392      76,447      38,298      35,855      31,543      32,483
   Interest and investment income        (3,435)       (2,567)    (14,304)    (10,183)     (7,310)     (5,389)     (5,882)

   Minority interest.............  ----------------------------------------------------------------------------------------
Income before income taxes.......         49,113        48,627     274,279     252,397     177,607     142,638     117,893

Provision for income taxes (pro forma
corporate form in 1997-1993)(4)..  ----------------------------------------------------------------------------------------

Net income (pro forma corporate form--------------------------------------------------------------------------------------
in 1997-1993)....................  ---------------------------------------------------------------------------------------
Financial Position at Period End:
Working capital..................  $      35,130 $      50,083 $    35,907 $    73,782 $    20,309 $    26,650 $    46,773
Total assets.....................      2,698,231 $   2,185,624   2,475,224   1,846,841   1,649,890   1,230,839   1,122,461
Long-term debt...................      1,379,936 $     572,863   1,247,845     482,315     411,903     386,511     384,509
Shareholders' equity (3).........        548,867       972,192     524,438     796,767     746,660     307,266     289,219

---------------------------


(1) All per share data reflect the three-for-two share splits in 1993, 1996 and 1997. For interim accounting purposes, certain costs directly associated with the generation of lawn care revenues are initially deferred and recognized as expense as the related revenues are recognized. All such costs are fully recognized within the fiscal year in which they are incurred.
(2) The Company's results in 1993 exclude a $30.2 million gain realized on the issuance of subsidiary shares. Including such gain in the Company's results for 1993, the Company had net income of $145,947,000, pro forma corporate net income of $88,263,000, pro forma basic net income per share of $0.52 and pro forma diluted net income per share of $0.51.
(3) In 1997, the Company incurred bank borrowings of approximately $91.0 million to finance the cash portion of the acquisition of Barefoot, Inc. ("Barefoot") and approximately $626 million to fund the repurchase of the 19 percent ownership interest in ServiceMaster held by Waste Management, Inc. ("WMX"). The increase in interest expense and the decrease in shareholders' equity (as well as the number of shares outstanding) in 1997 is primarily the result of such borrowings and stock repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) The Company converted from partnership to corporate form on December 26, 1997. See "The Reincorporation." Prior to the Reincorporation (as defined), the partnership was not subject to federal or state income taxes since its taxable income was allocated to the Company's shareholders. As a result of the Reincorporation, the Company is a taxable entity and is responsible for such payments. Pro forma information is presented to compare the continuing results of operations as if the Company were a taxable corporation in the periods presented. The pro forma provision for income taxes has been calculated assuming that the Company's effective tax rate was approximately 40 percent of pre-tax earnings. The Company's historical net income per share as a partnership (excluding a $30.2 million one-time gain realized in 1993) was as follows:


                                   Before One-Time Benefit                                Actual
                               -------------------------------------------  -------------------------------------------------------
                               1997     1996      1995     1994      1993      1997      1996     1995    1994     1993
                               -------------------------------------------  -------------------------------------------------------

Basic......................... $1.39    $1.16     $0.99    $0.82     $0.68    $1.73     $1.16    $0.99    $0.82    $0.68
Diluted....................... $1.33    $1.12     $0.95    $0.80     $0.67    $1.66     $1.12    $0.95    $0.80    $0.67


      In addition, with respect to the three-month period ended March 31, 1997, basic and diluted net income per share was $.22 and $.21, respectively, in partnership form.
(5) As a result of the Reincorporation, the Company recorded a deferred tax asset that represents the tax effect of the difference between the book and tax basis of the Company's assets and liabilities. This resulted in the recognition of a deferred tax asset on the balance sheet and a corresponding $65.0 million gain in the tax benefit line of the income statement. The actual economic benefit to the Company of the tax basis step-up significantly exceeds the amount of the gain and is expected to result in a reduction of annual cash tax payments exceeding $25 million per year for 15 years. See "The Reincorporation."

(6) The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. Basic earnings per share includes no dilution from options, debentures or other financial instruments and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution of convertible securities and options to purchase common stock. Basic earnings per share are calculated based on 186,597,000 shares in the three month period ended March 31, 1998, 190,629,000 shares in 1997, 216,309,000 shares in the three month period ended March 31, 1997,  211,587,000 shares in 1996, 173,588,000 shares in 1995,  170,433,000 in 1994 and  169,279,000 in 1993 while diluted earnings per share are calculated based on 192,970,000 shares in the three month period ended March 31, 1998, 199,760,000 shares in 1997, 224,429,000 shares in the three month period ended March 31, 1997, 220,286,000 shares in 1996, 182,135,000 shares in 1995, 177,928,000 in 1994 and 177,487,000 in
     1993.

(7) Represents earnings before interest expense, taxes, depreciation and amortization ("EBITDA"). EBITDA is a commonly-used supplemental measurement of a company's ability to generate cash flow. Management believes that EBITDA is another measure which demonstrates the cash-generating abilities of the Company's businesses. However, EBITDA should not be considered an alternative to net income in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions or other sources and uses of cash which are disclosed in the Consolidated Statements of Cash Flows.

                               THE REINCORPORATION

         ServiceMaster began its operations in 1947 and the shares of the parent entity in the ServiceMaster enterprise have been publicly traded since 1962. At the end of 1986, the parent entity was converted from a publicly traded corporation to a publicly traded limited partnership (the "Parent Partnership") in order to enable most of the operations of the enterprise to be conducted free of federal corporate income tax. However, a year later, in 1987, Congress adopted legislation which effectively eliminated the benefits of operating in partnership form after December 31, 1997. Accordingly, on December 26, 1997, the Company succeeded to and became substituted for the Parent Partnership as the parent entity in the ServiceMaster enterprise in a reorganization (the "Reincorporation") in which all of the outstanding limited partnership interests in the Parent Partnership were converted to shares of Common Stock of the Company on a one-for-one basis. Soon thereafter, the Parent Partnership and its immediate subsidiary (The ServiceMaster Company Limited Partnership) were merged with and into the Company and the existence of the two partnerships was thereby terminated.

         The Reincorporation transactions were not taxable events for either ServiceMaster or its shareholders. However, the Reincorporation did result in a tax benefit to the Company in the form of a step-up in the tax basis of certain of its assets. The basis step-up will be amortized against the Company's taxable income over the next 15 years and is expected to result in a reduction of annual cash tax payments exceeding $25 million per year over this period.


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This Prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the Company's plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar statements. The Company's actual results may differ materially from such statements. Factors that could cause or contribute to such differences are set forth below as well as those factors discussed elsewhere in this Prospectus and in the documents incorporated herein by reference. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

         Seasonality and Impact of Weather Conditions. The Company's lawn care and pest control businesses are highly seasonal in nature, with a significant portion of their net revenues occurring in the spring and summer months of each year. Adverse weather conditions could have a negative impact on the demand for the Company's lawn care and pest control services.

         Increased Competition. The service industries in which the Company operates are highly competitive with limited barriers to entry. The entry of new competitors into one or more of the markets served by the Company could impact the demand for the Company's services as well as impose additional pricing pressures.

         Labor Shortages. Most of the services provided by the Company are highly labor intensive. In the event of a labor shortage, the Company may experience difficulty in delivering its services in a high-quality manner and may be forced to increase wages in order to attract a sufficient number of employees, which could result in higher operating costs for the Company.

         Continued Consolidation of the U.S. Hospital Market. In recent years, there has been an ongoing consolidation of hospitals in the health care market. This continued consolidation could adversely impact the level of demand for the Company's health care management services and the prices which the Company can charge for such services.

         Ability to Continue Acquisition Strategy. The Company plans to continue to pursue opportunities to expand through acquisitions. The Company's ability to continue to make acquisitions at reasonable prices and to integrate the acquired businesses are important factors in the Company's future growth.

                      SECURITIES COVERED BY THIS PROSPECTUS

         This Prospectus covers shares of Common Stock that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses, properties or securities. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock offered by this Prospectus, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business, properties or securities being acquired or of their owners, or a combination thereof.

         It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at or about the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder fees and certain other fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the 1933 Act, and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

         The Company may from time to time, in an effort to maintain an orderly market in the Common Stock or for other reasons, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemption from registration requirements of the 1933 Act, including the requirements under Rule 144 or Rule 145(d), and certain persons party to such agreements may not otherwise be subject to such 1933 Act requirements. The Company anticipates that, in general, such negotiated agreements will be of limited duration and will permit the recipients of Common Stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

         With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company Common Stock covered by this Prospectus and who may wish to sell such stock under circumstances requiring or making desirable its use. This Prospectus may also be used, with the Company's consent, by pledgees, donees or assignees of such persons. The Company's consent to any such use may be conditioned upon the agreement by such persons not to offer more than a specified number of shares following supplements or amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.

         Sales by means of this Prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market or on a securities exchange (which may involve block transactions), at prices reasonably related to market prices at or about the time of sale or at negotiated prices.
Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the 1933 Act. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the 1933 Act may be deemed underwriting compensation under the 1933 Act.

         Stockholders may also offer shares of stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the 1933 Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the 1933 Act. Stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

                             SELECTED FINANCIAL DATA
           (In thousands, except for per share and percentage data)(1)

         The following table sets forth consolidated financial information of the Company as of and for each of the periods indicated. The selected financial data for each of the years in the five-year period ended December 31, 1997 are derived from the consolidated financial statements of ServiceMaster, which statements have been audited by Arthur Andersen LLP, independent public accountants for ServiceMaster. The financial information for the three months ended March 31, 1997 and March 31, 1998 are derived from unaudited consolidated financial statements and the accounting records of the Company, and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this Prospectus.


                                    Three Months Ended                Year Ended December 31,
                                   ---------------------------   ---------------------------------------------------------

                                     March 31,     March 31,
                                        1998         1997          1997        1996       1995         1994        1993(2)
                                   ---------------------------   ---------------------------------------------------------
                                           (unaudited)


Operating Results:

Operating revenue................  $     981,788 $     817,136 $ 3,961,502 $ 3,458,328 $ 3,202,504 $ 2,985,207 $ 2,758,859
Cost of services rendered and products
sold.............................        794,797       657,145   3,058,160   2,681,008   2,499,700   2,356,435   2,192,684
                                  s
Selling and administrative expense ----------------------------------------------------------------------------------------
Operating income.................         69,773        58,600     343,933     295,218     251,867     214,026     173,044
Non-operating expense (income):
   Interest expense(3)...........         24,095        10,392      76,447      38,298      35,855      31,543      32,483
   Interest and investment income        (3,435)       (2,567)    (14,304)    (10,183)     (7,310)     (5,389)     (5,882)

   Minority interest.............  ---------------------------------------------------------------------------------------
Income before income taxes.......         49,113        48,627     274,279     252,397     177,607     142,638     117,893

Provision for income taxes (pro forma     19,843        19,645     110,809     101,968      71,753      57,626      47,629
corporate form in 1997-1993)(4)..  ---------------------------------------------------------------------------------------

Net income (pro forma corporate form      29,270        28,982     163,470     150,429     105,854      85,012      79,264
in 1997-1993)....................  ---------------------------------------------------------------------------------------
                                   ---------------------------------------------------------------------------------------
Basic net income per share (pro forma
corporate form in 1997-1993)(4)(6) $        0.16 $        0.13 $      0.86 $      0.71 $      0.61 $      0.50 $      0.42
Diluted net income per share (pro
forma corporate form in 1997-
1993)(4)(6)......................  $        0.15 $        0.13 $      0.82 $      0.69 $      0.59 $      0.48 $      0.40
Cash distributions per share to
shareholders.....................  $        0.12 $        0.11 $      0.47 $      0.44 $      0.42 $      0.41 $      0.40
Partnership Information: (4)
Income before income taxes.......                $      48,627 $    274279 $    252397 $    177607 $    142638 $    117893
Provision for income taxes.......                        1,767      10,203       7,257       5,580       2,755       2,146
One time tax benefit relating to change          -------------------------------------------------------------------------
in tax status(5).................                           -- $    65,000          --          --          --          --
Net income.......................
                                                 --------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------

Other Data:
EBITDA(7)........................  $      94,445 $      77,419 $   443,788 $   369,701 $   279,450 $   228,389 $   200,332
Net cash provided from operations         12,585        30,428     371,889     341,386     297,425     253,863     169,103
Property additions...............         23,354        12,970      46,232      42,952      44,624      32,202      33,113
Operating income margin..........           7.1%          7.2%        8.7%        8.5%        7.9%        7.2%        6.3%

Percent increase in pro forma
diluted net income per share.....          15.4%          8.3%       18.8%       16.9%       22.9%       20.0%       21.2%





                                    Three Months Ended                Year Ended December 31,
                                   ---------------------------   ---------------------------------------------------------

                                     March 31,     March 31,
                                        1998         1997          1997        1996       1995         1994        1993(2)
                                   ---------------------------   ---------------------------------------------------------
                                           (unaudited)

Operating Results:
Operating revenue................  $     981,788 $     817,136 $ 3,961,502 $ 3,458,328 $ 3,202,504 $ 2,985,207 $ 2,758,859
Cost of services rendered and products
sold.............................        794,797       657,145   3,058,160   2,681,008   2,499,700   2,356,435   2,192,684

Selling and administrative expenses---------------------------------------------------------------------------------------
Operating income.................         69,773        58,600     343,933     295,218     251,867     214,026     173,044
Non-operating expense (income):
   Interest expense(3)...........         24,095        10,392      76,447      38,298      35,855      31,543      32,483
   Interest and investment income        (3,435)       (2,567)    (14,304)    (10,183)     (7,310)     (5,389)     (5,882)

   Minority interest.............  ----------------------------------------------------------------------------------------
Income before income taxes.......         49,113        48,627     274,279     252,397     177,607     142,638     117,893

Provision for income taxes (pro forma
corporate form in 1997-1993)(4)..  ----------------------------------------------------------------------------------------

Net income (pro forma corporate form---------------------------------------------------------------------------------------
in 1997-1993)....................  ----------------------------------------------------------------------------------------
Financial Position at Period End:
Working capital..................  $      35,130 $      50,083 $    35,907 $    73,782 $    20,309 $    26,650 $    46,773
Total assets.....................      2,698,231 $   2,185,624   2,475,224   1,846,841   1,649,890   1,230,839   1,122,461
Long-term debt...................      1,379,936 $     572,863   1,247,845     482,315     411,903     386,511     384,509
Shareholders' equity (3).........        548,867       972,192     524,438     796,767     746,660     307,266     289,219


---------------------------


(1) All per share data reflect the three-for-two share splits in 1993, 1996 and 1997. For interim accounting purposes, certain costs directly associated with the generation of lawn care revenues are initially deferred and recognized as expense as the related revenues are recognized. All such costs are fully recognized within the fiscal year in which they are incurred.
(2) The Company's results in 1993 exclude a $30.2 million gain realized on the issuance of subsidiary shares. Including such gain in the Company's results for 1993, the Company had net income of $145,947,000, pro forma corporate net income of $88,263,000, pro forma basic net income per share of $0.52 and pro forma diluted net income per share of $0.51.
(3) In 1997, the Company incurred bank borrowings of approximately $91.0 million to finance the cash portion of the acquisition of Barefoot, Inc ("Barefoot") and approximately $626 million to fund the repurchase of the 19 percent ownership interest in ServiceMaster held by Waste Management, Inc. ("WMX"). The increase in interest expense and the decrease in shareholders' equity (as well as the number of shares outstanding) in 1997 is primarily the result of such borrowings and stock repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) The Company converted from partnership to corporate form on December 26, 1997. See "The Reincorporation." Prior to the Reincorporation (as defined), the partnership was not subject to federal or state income taxes since its taxable income was allocated to the Company's shareholders. As a result of the Reincorporation, the Company is a taxable entity and is responsible for such payments. Pro forma information is presented to compare the continuing results of operations as if the Company were a taxable corporation in the periods presented. The pro forma provision for income taxes has been calculated assuming that the Company's effective tax rate was approximately 40 percent of pre-tax earnings. The Company's historical net income per share as a partnership (excluding a $30.2 million one-time gain realized in 1993) was as follows:



                                   Before One-Time Benefit                                Actual
                               -------------------------------------------  -------------------------------------------------------
                               1997     1996      1995     1994      1993      1997      1996     1995    1994     1993
                               -------------------------------------------  -------------------------------------------------------

Basic......................... $1.39    $1.16     $0.99    $0.82     $0.68    $1.73     $1.16    $0.99    $0.82    $0.68
Diluted....................... $1.33    $1.12     $0.95    $0.80     $0.67    $1.66     $1.12    $0.95    $0.80    $0.67


      In addition, with respect to the three-month period ended March 31, 1997, basic and diluted net income per share was $.22 and $.21, respectively in partnership form.
(5) As a result of the Reincorporation, the Company recorded a deferred tax asset that represents the tax effect of the difference between the book and tax basis of the Company's assets and liabilities. This resulted in the recognition of a deferred tax asset on the balance sheet and a corresponding $65.0 million gain in the tax benefit line of the income statement. The actual economic benefit to the Company of the tax basis step-up significantly exceeds the amount of the gain and is expected to result in a reduction of annual cash tax payments exceeding $25 million per year for 15 years. See "The Reincorporation."

(6) The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. Basic earnings per share includes no dilution from options, debentures or other financial instruments and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding. Diluted earnings per share reflects the potential dilution of convertible securities and options to purchase common stock. Basic earnings per share are calculated based on 186,597,000 shares in the three month period ended March 31, 1998, 190,629,000 shares in 1997, 216,309,000 shares in the three month period ended March 31, 1997,  211,587,000 shares in 1996, 173,588,000 shares in 1995,  170,433,000 in 1994 and  169,279,000 in 1993 while diluted earnings per share are calculated based on 192,970,000 shares in the three month period ended March 31, 1998, 199,760,000 shares in 1997, 224,429,000 shares in the three month period ended March 31, 1997, 220,286,000 shares in 1996, 182,135,000 shares in 1995, 177,928,000 in 1994 and 177,487,000 in
     1993.

(7) Represents earnings before interest expense, taxes, depreciation and amortization ("EBITDA"). EBITDA is a commonly-used supplemental measurement of a company's ability to generate cash flow. Management believes that EBITDA is another measure which demonstrates the cash-generating abilities of the company's businesses. However, EBITDA should not be considered an alternative to net income in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions or other sources and uses of cash which are disclosed in the Consolidated Statements of Cash Flows.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


First Quarter 1998 Compared to First Quarter 1997

         Revenues increased 20 percent over the first quarter of 1997 to $982 million through a combination of acquisitions and solid growth from base operations. Approximately half of the growth resulted from the formation of
ServiceMaster Employer Services through an acquisition of a professional employer organization in August of 1997. This service line has a significant impact on revenues and margins, because the entire payroll of the employees for whom services are provided is recognized both as revenue and operating cost. As a result, the margins are low in this business and reduce the Company's consolidated operating income margin. Operating income increased 19 percent to $69.8 million while margins decreased to 7.1 percent of revenue from 7.2 percent in 1997. Operating margins excluding ServiceMaster Employer Services increased to 7.8 percent of revenue, reflecting improved operating efficiencies and the continued growth of the higher margin businesses. Corporate earnings per share in the first quarter were $.15 compared to pro forma corporate earnings per share of $.13 last year, an increase of 15 percent. Pro forma information presents the results of operations as if the Company had been a taxable corporation in both periods. On this same basis, net income grew one percent, from $29.0 million to $29.3 million. Net income growth was affected heavily by higher interest expense, resulting primarily from the transaction with WMX in which the Company repurchased WMX's 19 percent ownership interest in ServiceMaster (40.7 million shares) for $626 million on April 1, 1997. Earnings per share grew at a faster rate than net income because the transaction reduced shares outstanding significantly.

         The ServiceMaster Consumer Services business unit achieved strong double digit increases in revenues and profits. Strong growth in all five operating companies and the addition of Rescue Rooter, an acquisition in the plumbing business, contributed to an overall 21 percent increase in segment revenues. TruGreen-ChemLawn operations started the year with excellent revenue growth and improved margins. Impressive revenue increases across service lines reflected customer count increases and favorable weather conditions. Another important development was the entry into the commercial landscape business through acquisitions of four regional companies during the quarter, which broadened the presence in the commercial sector of the market. Terminix achieved strong increases in revenues and profits and significantly improved margins reflecting favorable weather conditions and strong growth in higher margin renewal business. American Home Shield had very strong increases in both revenues and profits with double digit increases in real estate and direct-to-consumer sales as well as strong renewal growth. The franchise operations, Residential/Commercial and Merry Maids, achieved strong growth with encouraging results in our company-owned businesses.

         The ServiceMaster Management Services business unit reported a modest increase in revenue with profits below last year. The Healthcare Services market achieved revenue growth although profits were lower, reflecting investments in the business and continued competitive pressures in the acute care sector of the market. Profits in the Education Management Services market increased reflecting improved margins from base business as well as the favorable effect of the elimination of costs incurred last year related to unwinding a large contract. The Business & Industry group reported modest growth in revenue and profits comparable to last year.

         Cost of services rendered and products sold increased 21 percent due primarily to the addition of ServiceMaster Employer Services, as well as general business growth. Cost of services increased as a percentage of revenue to 81.0 percent from 80.4 percent in 1997. Excluding ServiceMaster Employer Services, cost of services increased only 9 percent and decreased as a percentage of revenue to 79.6 percent. This decrease primarily reflects the changing mix of the business as ServiceMaster Consumer Services increases in size in relationship to the overall business of the Company as well as productivity improvements and the successful integration of acquisitions at ServiceMaster Consumer Services. The ServiceMaster Consumer Services businesses generally operate at higher gross margin levels than the rest of the business but also incur somewhat higher selling and administrative expenses as a percentage of revenues.

         Selling and administrative expenses increased 16 percent due to general business growth and acquisitions, and decreased as a percentage of revenue to 11.9% in 1998 from 12.4% in 1997. This decrease as a percentage of revenue is primarily attributable to the addition of ServiceMaster Employer Services and efficiency gains at ServiceMaster Consumer Services, offset in part by the changing business mix of the Company noted above.

         Interest expense increased over the prior year primarily due to increased debt levels associated with the repurchase of ServiceMaster shares from WMX and acquisitions. Interest and investment income increased due to gains on sale of marketable securities at American Home Shield in 1998.

1997 Compared with 1996

         Revenues increased 15 percent to $4 billion reflecting the effect of acquisitions and growth from base operations. Operating income increased 17 percent to $344 million, while margins increased to 8.7 percent of revenue from
8.5 percent in 1996, reflecting the continued strong growth of higher margin businesses, productivity improvements and the integration of the acquired operations of Barefoot. These improvements were offset in part by the impact of Certified Systems, Inc. ("CSI"), the newly acquired professional employer organization, which has significantly lower margins than the rest of the Company's businesses. Operating income margins would have improved 50 basis points excluding this acquisition.

         Pro forma information is presented which compares the continuing results of operations as if the Company had been a taxable corporation in all years. On this basis, net income grew 9 percent to $163 million. Basic earnings per share increased 21 percent to $0.86 and diluted earnings per share were up 19 percent to $0.82. Earnings per share grew at a higher rate than net income due to the transaction with WMX in which the Company repurchased WMX's 19 percent ownership interest in ServiceMaster (40.7 million shares repurchased at approximately $15.38 per share) for $626 million on April 1, 1997. This transaction served to increase interest expense significantly and reduce shares outstanding.

         Historical net income was $329 million including a one-time tax gain of $65 million realized upon the Reincorporation. The resulting historical basic and diluted earnings per share were $1.73 and $1.66, respectively. Partnership net income excluding this gain increased 8 percent to $264 million. On this basis, basic and diluted earnings per share were $1.39 and $1.33, increases of 20 percent and 19 percent, respectively.

         ServiceMaster Consumer Services achieved a 14 percent increase in revenue and a 21 percent increase in pro forma net income reflecting the successful integration of the Barefoot business (which was acquired in February
1997) combined with good growth from base operations and other acquisitions. The TruGreen-ChemLawn operations achieved strong double-digit growth in revenue and profits reflecting the Barefoot acquisition, increases in the customer base, improved branch efficiencies, strong sales of ancillary services and favorable weather conditions throughout most of the year. Terminix achieved solid growth in revenue and profits for the year. Strong growth in renewals and productivity improvements offset the effects of adverse weather conditions on termite operations and increased termite remediation costs. American Home Shield achieved very strong double-digit increases in both revenue and profits, with excellent increases in contract renewals and direct-to-consumer sales. This is consistent with an overall strategy to expand channels of distribution in this business which have historically been concentrated in the residential resale market. ServiceMaster Residential/Commercial and Merry Maids reported modest profit growth and solid revenue growth for the year, reflecting the conversion of certain franchises and distributors to company- owned operations.

         ServiceMaster Management Services, which includes Diversified Health Services ("DHS"), achieved 7 percent growth in revenue reflecting the Premier Manufacturing Support Services ("Premier") acquisition made last year and, to a lesser degree, growth in the base business. The base business growth resulted from improvements in Healthcare Services (which includes DHS) and Business & Industry group, offset by reductions in Education Management Services. Pro forma net income was flat compared to the prior year. Despite continuing competitive pressures and industry consolidation in the acute care market, the Company achieved solid revenue increases and improved customer retention in the Healthcare market. Reported profits in this market were comparable to the prior year. Within the acute care sector, good growth was realized from sales of the Integrated Service product which provides comprehensive service solutions to clients. The Company achieved significant revenue and profit increases in the Business & Industry market, largely as a result of the successful integration of the Premier acquisition and modest growth in the base business. In the Education market, revenue and profits declined due to the discontinuation of certain large accounts and margin pressures in certain accounts.

         Revenue in the Company's New Business Development and Parent segment (which includes ServiceMaster Employer Services) increased significantly, reflecting the August 1997 acquisition of CSI, which added approximately $155 million in revenue and minimal profits after acquisition related costs. CSI is a professional employer organization that provides clients with administrative processing of payroll, workers' compensation insurance, health insurance, unemployment insurance, and other employee benefit plans. Pro forma net income reflects the additional interest expense incurred relating to the WMX share repurchase.

         On a consolidated basis, cost of services rendered and products sold increased 14 percent and decreased slightly as a percentage of revenue to 77.2 percent in 1997 from 77.5 percent in 1996. This reflects the changing mix of the enterprise as ServiceMaster Consumer Services increased in size relative to the overall business of the Company. ServiceMaster Consumer Services operates at a higher gross profit margin than ServiceMaster Management Services, but incurs relatively higher levels of selling and administrative costs. However, much of this reduction in cost of goods sold was offset by the acquisition of CSI which operates at significantly lower gross margins than the Company's other businesses. Without CSI, cost of goods sold would have been 76.5 percent of revenue in 1997.

         Consolidated selling and administrative expenses increased 16 percent over the prior year, and as a percentage of revenue, increased from 13.9 percent in 1996 to 14.1 percent in 1997, reflecting the changing business mix of the Company described above.

         Interest expense increased over the prior year primarily due to increased debt levels associated with the repurchase of shares previously held by WMX and acquisitions. Interest and investment income increased over the prior year levels due to growth in, and strong returns from, the investment portfolio at American Home Shield as well as a gain associated with the sale of an interest in an international joint venture. Minority interest expense decreased due to the repurchase of minority ownership interests in subsidiary entities.

         Most operations conducted by the Company and its subsidiary partnerships have been exempt from federal corporate income tax since 1986. However, beginning in 1998, the Internal Revenue Code would have imposed federal corporate tax on the Company's operations even if the Company remained in partnership form. In anticipation of this change in tax status, ServiceMaster shareholders approved a reincorporating merger which was completed on December 26, 1997, and the Company converted from partnership to corporate form. See "The Reincorporation". As a result of the Reincorporation, the Company recognized a step-up in the tax basis of its assets, which will be amortized against taxable income in future years. Simultaneously, the Company recorded a book gain representing the tax effect of the difference between the tax and book basis of the Company's assets and liabilities. The actual value to the Company of the tax basis step-up significantly exceeds the amount of the deferred tax asset. The Company believes that the step-up will result in a reduction in its annual cash tax payments in excess of $25 million per year over the ensuing 15 years.

1996 Compared with 1995

         Revenue increased 8 percent to $3.5 billion primarily due to internal growth, with the effects of acquisition activity at both ServiceMaster Consumer Services and ServiceMaster Management Services offsetting the disposition of the Education Food Service line in early 1995. Operating income increased 17 percent to $295 million, while margins increased to 8.5 percent of revenue from 7.9 percent in 1995, reflecting the combined effects of the continued rapid growth of our higher margin business units and the favorable effects of overhead leveraging throughout the enterprise. Both net income and earnings per share reflect the December 1995 acquisition of WMX's minority ownership interest in ServiceMaster Consumer Services, which reduced minority interest expense and increased the number of shares outstanding by approximately 41 million (on a post-split basis). Pro forma net income, restated as if the Company were a taxpaying corporation, was $150 million, a 42 percent increase over the comparable 1995 level with pro forma basic earnings per share at $0.71, a 16 percent increase and pro forma diluted earnings per share at $0.69, a 17 percent increase. Historical Partnership net income was $245 million, up 43 percent from the prior year while historical basic earnings per share were $1.16, an increase of 17 percent and historical diluted earnings per share were $1.12, an 18 percent increase.

         ServiceMaster Consumer Services achieved a 13 percent increase in revenue and pro forma net income growth of 23 percent. TruGreen-ChemLawn operations had strong growth in revenue and profits despite unfavorable weather conditions throughout the year. Continued strong growth in residential services and strong commercial sales, combined with the favorable effects of new service initiatives, such as interior plantscaping and home fertilizer delivery, helped offset the weather-related adversities. Terminix achieved solid growth in revenue as a result of increases in pest control sales and termite completions. Profits also increased but at a less rapid pace due to changes in the sales mix and higher production costs. American Home Shield achieved very strong increases in warranty contracts written, earned revenue and profits. These increases were primarily the result of strong internal growth, small acquisitions and continued increases in contract renewals. The ServiceMaster Residential/Commercial operations continued to achieve growth in revenue and profits, reflecting the continued repurchase of distributors, as well as steady internal growth which offset a decline in large disaster recovery projects. The Merry Maids business achieved solid increases in revenue and profits as a result of strong growth from existing franchises, as well as the expansion of company-owned branch operations.

         ServiceMaster Management Services, including DHS, achieved 18 percent overall growth in pro forma net income for the year, reflecting significant transaction-related fees and gains, strong cost controls and improved customer retention, as well as the elimination of losses incurred in 1995 from the discontinued Education Food Service business. Revenue for the traditional businesses grew three percent over the prior year as improvements in Education and Business & Industry were offset by slight reductions in Healthcare Services. Revenue generated from the fourth quarter acquisition of Premier offset the effect of the disposition of Education Food Service in February 1995. The traditional Healthcare business, which primarily serves the acute care sector of the health care market, recorded profits that were consistent with the prior year level. Strong cost controls and efficiency gains offset a slight decline in revenue, reflecting continuing competitive pressures and industry consolidations. DHS continued to achieve excellent growth in revenues and profits, reflecting strong growth in management services, improvements in the rehabilitation operations which were started in 1995, and a significant increase in transaction-related fees and gains. The Education market experienced solid revenue growth with an improved customer retention rate. Profits decreased as a result of lower margins on a higher mix of large school district contracts. The Business & Industry unit achieved double-digit increases in both revenue and profits, with a substantial increase in services to the aviation industry.

         Revenue in the Company's New Business Development and Parent segment decreased, reflecting the 1995 sale of a small business investment. Profits were improved reflecting the purchase of the WMX minority ownership interest in ServiceMaster Consumer Services in exchange for ServiceMaster shares.

         On a consolidated basis, cost of services rendered and products sold increased 7 percent but continued to decline as a percentage of revenue to 77.5 percent in 1996 from 78.1 percent in 1995. This decrease as a percentage of revenue reflects the changing mix of the business as ServiceMaster Consumer Services increases in size in relation to the overall business of the Company. ServiceMaster Consumer Services operates at a higher gross profit margin than ServiceMaster Management Services, but incurs relatively higher levels of selling and administrative costs.

         Consolidated selling and administrative expenses increased 7 percent over the prior year, but as a percentage of revenue, decreased from 14.1 percent in 1995 to 13.9 percent in 1996, reflecting good cost controls and improved efficiencies.

         Overall   operating  income  margins  continue  to  reflect   effective
leveraging and rapid growth in higher margin businesses, improving to 8.5 percent of revenues compared to 7.9 percent in 1995.

         Interest income increased over prior year levels due to growth in the investment portfolio at American Home Shield, as well as gains realized on several sales of marketable securities during the year. Interest expense increased over the prior year, reflecting increased borrowings relating to acquisitions and treasury share purchases. The decrease in minority interest expense primarily reflects the purchase from WMX of the minority interest in ServiceMaster Consumer Services in December 1995.

Fiscal Year End 1997 Financial Position

         The Company continued to exhibit its excellent cash generating ability, with cash flows from operations increasing 9 percent to $372 million and free operating cash flows (defined as cash flows from operations less property additions) increasing 9 percent to $326 million. The Company's free operating cash flows represent the cash available for enhancing shareholder value (e.g., acquisitions, dividends and share repurchases) after financing the growth of existing business units. Cash flows from the operating segments grew at strong double digit rates and were partially offset by increased interest expense relating to the WMX transaction. The Company's free operating cash flows have consistently exceeded recurring net income as a result of relatively low working capital and fixed asset requirements, combined with the effects of noncash charges for depreciation and amortization.

         Cash and marketable securities totaled approximately $124 million at December 31, 1997. Debt levels increased despite strong operating cash flows due to the repurchase of WMX's 19 percent ownership interest in the Company for $626 million and acquisitions. The Company is a party to a number of long- term debt agreements which require it to comply with certain financial covenants, including limitations on indebtedness, restricted payments, fixed charge coverage ratios and net worth. The Company is in compliance with the covenants related to these debt agreements. Management believes that funds generated from operations and other existing financial resources will continue to be adequate to satisfy the ongoing operating needs of the Company. In addition, the Company had $450 million of unused commitment on its revolving bank facility at December 31, 1997.

         On February 24, 1997, the Company completed the acquisition of Barefoot, the second largest professional residential lawn care service company in the United States. The aggregate value of this transaction was approximately $237 million with the payment consisting of $146 million of shares and the remainder in cash.

         On August 11, 1997, the Company acquired CSI, one of the nation's ten largest PEOs. CSI provides clients with administrative processing of payroll, workers' compensation insurance, health insurance, unemployment insurance and other employee benefit plans.

         Subsequent to year-end, ServiceMaster acquired Rescue Industries, Inc., which operates under the trade name Rescue Rooter. Rescue Rooter is one of the largest companies in America specializing in plumbing and drain cleaning services.

         On April 1, 1997, ServiceMaster repurchased the entire 19 percent ownership interest that WMX had held in the Company for approximately $626 million. WMX had owned 40.7 million restricted shares of ServiceMaster and also had an option to purchase an additional 2.8 million shares which was canceled as part of the transaction. This transaction was immediately additive to earnings per share and provided significant, incremental tax benefits to the Company.

         In April 1997, the Company also entered into a committed $1 billion multi-currency revolving credit agreement, which includes a five-year revolving credit facility of $750 million and a 364-day revolving credit facility of $250 million with a one-year term loan option (two-year total term). The one-year term loan option was not exercised and the $250 million 364-day revolving credit facility expired on March 31, 1998.

         On July 28, 1997, ServiceMaster filed a Form S-3 shelf registration statement with the Commission providing for the sale of up to $950 million in either unsecured senior debt securities or equity interests. On August 14, 1997, the Company completed a $300 million dual-tranche debt offering consisting of $100 million principal amount of 6.95 percent notes due August 15, 2007 and $200 million principal amount of 7.45 percent notes due August 15, 2027. On March 2, 1998, the Company completed a $300 million dual-tranche offering of unsecured senior notes consisting of $150 million principal amount of 7.10 percent notes due March 1, 2018 and $150 million principal amount of 7.25 percent notes due
March 1, 2038. The net proceeds of these offerings were used to refinance borrowings under bank credit facilities, thereby reducing the Company's exposure to short-term interest rate fluctuations.

         Because certain computer programs use two digits rather than four to define the applicable year, many systems may not function properly beyond the year 1999. In addition, certain systems are unable to recognize the year 2000 as a leap year. The Company has conducted a review of its computer systems to identify those that could be affected by the year 2000 problem, and has determined that it will be required to replace or remediate many of its systems to facilitate their continuing reliable operation. The Company currently believes that expenses directly related to this effort are not expected to have a material impact on the results of its operations.

         Although the Company believes that critical remediation efforts will be completed prior to the year 2000, the untimely completion of these efforts could, in certain circumstances, have a material adverse effect on the operations of the Company. In addition, the Company is in the process of establishing whether the external parties and systems with which the Company interacts and external systems for which the Company has certain maintenance responsibilities are in compliance and whether non-compliance could have a material adverse impact on the Company.

         Accounts receivable and inventories increased reflecting general business growth and the acquisition of Barefoot. The increases in prepaid expenses and other assets resulted from the strong growth at American Home Shield, where initial direct contract costs are capitalized and expensed over the life of the service contract, and the recording of deferred tax assets related to the conversion to corporate form. Intangible assets have grown primarily due to the acquisition of Barefoot, CSI, and other smaller companies. Property and equipment increased primarily due to acquisitions and general business growth. The Company does not have any material capital commitments at this time. Notes receivable and other long-term assets increased due to the deferred tax assets discussed above.

         Accounts payable and other accrued liabilities increased due to general business growth and the effects of acquisitions. Deferred revenue increased primarily as a result of strong growth in warranty contracts written at American Home Shield and an increase in customer prepayments at TruGreen- ChemLawn.

         At the end of 1997, there were no minority ownership interests in subsidiary entities, and the interests of the General Partners in the two parent partnership entities were eliminated upon the Reincorporation.

         Total shareholders' equity decreased to $524 million in 1997 from $797 million at December 31, 1996, reflecting the repurchase of shares previously owned by WMX and other treasury share repurchases and cash distributions. This reduction was partially offset by strong growth in earnings, shares issued to acquire Barefoot, and the gain recorded related to establishing the deferred tax assets created upon the Reincorporation. The Company continues to repurchase shares in the open market or in privately negotiated transactions pursuant to the authorization previously granted by the Board of Directors. As of December 31, 1997, there was $39 million of authorization remaining.

         At year end, the aggregate market value of the Company's outstanding shares exceeded $5 billion. An investor who held shares for the entire year realized a total return on investment of 71 percent in 1997 (assuming reinvestment of all dividends), exceeding market averages. ServiceMaster shareholders have also experienced compounded annual total returns (assuming reinvestment of all cash distributions) exceeding 33 percent over the last five years, 26 percent over the last 10 years and 24 percent over the last 20 years.

         Cash distributions paid directly to shareholders totaled $89 million, or $0.46 2/3 per share, a 6 percent per share increase over the prior year. The total amount of cash distributions, including payments made to the shareholders' trust described below, increased 6 percent to approximately $156 million.

         In 1993, ServiceMaster established a trust for the benefit of Parent Partnership shareholders. Each year, the trust was allocated the portion of the Parent Partnership's taxable income which exceeded the level of direct cash distributions, thereby reducing the taxable income of the shareholders. The trust received cash payments from the Parent Partnership in amounts sufficient to pay its income tax obligations on this allocated taxable income. Cash distributions made to the trust totaled $65 million in 1997 and $50 million in 1996. The trust was terminated upon the Reincorporation and has no residual resources or obligations except for its final income tax payment.

         The return to corporate form is not expected to impact the enterprise's future liquidity or capital resources materially. As a corporation, the Company is responsible for the payment of corporate federal and state income taxes. Nonetheless, the increased cash requirements related to corporate income taxes will be significantly offset by the elimination of cash payments to the Partnership's shareholder trust and the annual cash benefit resulting from the step-up in tax basis in the enterprise's assets realized upon the Reincorporation. In addition, management expects that the

Company will not be required to pay federal income taxes resulting from its 1998 earnings until March of 1999. At that time, the Company will be responsible for its 1998 obligation and will begin making estimated payments for its 1999 obligations.

         The following table presents net income before interest expense, taxes, depreciation and amortization. EBITDA is a commonly-used supplemental measurement of a company's ability to generate cash flow used by many of ServiceMaster's investors and lenders. Many of the Company's existing long- term debt arrangements require it to maintain specified levels of EBITDA. Management believes that EBITDA is another measure which demonstrates the cash-generating abilities of the Company's businesses.


                                                                 Year Ended December 31,
                                                  ------------------------------------------------------------------------
                                                         1997           1996          1995           1994          1993(1)
(In thousands, except percentage data)            ------------------------------------------------------------------------
Net income....................................... $      329,076 $      245,140 $     172,019  $     139,883 $     115,747
Depreciation.....................................         45,392         41,658        38,332         32,885        29,674
Amortization.....................................         47,670         37,348        27,656         21,323        20,282
                                                         (65,000)            --            --             --            --
Tax benefit relating to change in tax status..... ------------------------------------------------------------------------
Cash income......................................        357,138        324,146       238,007        194,091       165,703
Interest expense.................................         76,447         38,298        35,855         31,543        32,483

Tax provision (while organized as a partnership).         10,203          7,257         5,588          2,755         2,146
                                                  ------------------------------------------------------------------------

EBITDA...........................................        443,788        369,701       279,450        228,389       200,332
                                                  ------------------------------------------------------------------------
Growth over prior period.........................            20%            32%           22%            14%           15%

---------------------------


(1) The Company's results in 1993 exclude a $30.2 million gain realized on the issuance of subsidiary shares. Including such gain in the Company's results in 1993, the Company had net income of $145,947.

         EBITDA should not be considered an alternative to net income in measuring the Company's performance, or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions or other sources and uses of cash which are disclosed in the Consolidated Statements of Cash Flows.

1998 First Quarter Financial Position Update

         Net cash provided from operations of $13 million was below the first quarter level in 1997. The decrease primarily reflects the timing of interest payments relating to the public debt issued in August of 1997, the acceleration of prepayment collections at TruGreen-ChemLawn into the fourth quarter of 1997 and the current year funding of seasonal investments for the acquired lawn care operations. Due to the seasonality of the lawn care and pest control operating cycles, the Company's working capital needs are the highest during the first quarter. Management believes that funds generated from operations and other existing resources will continue to be adequate to satisfy ongoing working capital needs of the Company.

         Federal taxes on the Company's earnings, while accrued in the consolidated income statement, will not have to be paid until the first quarter of 1999. At that time, the Company will be responsible for its 1998 obligation and will begin making estimated tax payments for 1999 as well.

         Accounts and notes receivable grew over year end levels reflecting general business growth, increased seasonal activity in the ServiceMaster Consumer Services segment, and acquisitions. Inventories also increased over year end levels as a result of normal seasonal build-ups in the pest control and lawn care businesses. Prepaids and other assets have increased from year end because of seasonality in the lawn care business. The lawn care operation defers certain marketing costs that are incurred during the first quarter but are directly associated with revenues realized in subsequent quarters of the current year. These costs are then amortized over the balance of the current lawn care production season, as the related revenues are recognized. Deferred revenues also grew significantly, reflecting strong growth and increases in customer prepayments for lawn care services as well as increased volume of warranty contracts written at American Home Shield.

         Property and equipment increased due to general business growth and acquisitions. Capital expenditures grew primarily due to investments in predictive dialers at TruGreen-ChemLawn and computer system upgrades throughout the organization. The Company has no material capital commitments at this time. Intangible assets increased from year end primarily reflecting the effect of the acquisitions, which included Rescue Rooter (a plumbing business), commercial landscape companies and other smaller ServiceMaster Consumer Services companies. Accrued liabilities increased from year end reflecting seasonal activity at ServiceMaster Consumer Services. Debt levels increased due to the seasonal nature of the Company's operating cash flows, combined with the effects of acquisitions, property additions and share repurchases.

         Total shareholders' equity increased to $549 million in 1998 from $524 million at December 31, 1997 reflecting earnings growth, as well as the shares issued for acquisitions, partially offset by distributions and treasury share repurchases. The Company continues to repurchase shares in the open market or in privately negotiated transactions pursuant to the authorization previously granted by the Board of Directors. Cash distributions paid directly to shareholders totaled $22 million or $.12 per share. The 9 percent decrease from the prior year primarily reflects the April 1997 repurchase of ServiceMaster shares from WMX offset in part by a 6 percent increase in distributions per share.

         In April, the Company filed a Form S-3 registration statement with the Securities and Exchange Commission to offer up to 10.6 million shares of Common Stock which included approximately 7.6 million shares to be newly issued by the Company and the remaining 3 million shares to be sold by existing shareholders. Due to strong investor demand, the selling shareholders component of the offering was increased from 3 million to 6.55 million shares, including the exercise of the over-allotment option by the underwriters. On May 11, the public offering of approximately 14.15 million shares was priced at $28.75 per share. The net proceeds to the Company after the underwriting discount and offering expenses were approximately $209 million and will be used to reduce outstanding debt under existing bank credit facilities, thereby reducing interest expense and increasing the Company's financial flexibility.

                                    BUSINESS



The Company; Principal Business Groups

         ServiceMaster is a holding company whose shares of common stock are traded on the NYSE. Through its subsidiaries, the Company is engaged in providing a variety of specialty services to homeowners and commercial facilities and supportive management services in several markets, including the healthcare market, the education market and certain segments of the business and industry market.

         The  Company  is  organized  into  three  principal  operating  groups:
ServiceMaster Consumer Services, ServiceMaster Management Services and ServiceMaster Employer Services. Each of these operating groups is headed by a limited partnership or a corporation which has its own group of operating subsidiaries. The parent companies for the operating groups are ServiceMaster Consumer Services Limited Partnership, which was formed in the summer of 1990; ServiceMaster Management Services Limited Partnership, which was formed in December 1991; and ServiceMaster Employer Services, Inc. which was formed in August 1997. All of the parent companies for the operating groups are wholly owned by the Company. All subsidiaries of the operating group parent companies are wholly owned, except for Rescue Rooter, L.L.C., a subsidiary of ServiceMaster Consumer Services in which senior Rescue Rooter management will acquire equity interests of not more than 10 percent in total and which are subject to certain put and call rights.

Trademarks and Service Marks; Franchises

         The Company's trademarks and service marks are important for all elements of the Company's business, although such marks are particularly important in the advertising and franchising activities conducted by the operating subsidiaries of ServiceMaster Consumer Services L.P. Such marks are registered and are renewed at each registration expiration date.

         Within ServiceMaster Consumer Services, franchises are important for the TruGreen-ChemLawn, Terminix, ServiceMaster Residential/Commercial, Merry Maids, AmeriSpec and Furniture Medic businesses. Nevertheless, revenues and profits derived from franchise-related activities constitute less than 10% of the revenue and profits of the consolidated ServiceMaster enterprise. Franchise agreements made in the course of these businesses are generally for a term of five years. ServiceMaster's renewal history is that most of the franchise agreements which expire in any given year are renewed.

ServiceMaster Consumer Services

          ServiceMaster Consumer Services provides specialty services to homeowners and commercial facilities through eight companies: TruGreen L.P. ("TruGreen-ChemLawn"); The Terminix International Company L.P. ("Terminix"); ServiceMaster Residential/Commercial Services L.P. ("Res/Com"); Merry Maids L.P. ("Merry Maids"); American Home Shield
     Corporation ("American Home Shield" or "AHS"); AmeriSpec, Inc. ("AmeriSpec"); Furniture Medic L.P. ("Furniture Medic"); and Rescue Rooter L.L.C. ("Rescue Rooter"). Rescue Rooter was acquired by ServiceMaster Consumer Services on January 1, 1998. The services provided by these companies include: lawn care, tree and shrub services and indoor plant maintenance services under the "TruGreen", "ChemLawn" and "Barefoot" service marks; termite and pest control services under the "Terminix" service mark; residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; domestic housekeeping services under the "Merry Maids" service mark; home systems and appliance warranty contracts under the "American Home Shield" service mark; home inspection services under the "AmeriSpec" service mark; on-site furniture repair and restoration under the "Furniture Medic" service mark; and plumbing and drain cleaning services under the "Rescue Rooter" service mark.

          The services provided by the eight Consumer Services companies are part of the ServiceMaster "Quality Service Network" and are accessed by calling a single toll-free telephone number: 1-800-WE SERVE. ServiceMaster focuses on establishing relationships to provide one or more of these services on a repetitive basis to customers. Since 1986, the number of customers served by ServiceMaster Consumer Services has increased from fewer than one million domestic customers to more than 9.6 million worldwide customers.

         For most of 1997, the first-tier subsidiary of the ServiceMaster parent entity was primarily responsible for overseeing the ServiceMaster Consumer Services businesses which were conducted in foreign markets. However, at the end of 1997, responsibility for such businesses was transferred to the appropriate subsidiary of ServiceMaster Consumer Services L.P.

         TruGreen-ChemLawn. TruGreen-ChemLawn is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. As of December 31, 1997, TruGreen-ChemLawn had 206 company-owned branches and 84 franchised branches. With over 3 million residential and commercial customers, TruGreen-ChemLawn is the leading provider of lawn care services in the United States. TruGreen-ChemLawn provides lawn, tree and shrub care services in Saudi Arabia and Turkey through licensing arrangements and in Canada through a subsidiary. TruGreen-ChemLawn also provides interior plantscape services to commercial customers. The TruGreen-ChemLawn businesses are seasonal in nature.

         On February 24, 1997, the Company's predecessor, for the benefit of TruGreen-ChemLawn, completed the acquisition of 99.38% of the outstanding stock of Barefoot through a tender offer. On February 26, 1997, the remaining 0.62% of the Barefoot stock was acquired through a statutory merger. In these transactions, Barefoot stockholders collectively received approximately $84,800,000 in cash and 8,621,055 limited partner shares (post-June 1997 3-for-2 share split) of the Company's predecessor. For purposes of these transactions, the Barefoot stock was valued at $16.00 per share and the Company's shares were valued at $16.9389 per share (post-June 1997 3-for-2 share split). The aggregate value of the Barefoot transaction (including the amount paid in redemption of the Barefoot shareholders rights plan and transaction expenses) was approximately $237,000,000. At the time of the transaction, Barefoot was the second largest provider of professional lawn care services in the United States.

         Terminix. Terminix is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. With over 3 million residential and commercial customers, Terminix, through its company-owned branches and through franchisees, is the leading provider of termite and pest control services in the United States. As of December 31, 1997, Terminix was providing these services through 290 company-owned branches in 45 states and Mexico and through 241 franchised branches in 28 states. Terminix also manages the following European pest control companies, all of which are subsidiaries of TMX-Europe B.V., a wholly-owned subsidiary of the Company: Terminix Peter Cox Ltd., a leading pest control and wood preservation company in the United Kingdom and Ireland; Terminix Protekta B.V. and Riwa B.V., each a leading pest control company in the Netherlands and Belgium; Anticimex Development B.V., a holding company for the leading pest control company in Sweden and which also operates in Norway; and the Stenglein Group, a group of pest control companies in Germany. Terminix also provides termite and pest control services through licensing arrangements with local service providers in seven other countries. The Terminix business is seasonal in nature.

         Res/Com. Res/Com is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. ServiceMaster, through Res/Com, is the leading franchisor in the United States in the residential and commercial cleaning field. Res/Com provides carpet and upholstery cleaning and janitorial services, disaster restoration services and window cleaning services. As of December 31, 1997, these services were provided to approximately 1.7 million residential and commercial customers worldwide through a network of over 4,500 independent franchisees. Res/Com provides its services through subsidiaries in Canada, Germany, Ireland and the United Kingdom, and through licensing arrangements with local service providers in six other countries.

         Merry Maids. Merry Maids is a wholly-owned subsidiary of ServiceMaster Consumer Services L. P. Merry Maids is the organization through which ServiceMaster provides domestic house cleaning services. With approximately 352,000 worldwide customers, Merry Maids is the leading provider of domestic house cleaning services in the United States. As of December 31, 1997, these services were provided through 27 company-owned branches in 19 states and through 797 licensees operating in all 50 states. Merry Maids also provides domestic house cleaning services through subsidiaries in Canada and the United Kingdom and through licensing arrangements with local service providers in three other countries.

         American Home Shield. AHS is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. AHS is a leading provider of home systems and appliance warranty contracts ("warranty contracts") in the United States, providing homeowners with contracts covering the repair or replacement of built-in appliances, hot water heaters and electrical, plumbing, central heating and central air conditioning systems which malfunction by reason of normal wear and tear. Warranty contracts are sold through participating real estate brokerage offices in conjunction with resales of single-family residences to homeowners. AHS also sells warranty contracts directly to non-moving homeowners by renewing existing contracts and through various other distribution channels which are currently being expanded. As of December 31, 1997, AHS warranty contracts provided for services to approximately 568,000 homes through approximately 13,000 independent repair maintenance contractors in 49 states and the District of Columbia, with operations in California, Texas and Arizona accounting for 27%, 18% and 6%, respectively, of gross contracts written by AHS. AHS also provides home service warranty contracts through licensing arrangements with local service providers in three other countries.

         AmeriSpec. AmeriSpec is a wholly-owned subsidiary of AHS. AmeriSpec is a leading provider of home inspection services in the United States. During 1997, AmeriSpec conducted approximately 100,000 home inspections in 42 states and Canada, with operations in California, New York and Illinois accounting for 23%, 6% and 5%, respectively, of the gross number of inspections conducted through AmeriSpec.

         Furniture Medic. Furniture Medic is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. Furniture Medic provides on-site furniture repair and restoration services in 47 states. As of December 31, 1997, these services were provided through 513 licensees. Furniture Medic also provides its services through subsidiaries in Canada and the United Kingdom and through licensing arrangements with local service providers in two other countries.

         Rescue Rooter. Rescue Rooter is a wholly-owned subsidiary of ServiceMaster Consumer Services L.P. Rescue Rooter acquired the business and assets of Rescue Industries, Inc. on January 1, 1998. Rescue Rooter provides plumbing and drain cleaning services in ten states through 20 company-owned branches and one franchise location. In 1997, Rescue Rooter's predecessor performed services for approximately 400,000 customers. Certain key employees of Rescue Rooter will be afforded the opportunity to collectively purchase up to a 10% equity interest in Rescue Rooter pursuant to a management equity plan. Such interest will be subject to reciprocal put and call rights which will become exercisable on January 1, 2003 and which will be consummated on the basis of the then fair market value of the interest.

ServiceMaster Management Services

         ServiceMaster pioneered the providing of supportive management services to health care facilities by instituting housekeeping management services in 1962. Since then, ServiceMaster has expanded its management services business such that it now provides a variety of supportive management services to health care, education and business and industrial customers (including the management of housekeeping, plant operations and maintenance, laundry and linen, grounds and landscaping, clinical equipment maintenance, food service, energy management, and total facility management). ServiceMaster's general programs and systems free the customer to focus on its core business activity with confidence that the support services are being managed and performed in an efficient manner.

          Management Services L.P. is organized into three divisions, each of which provides service on a nationwide basis within its market. These markets are: Healthcare Management Services; Education Management Services; and Business & Industry Management Services.

         For most of 1997, the first-tier subsidiary of the ServiceMaster parent entity was primarily responsible for overseeing the Management Services businesses which were conducted in foreign markets. However, at the end of 1997, responsibility for such businesses was transferred to ServiceMaster Management Services L.P.

         As of December 31, 1997, ServiceMaster was providing supportive management services to approximately 1,568 health care customers and to approximately 375 educational and commercial customers. These services were being provided in all 50 states and the District of Columbia. Outside of the United States, ServiceMaster was providing management services through subsidiaries in Canada and Japan, through an affiliated company in Mexico, and through licensing arrangements with local service providers in nineteen other countries.

         ServiceMaster Healthcare Management Services. The ServiceMaster Healthcare Services division of ServiceMaster Management Services L.P. combines the resources of the healthcare segment of ServiceMaster Management Services L.P., Diversified Health Services, and their respective subsidiaries to form a comprehensive health services organization which provides management services to acute care and long-term care facilities; freestanding, hospital-based, and government-owned nursing homes; skilled nursing facilities; assisted living facilities; and hospital-based home health care agencies (as well as the direct operation of freestanding home health care agencies). Various other healthcare related services are provided by operating units within the Healthcare Services division. As of December 31, 1997, the ServiceMaster Healthcare Services companies had management services contracts with 1,568 customers in all 50 states.

         ServiceMaster Education Management Services. The Education division of ServiceMaster Management Services L.P. is a leading provider to the education market of maintenance, custodial and grounds services. The facilities which comprise the education market include primary schools, secondary schools and school districts, private specialty schools and colleges and universities. As of December 31, 1997, ServiceMaster was serving 273 educational customers. ServiceMaster believes there is potential for expansion in the education market due to its current relatively low penetration of that market and the trend of educational facilities to consider outsourcing more of their service requirements. However, a majority of the educational facilities continue to assume direct responsibility for managing their support functions.

         ServiceMaster Business & Industry Management Services. The Business & Industry division of ServiceMaster Management Services L.P. is a leading provider of plant operations and maintenance, custodial and grounds management services to business and industrial customers in selected markets. Such markets include the food processing, transportation, healthcare products and automotive markets. ServiceMaster believes that there is potential for expansion in these business and industrial markets due to ServiceMaster's current low penetration of those markets, the trend of businesses to consider outsourcing more of their service requirements and the trend of governmental units to privatize parts of their operations. As of December 31, 1997, ServiceMaster was serving approximately 100 business or industrial customers.

ServiceMaster Employer Services

         ServiceMaster Employer Services, through its subsidiary, CSI, is one of the nation's largest professional employer organizations. It provides more than 790 clients with administrative processing of payroll, worker's compensation insurance, health insurance, unemployment insurance and other employee benefits.

International Operations

         Supportive management services and consumer services in international markets are provided through licensing arrangements with local service providers and ownership of foreign operating companies. Except as noted below, these activities in Europe, Latin America and the Middle East are administered as part of the operations of ServiceMaster Management Services L.P. and ServiceMaster Consumer Services L.P., respectively. Operating arrangements and market expansion efforts in the Pacific Rim are administered by the parent company.

          In 1997, ServiceMaster disposed of its interests in the Tarmac/ServiceMaster management services joint venture in England and the Raab Karcher/ServiceMaster management services joint venture in Germany. These dispositions resulted in a small profit on the Company's investment.

Other Activities

         Supporting Departments. The Company has various departments responsible for technical, engineering, management information, planning and market services, and product and process development activities. Various administrative support departments provide personnel, public relations, administrative, education, accounting, financial and legal services.

         Manufacturing Division. ServiceMaster has a manufacturing division which formulates, combines and distributes supplies, products and equipment that are used internally in providing management services to customers and which are sold to licensees for use in the operation of their businesses. ServiceMaster has a small share of the market for the manufacture and distribution of cleaning equipment, chemicals and supplies.

         Venture Fund. ServiceMaster Venture Fund L.L.C., a subsidiary of the parent company (the "Venture Fund"), invests in emerging growth companies which show an ability to provide innovative service technologies to ServiceMaster's current and new customers. The Venture Fund is managed so as not to be intrusive to the ongoing operations of the Company's operating units.

Industry Position, Competition and Customers

         The following information is based solely upon estimates made by the management of ServiceMaster and cannot be verified. In considering ServiceMaster's industry and competitive positions, it should be recognized that ServiceMaster competes with many other companies in the sale of its services, franchises and products and that some of these competitors are larger or have greater financial and marketing strength than ServiceMaster.

         The principal methods of competition employed by ServiceMaster in the Consumer Services business are name recognition, assurance of customer satisfaction and a history of providing quality services to homeowners. The principal methods of competition employed by ServiceMaster in each of the operating units in the Management Services business are price, quality of service and experience in providing management services. The principal methods of competition employed by ServiceMaster in the Employer Services business are name recognition, assurance of customer satisfaction and financial strength.

Consumer Services

         Subsidiaries of Consumer Services provide a variety of residential and commercial services under their respective names on the basis of their and ServiceMaster's reputation, the strength of their service marks, their size and financial capability, and their training and technical support services. The markets served by Terminix and TruGreen-ChemLawn are seasonal in nature.

         Lawn Care Services. TruGreen-ChemLawn, both directly and through franchisees, provides lawn care services to residential and commercial customers. Competition within the lawn care market is strong, coming mainly from regional and local, independently-owned firms and from homeowners who elect to care for their lawns through their own personal efforts. TruGreen-ChemLawn is the leading national lawn care company within this market. TruGreen-ChemLawn also provides indoor plant maintenance to commercial customers.

         Lawn care services are regulated by law in most of the states in which TruGreen-ChemLawn provides such services. These laws require licensing which is conditional on a showing of technical competence and adequate bonding and insurance. The lawn care industry is regulated at the federal level under the Federal Insecticide, Fungicide and Rodenticide Act, and lawn care companies (such as TruGreen-ChemLawn) which apply herbicides and pesticides are regulated under the Federal Environmental Pesticide Control Act of 1972. Such laws, together with a variety of state and local laws and regulations, may limit or prohibit the use of certain herbicides and pesticides, and such restrictions may adversely affect the business of TruGreen-ChemLawn.

         Termite and Pest Control Services. The market for termite and pest control services to commercial and residential customers includes many competitors. Terminix is the leading national termite and pest control company within this market. Competition within the termite and pest control market is strong, coming mainly from regional and local, independently-owned firms throughout the United States and from one other large company which operates on a national basis.

         Termite and pest control services are regulated by law in most of the states in which Terminix provides such services. These laws require licensing which is conditional on a showing of technical competence and adequate bonding and insurance. The extermination industry is regulated at the federal level under the Federal Insecticide, Fungicide and

Rodenticide Act, and pesticide applicators (such as Terminix) are regulated under the Federal Environmental Pesticide Control Act of 1972. Such laws, together with a variety of state and local laws and regulations, may limit or prohibit the use of certain pesticides, and such restrictions may adversely affect the business of Terminix.

         House Cleaning Services. The market for domestic house cleaning services is highly competitive. In urban areas the market involves numerous local companies and a few national companies. ServiceMaster believes that its share of the total potential market for such services is small and that there is significant potential for further expansion of its housecleaning business through continued internal expansion and greater penetration of the housecleaning market. Through its company-owned branches and its franchisees, ServiceMaster has a small share of the market for the cleaning of residential and commercial buildings.

         Home Systems and Appliance Warranty Contracts. The market for home systems and appliance warranty contracts is relatively new. ServiceMaster believes that AHS maintains a favorable position in its industry due to the system developed and used by AHS for accepting, dispatching and fulfilling service calls from homeowners through a nationwide network of independent contractors. AHS also has a computerized information system developed and owned by AHS, and an electronic digital voice communication system through which AHS handled more than 7.5 million calls in 1997.

         Home Inspection Services. AmeriSpec is a leading provider of home inspection services in the United States. Competition within this market is strong, coming mainly from regional and local, independently-owned firms.

         Furniture Repair Services. The market for on-site furniture repair services is relatively new. ServiceMaster believes that Furniture Medic maintains a favorable position in its industry due to its patented environmentally sensitive procedure for repairing furniture in the customer's home.

         Plumbing and Drain Cleaning Services. The market for plumbing and drain cleaning services is highly competitive in both the residential and commercial sectors. Rescue Rooter believes that its share of the total potential market for such services is small and that there is significant potential for future expansion and penetration. Plumbing is regulated by most states in which Rescue Rooter provides such services. The level of licensing varies from state to state. There are no state or federal guidelines regulating drain cleaning services.

Management Services

         Health Care. Within the market consisting of general health care facilities having 50 or more beds, ServiceMaster is the leading supplier of plant operations and maintenance, housekeeping, clinical equipment maintenance, and laundry and linen management services. As of December 31, 1997, ServiceMaster was serving approximately 1,568 customers and managing approximately 1,900 health care facilities. The majority of health care facilities within this market not currently served by ServiceMaster assume direct responsibility for managing their own non-medical support functions.

         ServiceMaster believes that its management services for health care facilities may expand by the addition of facilities not presently served, by initiating additional services at facilities which use only a portion of the services now offered, by the development of new services and by growth in the size of facilities served. At the same time, industry consolidation, changes in use and methods of health care delivery and payment for services (including in particular changes in Medicare reimbursement regulations) continue to affect the health care environment.

         Education. ServiceMaster is a leading provider to the education market of maintenance, custodial and grounds services. The facilities which comprise the education market served by ServiceMaster include primary schools, secondary schools and school districts, private specialty schools and colleges and universities. As of December 31, 1997, ServiceMaster was serving approximately 273 customers and managing approximately 5,362 facilities. ServiceMaster believes there is potential for expansion in the education market due to its current relatively low penetration of that market and the trend of educational facilities to consider outsourcing more of their service requirements. However, a majority of the educational facilities continue to assume direct responsibility for managing their support functions.

         Business and Industry. ServiceMaster is a leading provider of plant operations and maintenance, custodial and grounds management services to business and industrial customers in selected markets. ServiceMaster believes that there is potential for expansion in those business and industrial markets which ServiceMaster has elected to emphasize due to ServiceMaster's low current penetration of those markets, the trend of businesses to consider outsourcing more of their service requirements and the trend of governmental units to privatize parts of their operations. The emphasized markets include the food processing, transportation, healthcare products, and automotive markets. As of December 31, 1997, ServiceMaster was serving approximately 100 customers and managing approximately 530 business or industrial facilities.

Major Customers

         ServiceMaster has no single customer which accounts for more than 10% of its total revenues. No part of the Company's business is dependent on a single customer or a few customers, the loss of which would have a material adverse effect on the Company as a whole. Revenues from governmental sources are not material.

Employees

         On December 31, 1997, ServiceMaster had a total of approximately 45,825 employees.

         ServiceMaster provides its employees with annual vacation, medical, hospital and life insurance benefits and the right to participate in additional benefit plans.

Year 2000 Computer Program Compliance

         Certain computer programs use two digits rather than four to define the applicable year and consequently many systems may not function properly beyond the year 1999 unless they are remediated. In addition, certain computer programs are unable to recognize the year 2000 as a leap year. ServiceMaster has conducted a review of its computer systems to identify systems that could be affected by the year 2000 problem and has determined that the Company will need to replace or remediate many of its systems to facilitate their continuing reliable operation. The Company currently believes that expenses directly related to this effort will not have a material impact on the results of its operations.

         Although the Company believes that critical remediation efforts will be completed prior to the year 2000, the untimely completion of these efforts could, in certain circumstances, have a material adverse effect on the operations of the Company.

         In addition, the Company is in the process of determining whether the external parties and systems with which the Company interacts and external systems for which the Company has certain maintenance responsibilities are in compliance and whether non-compliance of these systems could have a material adverse impact on the Company.

Properties

         The headquarters facility of ServiceMaster, which also serves as headquarters for ServiceMaster Management Services, is owned by The ServiceMaster Company and is located on a ten-acre tract at One ServiceMaster Way, Downers Grove, Illinois. The initial structure was built in 1963, and two additions were completed in 1968 and 1976. In early 1988, ServiceMaster completed construction of a two-story 15,000 square foot addition for office space, food service demonstrations and dining facilities. The building contains approximately 118,900 square feet of air conditioned office space and 2,100 square feet of laboratory space. In the Spring of 1992, ServiceMaster completed the conversion of approximately 30,000 square feet of space formerly used as a warehouse to offices for Management Services and for The Kenneth and Norma Wessner Training Center.

         ServiceMaster owns a seven-acre, improved tract at 2500 Warrenville Road, Downers Grove, Illinois, which is adjacent to its headquarters facility. In 1993, ServiceMaster substantially remodeled the building and thereafter leased approximately half the space (50,000 square feet) to a commercial tenant. The balance of the space is utilized by ServiceMaster personnel.

         ServiceMaster leases a 50,000 square foot facility near Aurora, Illinois which is used by ServiceMaster as a warehouse/distribution center.

         ServiceMaster believes that the facilities described in the preceding three paragraphs will satisfy the Company's needs for administrative and warehouse space in the Chicago area for the immediate future.

         ServiceMaster owns four properties in Cairo, Illinois, consisting of a 36,000 square foot, three-story building used for manufacturing and warehousing equipment, supplies and products used in the business; a warehouse and package facility comprising 30,000 square feet; a three-story warehouse and manufacturing building consisting of 43,000 square feet; and a 2,500 square foot building used for a machine shop. Management believes that the foregoing manufacturing and warehouse facilities are adequate to support the current needs of ServiceMaster.

         The headquarters for ServiceMaster Consumer Services L.P. are located in leased premises at 860 Ridge Lake Boulevard, Memphis, Tennessee. The 860 Ridge Lake Boulevard facility also serves as the headquarters for TruGreen-ChemLawn, Terminix, Res/Com, Merry Maids, American Home Shield, AmeriSpec and Furniture Medic. The headquarters for Rescue Rooter are located in leased premises at 4850 Pacific Highway, San Diego, California.

         TruGreen-ChemLawn owns 5 buildings which are used as branch sites for lawn care services. These facilities are located in Texas (2 properties), Colorado (1 property), Ohio (1 property), and Georgia (1 property).

         Terminix owns 20 buildings which are used as branch sites for termite and pest control services. These properties are all one-story buildings that contain both office and storage space. These properties are located in New Jersey (2 properties), California (2 properties), Florida (10 properties), Georgia (1 property), Illinois (1 property) and Texas (4 properties).

         American Home Shield has retained some leased space in the building at 90 South E Street, Santa Rosa, California, for administrative and sales operations. Certain of American Home Shield's service and data processing departments are located in premises owned by the company in Carroll, Iowa. This facility consists of a 43,000 square foot building on a seven-acre site.

         American Home Shield owns approximately 56 acres of land in Santa Rosa, California of which 39 acres are under contracts for sales to occur in mid to late 1998. This land is held for investment purposes and has been and will continue to be offered for sale, with the timing of sales being affected by, among other things, market demand, zoning regulations, and the availability of financing to purchasers.

         Rescue Rooter owns two buildings which are used for branch operations to provide plumbing and drain cleaning services. These facilities are located, respectively, in Phoenix, Arizona and St. Louis, Missouri.

         In 1997, Diversified Health Services moved to a new leased headquarters facility at 3839 Forest Hill-Irene Road, Memphis, Tennessee. DHS leases other administrative facilities in St. Augustine, Florida; Atlanta, Georgia; Minneapolis, Minnesota; Plymouth Meeting, Pennsylvania; Memphis, Tennessee; and Dallas, Texas. As of December 31, 1997, DHS had an ownership interest in a nursing home facility through a joint venture arrangement in which DHS has a 50% interest.

         The headquarters for ServiceMaster Employer Services are located at 3839 Forest Hill-Irene Road, Memphis, Tennessee. The company leases other administrative facilities in Little Rock, Arkansas and Memphis, Tennessee. The headquarters for Certified Systems, Inc., the principal subsidiary of ServiceMaster Employer Services, is located in Mesquite, Texas.

Legal Proceedings

         In the ordinary course of conducting its business activities, ServiceMaster becomes involved in judicial and administrative proceedings which involve both private and governmental authorities. As of March 6, 1998, these proceedings included a number of general liability actions and employment-related proceedings.

         Terminix was one of several defendants named in a suit filed by the United States Environmental Protection Agency (the "EPA") on November 3, 1986 in the United States District Court for the Western District of Tennessee, to recover the costs of remediation at two sites in Tennessee which had been designated by the EPA as "Superfund sites" under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"). In January 1992, the EPA issued a Unilateral Administrative Order for Remedial Design and Remedial Action which require Terminix and other initial defendants and third party defendants to clean up one of these sites. Terminix agreed, on an interim basis, to a 10% allocation of the cost of the remediation work. The parties to the interim allocation agreement remained in disagreement with the EPA over the most appropriate remediation procedures to be followed at the site and they were in disagreement among themselves regarding the final allocations of responsibility. With respect to the second site, the companies cited by the EPA all disclaimed responsibility. Two of the defendant parties settled their disagreement with the EPA but, until March 20, 1997, Terminix had not resolved its disagreement with the other two defendant parties as to Terminix's proper participation. However, on March 20, 1997, Terminix settled this matter with the other two parties as to all past costs and agreed to arbitrate any disagreement over the allocation of future costs. On October 22, 1997, the time expired in which a demand for arbitration could be filed. Accordingly, Terminix's share of future remediation costs was established at 10%. The aggregate financial commitment of Terminix is well within the parameters set forth in the discussions of this matter in previous periodic reports and is not material to Terminix's business, financial condition or results of operations.

                                   MANAGEMENT


Directors of ServiceMaster

         The Board of Directors of the Company consists of 17 persons. Pursuant to the Company's Certificate of Incorporation and the Company's Bylaws, the Board is divided into 3 classes with staggered terms of 3 years each so that the term of office of one class expires at each Annual Meeting of the Stockholders. Each class is identified by the year in which its terms of office expires. The classes of directors as of the date of this Prospectus are: the Class of 1999, consisting of 6 persons; the Class of 2000, consisting of 6 persons and the Class of 2001, consisting of 5 persons. Information regarding each of the directors is set forth below. The descriptions of the business experience of these persons include the principal positions held by them from July 1993 to the date of this Prospectus. The period of service as a director includes service as a director with the Company's predecessor.

         Class of 1999

          Paul W. Berezny. President. Berezny Investments, Inc., a real estate and development company. He is a member of the Audit Committee. Age 64. Director since 1995.

          Henry O. Boswell. Retired President of Amoco Production Company and Chairman of the Board of Amoco Canada. Mr. Boswell is a director of Rowan Companies, Inc., Houston, Texas, an offshore oil drilling company; and Cabot Oil & Gas Corporation, Houston, Texas, an oil and gas production company. He is a member of the Executive Committee, the Compensation Committee (of which he is the chairman), the Nominating Committee, the Employee Benefit Plan Oversight Committee, and the Finance Committee. Age
     69. Director since 1985.

          Carlos H. Cantu. President and Chief Executive Officer of the Company since January 1, 1994. From May 1991 to December 31, 1993, Mr. Cantu was President and Chief Executive Officer of ServiceMaster Consumer Services L.P. Mr. Cantu is a director of First Tennessee National Corporation, Memphis, Tennessee, a financial institution. He is a member of the Executive Committee, the Nominating Committee, the Finance Committee, and the Employee Benefit Plan Oversight Committee. Age 64. Director since 1988.

          Vincent C. Nelson.  Business  investor.  Mr. Nelson is a member of the
     Executive  Committee,   the  Nominating  Committee  (of  which  he  is  the
     chairman), and the Audit Committee. Age 56. Director since 1978.

         Steven S Reinemund. President and Chief Executive Officer of the Frito-Lay Company, the packaged foods division of PepsiCo, Inc. From 1992 to March 1996, he served as President and Chief Executive Officer of the North American division of Frito-Lay. Mr. Reinemund is a director of PepsiCo, Inc., Purchase, New York, a food and beverage conglomerate, and a director of Provident Companies, Inc., Chattanooga, Tennessee, an insurance company. Age 50. Director since January 1, 1998.

          Charles W. Stair. Vice Chairman of the Board of Directors. He was President and Chief Executive Officer of ServiceMaster Management Services L.P. from May 1991 to December 31, 1994. He is a member of the Nominating Committee. Age 57. Director since 1986.

         Class of 2000

          Herbert P. Hess. Managing Director of Berents & Hess Capital Management, Inc., Boston, Massachusetts, an investment management firm. He is a member of the Executive Committee, the Finance Committee (of which he is the chairman), the Employee Benefit Plan Oversight Committee, and the Compensation Committee. Age 61. Director since 1981.

          Michele M. Hunt. Private business consultant. From 1980 to July 1993, she was employed by Herman Miller, Inc., an office furniture manufacturer, and during the period from July 1990 to July 1993 she served as the company's Corporate Vice President for People and Quality. Ms. Hunt is a member of the Nominating Committee. Age 48. Director since 1995.

          Dallen W. Peterson. Chairman, Merry Maids Limited Partnership. He is a member of the Finance Committee and the Employee Benefit Plan Oversight Committee. Age 61. Director since 1995.

         Phillip B. Rooney. Vice Chairman of the Board of Directors. From May 1996 to February 17, 1997, he was President and Chief Executive Officer of Waste Management, Inc., Oak Brook, Illinois ("WMI") and from November 1984 to May 1996, he was President and Chief Operating Officer of WMI. Mr. Rooney is a director of Van Kampen American Capital, Oak Brook, Illinois an investment management company; Stone Container Corporation, Chicago, Illinois, a paper manufacturing company; Illinois Tool Works, Inc., Glenview, Illinois, a diversified manufacturing company; and Urban Shopping Centers, Inc., Chicago, Illinois, a retail real estate management company. Age 53.
Director since 1994.

          Burton E. Sorensen. Investor. From December 1984 to December 1995 he served as Chairman, President and Chief Executive Officer of Lord Securities Corporation. Mr. Sorensen is a director of Provident Companies, Inc., Chattanooga, Tennessee, an insurance company. He is a member of the Executive Committee, the Finance Committee, the Employee Benefit Plan Oversight Committee, and the Compensation Committee. Age 68. Director since 1984.

          David K. Wessner. Executive Vice President, HealthSystem Minnesota. From November 1992 to December 1993, he was Executive Vice President, Program and Process Improvement, Geisinger Health System. He is a member of the Executive Committee, the Nominating Committee, and the Compensation Committee. Age 46. Director since 1987.

         Class of 2001

         Lord Brian Griffiths of Fforestfach. International adviser to Goldman, Sachs & Co. concerned with strategic issues related to their United Kingdom and European operations and business development activities worldwide. He was made a life peer at the conclusion of his service to the British Prime Minister during the period 1985 to 1990. Lord Griffiths is a director of English, Welsh and Scottish Railways Ltd., London, England, a railroad company; Herman Miller, Inc., Zeeland, Michigan, an office furniture manufacturer; and Telewest Communications plc, London, England, a television company. He is a member of the Executive Committee and the Nominating Committee. Age 56. Director since 1992.

          Sidney E. Harris. Dean, College of Business Administration, Georgia State University. From July 1987 to July 1997, Dr. Harris was Professor of Management at the Peter F. Drucker Graduate Management Center at the
     Claremont Graduate School, Claremont, California. He was Dean of the Graduate Management Center from September 1991 to July 1996. He is a co-founder of the Institute for the Study of U.S./Japan Relations in the World Economy. Dr. Harris is a director of Transamerica Investors, Inc., Los Angeles, California, a mutual funds investment company; and Amresco, Inc., Dallas, Texas, a financial services company. He is a member of the Executive Committee. Age 48. Director since 1994.

          Gunther H. Knoedler. Retired Executive Vice President and Director Emeritus of Bell Federal Savings and Loan Association, Chicago, Illinois. He is a member of the Executive Committee and the Audit Committee (of which he is the chairman). Age 68. Director since 1979.

         James D. McLennan. President of McLennan Company, a full-service real estate company. Mr. McLennan is a director of The Loewen Group, Inc., Burnaby, B.C., Canada, a provider of funeral services; and Advocate Health Systems, Oak Brook, Illinois, a health care provider. He is a member of the Audit Committee, the Employee Benefit Plan Oversight Committee and the Compensation Committee. Age 61. Director since 1986.

         C. William Pollard. Chairman of the Board of Directors. He served as Chief Executive Officer of the Company from May 1983 to December 31, 1993. Mr. Pollard is a director of Herman Miller, Inc., Zeeland, Michigan, an office furniture manufacturer; and Provident Companies, Inc., Chattanooga, Tennessee, an insurance company. He is a member of the Executive Committee (of which he is the chairman), the Finance Committee, the Employee Benefit Plan Oversight Committee, and the Nominating Committee. Age
60. Director since 1977.

Compensation of Directors

         During the year 1997, directors of ServiceMaster Management Corporation who were not employees and who satisfied the other independence standards of the Bylaws ("independent directors") received $3,000 for each meeting of the Board of Directors and each meeting of a committee which they attended. In addition, each independent director received an annual stipend of $12,000. The Chairman of the Audit Committee received an additional annual stipend of $2,000. In 1998, the annual stipend for independent directors of the Company is $15,000 and the fee for actual attendance at meetings of the Board or committees of the Board is $3,000. Directors who are employees of the Company or any subsidiary do not receive either a retainer or meeting fee. The Chairman of the Audit Committee and the Chairman of the Compensation Committee are paid an additional stipend of $2,000.

         Each independent director of the Company may enter into a deferred fee agreement whereby part or all of the fees payable to him or her as a director are deferred and will either earn interest based on the five-year borrowing rate for ServiceMaster or be used to purchase shares of the Company in a number determined by the fair market value of such shares on the date of purchase. Upon termination of a director's services as an independent director or attainment of age 70, whichever occurs first, the director will receive the amount for his or her deferred fee account in a lump sum or in installments or in shares of the Company, depending on which deferral plan the director has elected.

         The ServiceMaster 1994 Non-Employee Directors Option Plan (the "Directors 1994 Option Plan") provides that options to purchase shares of the Company may be granted from time to time by the Board of Directors to those members of the Board who are not employees of any ServiceMaster entity. The exercise price of options granted under the Directors 1994 Option Plan is the fair market value of the shares at the time of the grant. In 1997, options were granted to each of 14 independent directors in the total amount of 115,500 shares. This plan was discontinued at the end of 1997 and has been replaced by the ServiceMaster 1998 Non-Employee Directors Discounted Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

         The persons who served as members of the Compensation Committee of the Board of Directors of ServiceMaster Management Corporation during 1997 were Henry O. Boswell (Chairman), Herbert P. Hess, Phillip B. Rooney (until May 1,
1997), James D. McLennan (appointed in October 1997), Burton D. Sorensen (appointed in October 1997) and David K. Wessner (appointed in October 1997). These same persons other than Mr. Rooney are now serving as the members of the Compensation Committee of the Board of Directors of the Company. The Compensation Committee consists solely of independent members of the board of directors.

         There are no interlocking arrangements involving service by any executive officer of the Company on the Compensation Committee of another entity and an executive officer of such other entity serving on the ServiceMaster Compensation Committee.

Executive Officers of ServiceMaster

         The following table shows: (i) the names and ages as of July 1, 1998 of the present executive officers of the Company; (ii) all positions presently held by each officer; and (iii) the year each person became an officer. Each person named has served as an officer of the Company and its predecessor company continuously since the year shown. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was or is to be selected as an officer.


                                                                                                         First Became
Name                                  Age     Present Position                                            An Officer
----------------------------       --------   --------------------------------------------------         ------------

C. William Pollard                    60      Chairman and Director                                          1977





                                                            32





Carlos H. Cantu                       64      President and Chief Executive Officer and Director             1986
Charles W. Stair                      57      Vice Chairman and Director                                     1973
Phillip B. Rooney                     53      Vice Chairman and Director                                     1997
Ernest J. Mrozek                      44      President and Chief Operating Officer, Consumer
                                              Services, and a Senior Management Adviser                      1987
Robert F. Keith                       41      President and Chief Operating Officer, Management              1986
                                              Services, and 1986 a Senior Management Adviser
Robert D. Erickson                    54      Executive Vice President and a Senior Management               1976
                                              Adviser
Brian D. Oxley                        47      Executive Vice President                                       1983
Vernon T. Squires                     63      Senior Vice President and General Counsel                      1987
Stephen E. Reiter                     46      Senior Vice President and Chief Information Officer            1998
Steven C. Preston                     37      Executive Vice President and Chief Financial Officer           1997
Eric R. Zarnikow                      39      Vice President and Treasurer                                   1994
Deborah A. O'Connor                   35      Vice President and Controller                                  1993



          Messrs.  Pollard,  Cantu,  Stair and Rooney are also  Directors of the
     Company.   See  "Directors  of   ServiceMaster"   above  for   biographical
     information with respect to such persons.

          Robert D. Erickson. Executive Vice President. Mr. Erickson was a director of ServiceMaster from May 1987 to May 1993. He previously served as a director of ServiceMaster from May 1981 to June 1984. He served as the President and Chief Operating Officer of ServiceMaster's international business unit from October 1993 to December 1997, Executive Vice President and Chief Operating Officer of the international division of ServiceMaster from November 1992 to October 1993 and as Executive Vice President and Chief Operating Officer, People Services, from January 1990 to October 1992.

          Robert F. Keith. President and Chief Operating Officer, ServiceMaster Management Services. He served as President and Chief Operating Officer, ServiceMaster Consumer Services from July 1994 to December 31, 1996 and as Group President, ServiceMaster Consumer Services, from November 1992 to July 1994. He was Vice President, Treasurer and Chief Financial Officer of The ServiceMaster Company L. P. from November 1989 to October 1992.

         Ernest J. Mrozek. President and Chief Operating Officer, ServiceMaster Consumer Services. He served as Senior Vice President and Chief Financial Officer of the Registrant from January 1, 1995 to December 31, 1996. He served as Vice President and Chief Financial Officer of the Registrant from May 1994 to December 1994, as Vice President, Treasurer and Chief Financial Officer from November 1, 1992 to April 30, 1994, and as Vice President and Chief Accounting Officer, from January 1, 1990 to October 31, 1992.

         Deborah A. O'Connor. Vice President and Controller since January 1, 1993. From July 1991 to December 1992, she was Manager of Financial Projects. She previously had practiced public accounting with Arthur Andersen LLP since 1984.

          Brian D. Oxley. Executive Vice President, New Business Initiatives. He served as President and Chief Operating Officer of ServiceMaster Management Services and ServiceMaster Healthcare Services from January 1994 to December 31, 1996. From November 1992 to December 31, 1993, he served as the President and Chief Executive Officer of the International and New Business Development Group. He served as Executive Vice President, New

Business Development from January 1991 to November 11, 1992 and as President of International Services from January 1, 1988 to November 11, 1992.

         Steven C. Preston. Executive Vice President and Chief Financial Officer since July 1, 1998. He served as Senior Vice President and Chief Financial Officer from April 1, 1997 to June 30, 1998. From August 1993 to March 1997, he was Senior Vice President and Corporate Treasurer for First Data Corporation, Atlanta, Georgia. From October 1985 to August 1993, he served as an investment banker at Lehman Brothers, New York, New York.

         Stephen E. Reiter. Senior Vice President and Chief Information Officer since July 1, 1998. From May 8, 1996 to May 31, 1998, he was Vice President and Partner for Computer Science Corporation, an outsourcing firm providing ITO outsourcing and purchasing and materials management support to the chemical, oil, gas and utilities industries. From June 1, 1994 to May 31, 1996 he was a Principal/Practice Leader with A.T. Kearney, a management consulting firm operating as a wholly-owned subsidiary of Electronic Data Systems (EDS). For the preceding three-year period, he was a Vice President and Chief Information Officer with Tenneco, Inc., a global industrial manufacturer in auto parts and packaging.

         Vernon T. Squires. Senior Vice President and General Counsel since January 1, 1988. He served as Vice President and General Counsel from April 1, 1987 until December 31, 1987. He was an associate and partner with the law firm of Wilson & McIlvaine in Chicago, specializing in corporate and tax law, from 1960 to April 1, 1987. He is presently of counsel to that firm.

          Eric R. Zarnikow. Vice President and Treasurer since May 1, 1994. From August 1991 to April 1994, he served as Vice President and Treasurer of Gaylord Container Corporation.

Executive Officer Compensation; Summary Compensation Table

         The following table sets forth all compensation awarded to, earned by, or paid to the Chief Executive Officer of ServiceMaster and ServiceMaster's next four most highly compensated executive officers during or in respect of the year 1997. Each of the listed persons was holding the office indicated in the table on the last day of December 1997.


                           SUMMARY COMPENSATION TABLE


                                                                                  Long-Term Compensation
                                                                                 ---------------------------------------------

                                    ------------------------------------------------------------------------------------------
                (a)                     (b)       (c)        (d)         (e)         (f)          (g)         (h)       (i)
                                                                        Other                 Securities
                                                                        Annual   Restricted   Underlying
                                                                       Compen-      Stock      Options/      LTIP       All
                                                 Salary     Bonus       sation     Awards        SARs       Payouts    Other
                                                                                                                      Compensation
Name and Principal Position            Year       ($)        ($)(B)        ($)       ($)          (#)(C)      ($)        ($)
-------------------------------------------------------------------------------------------------------------------------------

Carlos H. Cantu.....................   1997      $450,000   $900,021      -           -            150,000     -         -
  President and Chief Executive Officer1996      $388,000   $679,000      -           -            112,500     -         -
                                       1995      $380,000   $665,000      -           -            168,750     -         -
C. William Pollard..................   1997      $375,000   $557,934      -           -            112,500     -         -
   Chairman                            1996      $300,000   $300,000      -           -            112,500     -         -
                                       1995      $300,000          0      -           -            225,000     -         -
Ernest J. Mrozek....................   1997      $275,000   $382,618      -           -            202,500     -         -
   President, Consumer Services        1996      $220,000   $264,000      -           -             56,250     -         -
                                       1995      $208,000   $299,600      -           -             33,750     -         -
Robert F. Keith.....................   1997      $285,000   $337,619      -           -            202,500     -         -
   President, Management Services      1996      $255,000   $281,000      -           -             78,750     -         -
                                       1995      $240,000   $276,000      -           -            112,500     -         -
Vernon T. Squires...................   1997      $230,000   $302,983      -           -             45,000     -         -
   Sr. V. President and Gen. Counsel   1996      $220,000   $264,000      -           -             45,000     -         -
                                       1995      $208,000   $249,600      -           -             33,750     -         -


---------------------------


(A) The Summary Compensation Table does not include the cash distributions made in respect of the year 1997 by ServiceMaster Management Corporation (the managing general partner of ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership) to the persons listed in the table in their capacity as stockholders of ServiceMaster Management Corporation. Such distributions were dividends and represented a return on the investment made by such persons in the corporation. The source of these dividends was the cash distributions made to ServiceMaster Management Corporation by ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership on the 1% carried interests held by ServiceMaster Management Corporation in each of these two partnerships throughout the year 1997. As part of the Reincorporating Merger which was completed at the end of 1997 (described on page 1), the two partnerships were terminated, ServiceMaster Management Corporation was dissolved, and the requirement for direct investments by senior management in a managing general partner of the parent entity and the principal subsidiary was eliminated. Accordingly, the foregoing dividend payments will not occur in 1998 or thereafter. Effective January 1, 1998, the Company has instituted a long-term performance based award program. The following table has been prepared as an extension of the Summary Compensation Table in order to show both the 1997 payments reflected in the Summary Compensation Table and the ServiceMaster Management Corporation dividends paid to the persons listed in the Summary Compensation Table for the year 1997.



                                        1997 Summary Compensation and ServiceMaster
                                           Management Corporation Dividend Table
                                      (Supplement to the Summary Compensation Table)



                     (a)                              (b)                 (c)              (d)               (e)
                                                  Total Annual                                            Long-Term
                                                  Compensation       ServiceMaster                       Compensation
                                                 for 1997 (from        Management        Total of           (from
                                                  Compensation        Corporation        Columns         Compensation
Name and Principal Position                          Table)            Dividends         (b) & (c)          Table)*
-------------------------------------------------------------------------------------------------------------------------

Carlos H. Cantu............................... $        1,350,021  $          727,742 $    2,077,763  $          150,000
   President and Chief Executive Officer
C. William Pollard............................ $          932,934  $          698,118 $    1,631,052  $          112,500
   Chairman
Ernest J. Mrozek.............................. $          657,618  $          340,283 $      997,901  $          202,500
   President, Consumer Services
Robert F. Keith............................... $          622,619  $          340,283 $      962,902  $          202,500
   President, Management Services
Vernon T. Squires............................. $          532,983  $          174,505 $      707,488  $           45,000
   Sr. Vice President and General Counsel


                                           ------------------------------------


                 *Securities underlying options awarded in 1997.

(B) The amounts shown in column (d) of the Summary Compensation Table include payments made under the ServiceMaster Incentive Compensation Plan plus payments made in connection with a gain arising from the Reincorporation.

(C) The numbers of shares listed in column (g) of the Summary Compensation Table have been adjusted, where appropriate, for 3-for-2 share splits occurring in June 1996 and June 1997.

         The following table summarizes the number and terms of the stock options granted during the year 1997 to the named executive officers.



                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR


                   (a)                          (b)             (c)              (d)             (e)             (f)

                                          ---Number-of-------%-of-Total------Exercise-or------Expiration------Grant Date
                                            Securities      Options/SARs     Base Price        Date            Value (B)
                                            Underlying       Granted to      ($/sh)(A)
                                           Options/SARs      Employees
                                            Granted (#)        1997
Name and Principal Position                     (A)
----------------------------------------- ---------------------------------------------------------------------------------

Carlos H. Cantu.........................          150,000       4.3%       $    16.83            02-12-2007 $      621,000
   President and Chief Executive Officer
C. William Pollard......................          112,500       3.2%       $    16.83            02-12-2007        465,750
   Chairman
Ernest J. Mrozek........................          202,500       5.7%       $    16.83            02-12-2007        838,350
   President, Consumer Services
Robert F. Keith.........................          202,500       5.7%       $    16.83            02-12-2007        838,350
   President, Management Services
Vernon T. Squires.......................           45,000       1.3%       $    16.83            02-12-2007        186,300
   Sr. Vice President and General Counsel



-----------------------


(A) The options listed in column (b) were granted in February 1997. The number of shares shown in column (b) and the exercise price shown in column (d) have been adjusted to reflect the 3-for-2 split in the Company's shares effected in June 1997. Each of the options listed in column (b) is subject to a vesting schedule under which the option becomes exercisable in 20% increments on the 1st, 2nd, 3rd, 4th and 5th anniversaries of grant date.

(B) In accordance with Item 402(c)(2)(vi)(B) of Regulation S-K of the Commission, the grant date value of each of these options has been estimated based on the Black-Scholes option pricing model by an independent consulting firm using the following assumptions: a risk-free rate of interest of 6.07%, a volatility rate of 21.17%, a 3.31% distribution yield, and an expected life of seven years. The values of the options which are shown in the table are theoretical and do not necessarily reflect the actual values which the option holders may eventually realize. Such actual values will depend on the extent to which the market value of the Company's shares at a future date exceeds the exercise price of the options.

         The following table summarizes the exercises of stock options during the year 1997 by the named executive officers and the number of, and the spread on, unexercised options held by such officers at December 31, 1997.



                                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                               AND FY-END OPTION/SAR VALUES



              (a)                         (b)              (c)                  (d)                       (e)
                                                                       Number-of-Securities
                                                                      Underlying Unexercised   Value of Unexercised In-
                                                                        Options/SARs at FY-     the-Money Options/SARs
                                  Shares-Acquired-on                            End(#)          at FY-End(4)
                                     Exercise (#)         Value      -------------------------  -------------------------
                                     Exercisable/        Realized    Exercisable/Unexercisable  Exercisable/Unexercisable
-------------------------------- --------------------  ------------- -------------------------  -------------------------

Carlos H. Cantu, ..............            0                $0                  22,500/240,000       $283,124/$2,995,497
    Chief Executive Officer
C. William Pollard.............            0                $0                  22,500/202,500       $283,124/$2,529,747
Ernest J. Mrozek...............            0                $0                  21,455/247,500       $354,563/$3,206,300
Robert F. Keith................            0                $0                  77,381/265,500     $1,448,672/$3,482,799
Vernon T. Squires..............            0                $0                    9,000/81,000       $138,250/$1,111,900



         A table for long-term incentive plan awards is omitted because no long-term incentive plan awards were granted to any of the named officers during the year 1997.

Employment and Severance Arrangements

         The Company has an employment agreement in effect with each of the executive officers named in the Summary Compensation Table. Each of such agreements  establish  a 1998 base  salary,  provide  that  certain  information proprietary to the Company be kept confidential, provide for certain restrictions on employment with a competitor or a customer following termination of employment with the Company and is terminable by the Company without prior notice in the case of misconduct, nonperformance or incompetent performance and upon two weeks' notice in all other cases subject to certain exceptions and limitations.

         The Company does not presently have employment agreements with any members of the Company's senior management under which termination benefits are provided if a change in control of the Company occurs. The Board of Directors is considering the desirability of such arrangements, as well as the desirability of a more broadly based plan to cover employees who are not members of senior management and who meet certain employment longevity standards.

         The ServiceMaster 1998 Equity Incentive Plan provides that all stock options granted prior to the occurrence of a change in control shall become immediately exercisable upon the occurrence of a change in control and shall remain exercisable thereafter throughout the entire terms of the options.

Indebtedness of Management

         One executive officer, Robert F. Keith, was indebted to the Company in excess of $60,000 at some point during the year 1997. The indebtedness was incurred by reason of tax loans made in connection with one or more share grants ("Share Grants") made before 1997 under the ServiceMaster Share Grant Award Plan and a bridge loan arising from a relocation. $223,924 is the largest amount of such indebtedness outstanding during the year 1997 and $30,766 is the amount of such indebtedness outstanding on June 30, 1998. Interest on the tax loans made in respect of the Share Grants was charged to the borrower at a rate between 8% and 9% per annum. No interest was charged on the relocation loan.
The relocation loan has been paid in full.

                            OWNERSHIP OF COMMON STOCK

         As of July 1, 1998, no one is the beneficial owner of more than five percent of the Common Stock. The following table sets forth as of July 1, 1998 the beneficial ownership of the Common Stock with respect to ServiceMaster's directors, senior management advisers and those executive officers named in the Summary Compensation Table and the Company's directors and officers as a group:

                                                            Amount and Nature of Beneficial Ownership (1)
                                                          --------------------------------------------------------------------------

                           (1)                                  (2)             (3)            (4)             (5)

                                                            Sole Voting                        Total         Percent
                                                                and                          Ownership       Ownership
                                                            Investment          Other
---------------------------------------------------------  --------------- ---------------  --------------  -------------
Paul W. Berezny (3)(4)(6)(8).............................          85,127        799,371          884,498         0.444%
Henry O. Boswell (2)(4)..................................          46,582         64,327          110,909         0.056%
Carlos H. Cantu (4)(5)(12)...............................         391,550      1,637,553        2,029,103         1.020%
Robert D. Erickson (4)(5)(6)(7)..........................         671,487         82,261          753,748         0.379%
Brian Griffiths (4)......................................          10,320              0           10,320         0.005%
Sidney E. Harris (4).....................................           6,720          1,125            7,845         0.004%
Herbert P. Hess (4)(8)...................................         158,595         20,250          178,845         0.090%
Michele M. Hunt (4)......................................           6,720              0            6,720         0.003%
Donald K. Karnes (4).....................................       1,283,923              0        1,283,923         0.645%
Robert F. Keith (4)(5)...................................         206,806        104,560          311,366         0.156%
Gunther H. Knoedler (4)..................................          47,015              0           47,015         0.024%
James D. McLennan (4)....................................          34,983              0           34,983         0.018%
Ernest J. Mrozek (4)(5)..................................         287,482         40,793          328,275         0.165%
Vincent C. Nelson (4)(8)(9)(10)..........................         109,400        611,241          720,641         0.362%
Dallen W. Peterson (4)...................................       1,649,168              0        1,649,168         0.829%
C. William Pollard (4)(5)(11)............................         788,070        142,593          930,663         0.468%
Steven C. Preston (4)....................................          46,347              0           46,347         0.023%
Steven S Reinemund (4)...................................           2,520         10,000           12,520         0.006%
Phillip B. Rooney (3)(4).................................         259,559          9,000          268,559         0.135%
David M. Slott (4).......................................         401,830        291,264          693,094         0.348%
Burton E. Sorensen (4)...................................          19,703              0           19,703         0.010%
Vernon T. Squires (4)(5).................................         252,863         40,793          293,656         0.148%
Charles W. Stair (5)(6)(13)..............................         608,633        107,978          716,611         0.360%
David K. Wessner (3)(4)(8)(14)(15).......................         116,984        743,505          860,489         0.432%
All directors and officers as a group (135 persons) (16).      13,503,536      6,442,181       19,945,717        10.024%



---------------------------


(1) The shares owned by each person and by all directors and officers as a group, and the shares included in the total number of shares, have been adjusted, and the percentage ownership figures have been computed, in accordance with Rule 13d- 3(d)(1)(i).

(2) Shares in column (3) include 41,772 shares owned by spouse as to which beneficial ownership is disclaimed.

(3) Shares in column (3) include shares held by spouse and/or other family members.

(4) Shares in column (2) include shares which may be acquired within sixty days under options granted under the ServiceMaster Share Option Plan, the ServiceMaster 10-Plus Option Plan, the ServiceMaster 1998 Equity Incentive Plan, the ServiceMaster Non-Employee Directors Option Plan and/or the ServiceMaster 1998 Non-Employee Directors Discounted Stock Option Plan.

(5) Shares in column (3) include shares held in one or more investment partnerships in which the listed person is a partner with shared voting power and investment power.

(6) Shares in column (2) include shares held in trust for the benefit of family members as to which beneficial ownership is disclaimed.

(7) Shares in column (3) include 64,779 shares owned by spouse or held in trust for the benefit of family members as to which beneficial ownership is disclaimed.

(8) Shares in column (3) include shares held in trust for benefit of self and/or family members.

(9) Shares in column (2) include 30,862 shares in trust for the benefit of family members as to which beneficial ownership is disclaimed. Shares in column (3) include 10,657 shares held in trust for the benefit of family members as to which beneficial ownership is disclaimed.

(10) Shares in column (3) include 387,674 shares owned by a charitable trust of which Vincent C. Nelson is a trustee. Mr. Nelson disclaims beneficial ownership of such shares.
(11) Shares in column (3) include 34,830 shares owned by a charitable foundation of which C. William Pollard is a director. Mr. Pollard disclaims beneficial ownership of such shares. Shares in column (3) also include 22,951 shares in trust for the benefit of family members.
(12) Shares in column (3) include 22,875 shares owned by a charitable foundation of which Carlos H. Cantu is an officer. Mr. Cantu disclaims beneficial ownership of such shares.
(13) Shares in column (3) include 39,600 shares owned by a charitable foundation of which Charles W. Stair is a director. Mr. Stair disclaims beneficial ownership of such shares.
(14) Shares in column (3) include 612,500 shares owned by a charitable foundation of which David K. Wessner is a director. Mr. Wessner disclaims beneficial ownership of such shares.

(15) Shares in column (3) include 363,747 shares held by an investment company of which David K. Wessner is a shareholder and one of four directors.

(16) Includes 3,160,427 shares which certain officers of ServiceMaster, through the exercise of their respective rights, may acquire within 60 days under share purchase agreements, options granted under the ServiceMaster Share Option Plan and options granted under the ServiceMaster 10-Plus Option Plan. No options granted under the ServiceMaster 1998 Equity Incentive Plan were exercisable on July 1, 1998. Shares purchasable by the persons identified in the Summary Compensation Table under one or more of the foregoing plans are as follows: Mr. Cantu--52,500 shares; Mr. Pollard--45,000 shares; Mr. Mrozek--73,205 shares; Mr. Keith--133,631 shares; Mr. Squires--27,000 shares and all executive officers as a group--618,361 shares.

                           DESCRIPTION OF COMMON STOCK

         Under the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the Company is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 11,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 1, 1998, 196,165,572 shares of Common Stock (excluding treasury shares) were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In addition, as of July 1, 1998, the Board of Directors had approved the issuance of 7,500,000 shares of Common Stock under the Company's equity incentive plans, and of that number approximately 2,160,000 were subject to issuance under outstanding stock options. The number of authorized shares of Preferred Stock includes 1,000,000 authorized shares of Junior Participating Preferred Stock, Series A (the "Series A Preferred Stock") issuable pursuant to the rights agreement dated as of December 15, 1997 between the Company and Harris Trust and Savings Bank (the "Rights Plan"), none of which were outstanding as of December 31, 1997. See "--Stock Purchase Rights."

Common Stock

         Subject to the rights of the holders of any Preferred Stock, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding Common Stock is, and the shares of Common Stock offered hereby by the Company will be, fully paid and non-assessable.

         Harris Trust and Savings Bank of Chicago, Illinois is the registrar and transfer agent for the Common Stock.

Stock Purchase Rights

         Each outstanding share of Common Stock includes, and each share of Common Stock offered hereby will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") provided under the Rights Plan. Each Right entitles the holder, until the earlier of December 11, 2007 or the redemption of the Rights, to buy one one-thousandth of a share of Series A Preferred Stock at a price of $130 per one one-thousandth of a share (as may be adjusted to reflect stock splits since the issuance of the Rights). The Series A Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). The Company has reserved 1,000,000 shares of Series A Preferred Stock for issuance upon exercise of such Rights.

         In the event that any person becomes the beneficial owner of 15% or more of the Company's Common Stock, the Rights (other than Rights held by the acquiring stockholder) would become exercisable for that number of shares of the Common Stock having a market value of two times the exercise price of the Right. Furthermore, if after any person becomes the beneficial owner of 15% or more of the Company's Common Stock the Company is acquired in a merger or other business combination or 50% or more of its assets or earnings power were sold, each Right (other than Rights held by the acquiring person) would become exercisable for that number of shares of Common Stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

         The Company may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock.

         One Right will be issued in respect of each share of Common Stock issued before the earlier of December 11, 2007 or the redemption of the Rights. As of the date of this Prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of Common Stock. The Rights will expire on December 11, 2007, unless earlier redeemed.

Preferred Stock

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, to determine whether fractional shares can be issued in any particular series and, if so, the nature of the fractional interests which can be issued in that series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions of the Restated Certificate and By-Laws

         The following summary of certain provisions of the Restated Certificate and By-Laws of the Company (the "ByLaws") does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate and the By-Laws, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

         Classification of Directors. The Company's Restated Certificate and By-Laws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as reasonably practicable, and that at each annual meeting of the Company's stockholders, the successors to the Directors whose terms expire that year shall be elected for a term of three years. The number of Directors is fixed by the affirmative vote of the majority of the Directors then in office, but may not be less than three. Newly created Directorships and any vacancies on the Board of Directors are filled by a majority vote of the remaining Directors then in office, even if less than a quorum. Except in certain limited circumstances, no Director may be removed from the Board prior to the time such person's term would expire unless (i) such removal is for cause and (ii) such removal has been approved by the affirmative vote of the holders of 67% of the outstanding voting shares of the Company. The Restated Certificate requires that a majority of the members of the Board be "independent directors," which is defined to generally include any person (i) who is not and has not been employed by any ServiceMaster unit within one year;
(ii) is not a "Related Person" (as hereinafter defined) and has not been employed by a Related Person within one year; (iii) is not a party to any agreement, requirement or arrangement under which such person may be obligated to act in his or her capacity as a Director in accordance with instructions provided by any person who is not independent (including, but not limited to, a Related Person); and (iv) is not subject to any relationship, arrangement or circumstance (including any relationship with a Related Person) which, in the judgment of a majority of the independent Directors (the "Independent Board Majority") is reasonably possible will interfere with such person's exercise of independent judgment as a Director.

         Special Meetings. The By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

         Approval of Certain Business Combinations. The Restated Certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of the Common Stock held by stockholders other than a "Related Person" (any person or entity which, together with its affiliates and associates, beneficially owns in the aggregate 15% or more of the outstanding Common Stock and any affiliate or associate of such person or entity) is required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Company with any Related Person; provided, that the foregoing 80% voting requirement is not applicable if an "Independent Board Majority" (a majority of the group comprised of all individuals who are independent sitting directors) either (a) has expressly approved in advance the acquisition of the outstanding shares of Common Stock that caused such Related Person to become a Related Person or (b) has expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person. The term "Business Combination" is defined under the Restated Certificate to mean (a) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person; (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part (as defined in the Restated Certificate) of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Company to a Related Person; (c) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company; (e) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person; (f) any recapitalization that would have the effect of increasing the voting power of a Related Person; and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.

         Action by Written Consent. The By-Laws provide that a holder of Common Stock or any other class of stock at any time issued by the Company shall not have the right to take action by written consent. Rather, stockholders shall only have the right to act with respect to any particular issue at a meeting of stockholders at which that issue is properly up for a vote by stockholders.

         Stockholder Proposals. Stockholders are only entitled to make proposals to be voted upon by stockholders at an annual meeting if they comply with certain procedures set forth in the By-Laws, which require, among other things, that the proposing stockholder must deliver a written notice identifying such proposal to the office of the Company's General Counsel at the Company's headquarters no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. At a special stockholders meeting, a stockholder's proposal will be timely for that meeting if it is actually delivered to the General Counsel's office at the Company's headquarters no later than the close of business on the 10th day following the day on which the Company first publicly announced the date of the special meeting and that a vote by stockholders will be taken at that meeting. Such stockholder's proposal notice must: (i) contain a description of the proposal, the reasons for the proposal and any material interest in such proposal by the proposing stockholder or the beneficial owner of the stockholder's record shares; (ii) contain an affirmation by the proposing stockholder that the stockholder satisfies the requirements specified in the By-Laws for presentation of such proposal; and (iii) as to the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and the telephone number at which each may be reached during normal business hours through the time for which the meeting is scheduled and (y) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

         Amendments  to  the  Restated  Certificate  and  Bylaws.  The  Restated
Certificate provides that no change in the Restated Certificate shall be effective unless it shall have been approved by at least 80% of the Company's sitting directors and shall have received such other approvals as may have been required by the Company's By-Laws or by applicable law. Amendment of the Bylaws requires either the approval of 80% of the sitting directors in office at the time such amendment is approved or the approval of the holders of 80% of the outstanding Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the Affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         The Common Stock is listed on the NYSE under the symbol "SVM." The following table sets forth the high and low sale prices of the Common Stock subsequent to December 31, 1997 and for the Partnership Shares for all other periods as reported on the New York Stock Exchange Composite Tape and the cash dividends paid per share of Common Stock or the cash distributions paid per Partnership Share for the periods indicated. The prices have been adjusted to give retroactive effect to ServiceMaster's three-for-two share splits in June 1997 and June 1996 (share prices have been rounded to the nearest one cent).



                                                                                                                       Cash
                                                                                                                 Distributions
                                                                                High              Low                   Paid
                                                               ---------------------------------------------------------------

Year ended December 31, 1995:
         First Quarter........................................                $11.11              $9.56              $0.10
         Second Quarter.......................................                 12.11              10.50               0.102/3
         Third Quarter........................................                 12.83              11.78               0.102/3
         Fourth Quarter.......................................                 13.50              12.28               0.102/3
Year ended December 31, 1996:
         First Quarter........................................                 14.89              12.92               0.102/3
         Second Quarter.......................................                 15.67              13.75               0.102/3
         Third Quarter........................................                 16.50              14.33               0.111/3
         Fourth Quarter.......................................                 17.75              15.83               0.111/3
Year ended December 31, 1997:
         First Quarter........................................                 18.50              16.38               0.111/3
         Second Quarter.......................................                 23.88              18.13               0.111/3
         Third Quarter........................................                 29.50              22.75               0.12
         Fourth Quarter.......................................                 29.25              21.00               0.12
Year ended December 31, 1998:
         First Quarter........................................                 29.44              24.75               0.12
         Second Quarter.......................................                 38.25              26.88               0.12



         As of July 1, 1998, there were approximately 35,200 holders of record of the Common Stock. A recent last reported sale price on the NYSE for the Common Stock is set forth on the cover page of this Prospectus.

         The Company has consistently paid increasing dividends or cash distributions over the last 27 years. The Company's current policy is to continue to increase its dividend payment. The timing and amount of future dividends will be at the discretion of the Board of Directors and will depend on, among other things, the Company's results of operations, corporate finance objectives and cash requirements. The Company has announced that its intended cash dividend for 1998 will be $0.49 per share.

                                  LEGAL MATTERS

         Certain legal matters regarding the issuance of the Common Stock, under laws other than federal or state securities laws, have been passed upon for the Company by the General Counsel of the Company.


                                     EXPERTS

         The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.




                          INDEX TO FINANCIAL STATEMENTS



The ServiceMaster Company (and Predecessor)                                                                Page
                                                                                                           ----
Report of Independent Public Accountants.............................................................       F-2
Summary of Significant Accounting Policies...........................................................       F-3
Statements of Income for the years ended December 31, 1997, December 31, 1996 and December                  F-5
     31, 1995........................................................................................
Statements of Financial Position as of December 31, 1997 and December 31, 1996.......................       F-6
Statements Cash Flows for the years ended December 31, 1997, December 31, 1996 and December                 F-7
     31, 1995........................................................................................
Statements of Shareholders' Equity for the years ended December 31, 1997, December 31, 1996 and             F-8
     December 31, 1995...............................................................................
Notes to Consolidated Financial Statements for the years ended December 31, 1997, December 31,              F-9
     1996 and December 31, 1995......................................................................


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of The ServiceMaster Company

         We have audited the accompanying consolidated statements of financial position of THE SERVICEMASTER COMPANY (organized under the laws of the State of Delaware, formerly ServiceMaster Limited Partnership) AND SUBSIDIARIES, as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The ServiceMaster Company and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                     ARTHUR ANDERSEN LLP


                                                     Chicago, Illinois
                                                     January 26, 1998

                            THE SERVICEMASTER COMPANY

                            THE SERVICEMASTER COMPANY

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Consolidation: The consolidated financial statements include the accounts of ServiceMaster and its majority-owned subsidiary partnerships and corporations, collectively referred to as the Company. Intercompany transactions and balances have been eliminated in consolidation. Investments in unconsolidated subsidiaries representing ownership of at least 20 percent, but less than 50 percent, are accounted for under the equity method. Certain immaterial 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation. The preparation of the consolidated financial statements requires management to make certain estimates and assumptions required under generally accepted accounting principles which may differ from the actual results.

         Revenues: Revenues from lawn care, termite, and pest control services are recognized as the services are provided. Revenues from franchised services (which in aggregate represent less than 10 percent of consolidated totals) consist of initial franchise fees received from the sales of licenses, sales of products to franchisees, and continuing monthly fees based upon franchise revenue.

         Home warranty contract fees are recognized as revenues ratably over the life of the contract. Customers' coverage under home warranty contracts is on a "claims made" basis and contract costs are expensed as incurred.

         Revenues from management services are recognized as services are rendered and consist of contract fees which reflect the total price of such services. Where the Company principally uses people who are employees of the facility, the payroll costs for such employees are charged to the Company by the facility and are included in "Cost of services rendered and products sold" in the Consolidated Statements of Income. Receivables from the facilities are reflected in the Consolidated Statements of Financial Position at the net amount due, after deducting from the contract price all amounts chargeable to the Company.

         Revenues from the professional employer organization (PEO) are also recognized as the services are rendered. Consistent with PEO industry practice, revenues include the gross amount billed to clients which includes payroll and other direct costs.

         Inventory Valuation: Inventories are valued at the lower of cost (first-in, first-out basis) or market. Inventory costs include material, labor, and factory overhead and related handling costs. Raw materials represent less than 3 percent of the inventory value at December 31, 1997. The remaining inventory is finished goods to be used on the customers' premises or sold to franchisees.

         Depreciation and Amortization: Buildings and equipment used in the business are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes. The estimated useful lives for building and improvements range from 10 to 40 years, while the estimated useful lives for equipment range from 3 to 10 years. Intangible assets consist primarily of trade names ($183 million), covenants not to compete ($34 million) and goodwill ($1.3 billion). These assets are amortized on a straight-line basis over their estimated useful lives as follows: trade names--40 years; covenants not to compete --10 to 20 years; and goodwill--40 years. Long-lived assets, including fixed assets and intangible assets, are periodically reviewed to determine recoverability by comparing their carrying values to the undiscounted future cash flows expected to be realized from their use. No recovery problems have been indicated by these comparisons. If the undiscounted future cash flows had been less than the carrying amount of the asset, an impairment loss would have been recognized based on the asset's fair value, and the carrying amount of the asset would have been reduced accordingly.

                            THE SERVICEMASTER COMPANY

         Income Taxes: The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

         Earnings Per Share: The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share and is based on the weighted average number of common shares outstanding during the year. Shares potentially issuable under options and convertible debentures which are dilutive in nature have been considered outstanding for purposes of the diluted earnings per share calculation.

                            THE SERVICEMASTER COMPANY

                              STATEMENTS OF INCOME


                                                                              Year Ended December 31,
                                                            ------------------------------------------------------------
                                                                       1997                    1996             1995
                                                            ------------------------------------------------------------
                                                                       (in thousands, except per share data)
Operating Revenue..........................................           $3,961,502          $3,458,328         $3,202,504
Operating Costs and Expenses:
     Cost of services rendered and products sold...........            3,058,160           2,681,008          2,499,700

     Selling and administrative expenses...................              559,409             482,102            450,937
                                                            ------------------------------------------------------------

         Total operating costs and expenses................            3,617,569           3,163,110          2,950,637
                                                            ------------------------------------------------------------
Operating Income...........................................              343,933             295,218            251,867
Non-operating Expense (Income):
     Interest expense......................................               76,447              38,298             35,855
     Interest and investment income........................             (14,304)            (10,183)            (7,310)
     Minority interest, including General Partners'
         2 percent interest which totaled $5,362 in 1997,
         $4,977 in 1996, and $3,505 in 1995................                7,511             14,706              45,715
                                                            ------------------------------------------------------------
Income before Income Taxes.................................              274,279             252,397            177,607
Provision for income taxes (1).............................               10,203               7,257              5,588

Tax benefit relating to change in tax status...............               65,000                  --                 --
                                                            ------------------------------------------------------------


         Net income (1)....................................              329,076             245,140            172,019
                                                            ------------------------------------------------------------
Pro-Forma Information:
     Income before Income Taxes............................             $274,279            $252,397           $177,607

     Corporate provision for income taxes (1)..............              110,809             101,968             71,753
                                                            ------------------------------------------------------------


         Net Income........................................              163,470             150,429            105,854
                                                            ------------------------------------------------------------
Basic Net Income Per Share (1 and 2).......................                $0.86               $0.71              $0.61
Diluted Net Income Per Share (1 and 2).....................                $0.82               $0.69              $0.59

---------------------------

(1) The Company converted from partnership to corporate form in a tax-free exchange for shareholders on December 26, 1997. Prior to the conversion, the Partnership was not subject to federal and state income taxes, as its taxable income was allocated to the Company's shareholders. As a result of the conversion, the Company is a taxable entity and is responsible for such payments. Pro forma information is presented to compare the continuing results of operations as if the Company were a taxable corporation in 1997, 1996 and 1995. The pro forma provision for income taxes has been calculated assuming that the Company's effective tax rate was approximately 40 percent of pretax earnings. The Company's historical net income per share as a Partnership was as follows:


                                             Before One-Time Tax Benefit                       Actual
                                            -----------------------------------  -------------------------------------
                                             1997           1996        1995         1997       1996         1995
                                            ----------- ------------ ----------  ------------ ----------- ------------
     Basic................................    $1.39        $1.16        $0.99       $1.73        $1.16       $0.99
     Diluted..............................    $1.33        $1.12        $0.95       $1.66        $1.12       $0.95



(2) The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. Basic earnings per share are calculated based on 190,629 shares in 1997, 211,587 shares in 1996 and 173,588 shares in 1995 while diluted earnings per share are calculated based on 199,760 shares in 1997, 220,286 shares in 1996 and 182,135 shares in 1995. All share and per share data reflect the three-for-two share splits in June 1997 and June 1996.


  See accompanying Summary of Significant Accounting Policies and Notes to the
                       Consolidated Financial Statements.

                            THE SERVICEMASTER COMPANY

                        STATEMENTS OF FINANCIAL POSITION

                                                                                     As of December 31,
                                                                              -----------------------------------------

                                   ASSETS                                                 1997                  1996
                                                                              --------------------------  -------------
                                                                                           (in thousands)
Current Assets:
   Cash and cash equivalents................................................. $             64,876 $            72,009
   Marketable securities.....................................................               59,248              42,404
   Receivables, less allowances of $32,221 in 1997 and $26,287 in 1996.......              299,138             270,401
   Inventories...............................................................               48,157              43,529
                                                                                           122,665              70,991
   Prepaid expenses and other assets......................................... -----------------------------------------
                                                                                           594,084             499,334
      Total current assets................................................... -----------------------------------------

Property, Plant, and Equipment, at Cost:
   Land and buildings........................................................               46,632              47,536
                                                                                           316,021             273,177
   Equipment................................................................. -----------------------------------------
                                                                                           362,653             320,713
                                                                                           204,383             174,313
   Less: accumulated depreciation............................................ -----------------------------------------
                                                                                           158,270             146,400
      Net property, plant, and equipment..................................... -----------------------------------------

Other Assets:
   Intangible assets, primarily trade names and goodwill, less accumulated
      amortization of $218,293 in 1997 and $170,623 in 1996..................            1,563,309           1,098,466
                                                                                           159,561             102,641
   Notes receivable, long-term securities, and other assets.................. -----------------------------------------
                                                                                         2,475,224           1,846,841
      Total Assets........................................................... -----------------------------------------


                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts payable.......................................................... $             84,673 $            66,025
   Accrued liabilities:
      Payroll and related expenses...........................................               85,315              69,136
      Insurance and related expenses.........................................               55,909              43,675
      Other..................................................................              129,443              92,756
   Deferred revenues.........................................................              181,298             138,339

   Current portion of long-term obligations..................................               21,539              15,621
                                                                              -----------------------------------------

        Total current liabilities............................................              558,177             425,552
                                                                              -----------------------------------------
Long-Term Debt...............................................................            1,247,845             482,315
Other Long-Term Obligations..................................................              144,764             125,299
Commitments and Contingencies (see Notes)
Minority and General Partners' Interests including General Partners'
   interest of $1,604 in 1996................................................                   --              16,908
Shareholders' Equity:
   Partnership equity........................................................                   --             862,625
   Common stock $0.01 par value, authorized 1 billion shares; issued and
      outstanding 186,629 shares.............................................                1,866                  --
   Additional paid-in capital................................................              519,424                  --
   Retained earnings.........................................................               65,000                  --
   Restricted stock..........................................................              (4,270)             (5,858)

   Treasury stock............................................................             (57,582)            (60,000)
                                                                              -----------------------------------------

        Total shareholders' equity...........................................              524,438             796,767
                                                                              -----------------------------------------
        Total Liabilities and Shareholders' Equity...........................            2,475,224           1,846,841
                                                                              -----------------------------------------
                                                                              -----------------------------------------


  See accompanying Summary of Significant Accounting Policies and Notes to the
                       Consolidated Financial Statements.

                            THE SERVICEMASTER COMPANY

                            STATEMENTS OF CASH FLOWS



                                                                             Years Ended December 31,
                                                                  ------------------------------------------------------
                                                                                1997             1996             1995
                                                                  ------------------------------------------------------
                                                                                     (In thousands)
Cash and Cash Equivalents at January 1........................... $            72,009 $         23,113  $        14,333

Cash Flows from Operations:
   Net Income....................................................             329,076          245,140          172,019
   Adjustments to reconcile net income to net cash provided from operations:
        Depreciation.............................................              45,392           41,658           38,332
        Amortization.............................................              47,670           37,348           27,656
        Deferred tax asset recorded upon reincorporation.........            (65,000)               --               --
      Change in working capital, net of acquisitions:
        Receivables..............................................             (6,853)         (19,084)         (28,503)
        Inventories and other current assets.....................            (14,210)         (12,666)         (16,209)
        Accounts payable.........................................               5,603           10,302           10,773
        Deferred revenues........................................              30,012           17,602           19,691
        Accrued liabilities......................................                (82)           13,140           24,287

      Minority interest and other, net...........................                 281            7,946           49,379
                                                                  ------------------------------------------------------
                                                                              371,889          341,386          297,425
           Net Cash Provided from Operations..................... ------------------------------------------------------

Cash Flows from Investing Activities:
   Property additions............................................            (46,232)         (42,952)         (44,624)
   Business acquisitions, net of cash acquired...................           (233,689)         (58,473)         (42,763)
   Net purchases of investment securities........................            (16,753)         (20,075)          (6,820)
   Payments to sellers of acquired businesses....................             (4,723)          (3,742)          (2,908)
   Sale of equipment and other assets............................               4,134            2,664            2,250
   Notes receivable and financial investments....................             (3,593)            3,304         (12,250)

   Proceeds from sale of businesses..............................                  --            4,526           23,255
                                                                  ------------------------------------------------------

           Net Cash Used for Investing Activities................           (300,856)        (114,748)         (83,860)
                                                                  ------------------------------------------------------

Cash Flows from Financing Activities:
   Long-term borrowings, net.....................................             888,528          123,732           96,067
   Payment of borrowings and other obligations...................           (160,155)         (82,857)         (85,945)
   Purchase of ServiceMaster shares..............................           (657,191)         (76,556)         (58,500)
   Distributions to shareholders and shareholders' trust.........           (155,883)        (146,520)        (127,070)
   Proceeds from employee share option plans.....................               6,526            6,835            3,183
   Distributions to holders of minority interests................               (542)          (3,074)         (32,794)

   Other.........................................................                 551              698              274
                                                                  ------------------------------------------------------

           Net Cash Used for Financing Activities................            (78,166)        (177,742)        (204,785)
                                                                  ------------------------------------------------------

Cash Increase (Decrease) During the Year.........................             (7,133)           48,896            8,780
                                                                  ------------------------------------------------------

Cash and Cash Equivalents at December 31.........................              64,876           72,009           23,113
                                                                  ------------------------------------------------------










  See accompanying Summary of Significant Accounting Policies and Notes to the
                       Consolidated Financial Statements.

                            THE SERVICEMASTER COMPANY

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                               Corporate Equity
                                   ---------------------------------------

                                                Additional                  Limited
                                     Common       Paid-In     Retained      Partners'    Treasury    Restricted    Total
                                      Stock       Capital     Earnings       Equity       Shares       Shares      Equity
                                   ------------ ----------- ------------- ------------- ------------ ------------ ------------
                                                                         (in thousands)

Balance, December 31, 1994.......  $        --  $        --   $        --  $    364,673 $  (48,497)  $   (8,910)  $   307,266
Net income 1995..................           --           --            --       172,019          --           --      172,019
Shareholder distributions........           --           --            --     (127,070)          --           --    (127,070)
Shares issued under option,
   subscription, and grant plans and
   other (435 shares)............           --           --            --        13,965       2,431        1,361       17,757
Treasury shares purchased and related
   costs (4,883 shares)..........           --           --            --            --    (58,500)           --     (58,500)
Shares issued for the acquisition of
   Consumer Services minority
   interest (40,741 shares)......           --           --            --       265,227      91,161           --      356,388
Shares issued for the acquisition of
   the TruGreen-ChemLawn minority
   interest (6,354 shares) and other
   acquisitions..................           --           --            --        78,800          --           --       78,800
                                    ------------ ------------- ------------ ----------- ----------- ------------ ------------


Balance, December 31, 1995.......  $        --  $        -- $          --  $    767,614 $  (13,405)  $   (7,549)  $   746,660
Net income 1996..................           --           --            --       245,140          --           --      245,140
Shareholder distributions........           --           --            --     (146,520)          --           --    (146,520)
Shares issued under option,
   subscription, and grant plans and        --
   other (2,453 shares)..........                        --            --       (6,713)       2,506        1,691      (2,516)
Treasury shares purchased and related
   costs (5,157 shares)..........           --           --            --            --    (76,556)           --     (76,556)

Shares issued for acquisitions...           --           --            --         3,104      27,455           --       30,559
                                    ------------ -------------- ----------- ------------- ----------- ------------ -----------


Balance, December 31, 1996.......  $        --  $        -- $          --  $    862,625 $  (60,000)  $   (5,858)  $   796,767
Net income 1997..................           --           --        65,000       264,076          --           --      329,076
Shareholder distributions........           --           --            --     (155,883)          --           --    (155,883)
Shares issued under option,
   debentures, and grant plans (4,319
   shares) and other.............           --           --            --        20,151       3,511        1,588       25,250
Treasury shares repurchased from
   WMX (40,741 shares)...........           --           --            --     (625,978)          --           --    (625,978)
Treasury shares purchased and related
  costs (1,347 shares)..........            --           --            --            --    (31,213)           --     (31,213)
Shares issued for the acquisition of
   Barefoot Inc. (8,614 shares) and
   other acquisitions............           --           --            --       156,299      30,120           --      186,419

Conversion to corporate form.....        1,866      519,424            --     (521,290)          --           --           --
                                   ------------ ------------- ------------ ------------- ----------- ------------ ------------
Balance, December 31, 1997.......        1,866      519,424         65,000           --     (57,582)     (4,270)      524,438
                                   -------------------------------------------------------------------------------------------
                                   -------------------------------------------------------------------------------------------


---------------------------


All share data  reflect  the  three-for-two  share  splits in June 1997 and June
1996.







  See accompanying Summary of Significant Accounting Policies and Notes to the
                       Consolidated Financial Statements.

                            THE SERVICEMASTER COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


Business Unit Reporting

         The business of the Company is conducted through the ServiceMaster Consumer Services, ServiceMaster Management Services, and New Business Development and Parent operating units. The Consumer Services unit provides a variety of specialty services to residential and commercial customers. The Management Services unit provides a variety of supportive management services to health care, education and commercial accounts. Included in this segment for all periods is ServiceMaster Diversified Health Services, which provides management services and other products and services to the long-term care industry and had previously been reported in the New Business Development and Parent unit. The New Business Development and Parent unit includes the newly established ServiceMaster Employer Services, which has been grouped with Parent due to the developmental status of this business. The Employer Services unit provides clients with administrative processing of payroll, workers' compensation insurance, health insurance, unemployment insurance and other employee benefit plans. The International operations of the enterprise, which had previously been reported in the New Business Development and Parent operating unit, are now reflected within the Consumer Services and Management Services operating units for all periods.

         Information regarding the accounting policies used by the Company is described in the Summary of Significant Accounting Policies. Operating expenses of the business units consist primarily of direct costs and a royalty payable to Parent based on the revenues or profits of the business unit. Identifiable assets are those used in carrying out the operations of the business unit and include intangible assets directly related to its operations. The Company's headquarters facility and other investments are included in the identifiable assets of New Business Development and Parent.

                            THE SERVICEMASTER COMPANY

                            THE SERVICEMASTER COMPANY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         The following information is presented on a pro forma basis as if the Company had been a taxable corporation in all years and corporate taxes have been allocated to the segments. The 1996 and 1995 information reflects changes made during the year to the royalty and interest expense allocation methodology between Management Services and Parent. The consolidated results were unaffected by these changes.



                                                                                            New Business
                                                       Consumer         Management           Development
                                                       Services          Services             and Parent     Consolidated
                                                   ----------------- ------------------ -------------------- ------------
                                                                              (in thousands)
1997
    Operating revenue............................         1,662,519         2,113,598           185,385        3,961,502
                                                   ----------------- ------------------ ------------------- -------------
    Operating income.............................           234,714            96,067            13,152          343,933
                                                   ----------------- ------------------ ------------------- -------------
    Non-operating expenses.......................            27,539             5,028            37,087           69,654
    Income before income taxes...................           207,175            91,039          (23,935)          274,279
    Corporate provision for income taxes.........            83,699            36,780           (9,670)          110,809
                                                   ----------------- ----------------------------------------------------
        Pro forma corporate net income...........
                                                   $        123,476  $         54,259 $        (14,265) $        163,470
                                                   ----------------- ----------------------------------------------------
    Identifiable assets at December 31, 1997.....  $      1,785,932  $        420,185 $         269,107 $      2,475,224
    Depreciation and amortization expense........  $         63,261  $         26,120 $           3,681 $         93,062
    Capital expenditures.........................  $         19,488  $         25,056 $           1,688 $         46,232

1996
    Operating revenue............................         1,461,696         1,982,687            13,945        3,458,328
                                                   ----------------- ----------------------------------------------------
    Operating income.............................           185,895            97,264            12,059          295,218
                                                   ----------------- ----------------------------------------------------
    Non-operating expenses.......................            14,233             6,249            22,339           42,821
    Income before income taxes...................           171,662            91,015          (10,280)          252,397
    Corporate provision for income taxes.........            69,352            36,770           (4,154)          101,968
                                                   ----------------- ----------------------------------------------------
        Pro forma corporate net income...........
                                                   $        102,310  $         54,245 $         (6,126) $        150,429
                                                   ----------------- ----------------------------------------------------
    Identifiable assets at December 31, 1996.....  $      1,394,177  $        357,882 $          94,782 $      1,846,841
    Depreciation and amortization expense........  $         52,446  $         23,855 $           2,705 $         79,006
    Capital expenditures.........................  $         19,915  $         21,676 $           1,361 $         42,952

1995
    Operating revenue............................         1,289,835         1,885,926            26,743        3,202,504
                                                   ----------------- ----------------------------------------------------
    Operating income.............................           155,098            85,390            11,379          251,867
                                                   ----------------- ----------------------------------------------------
    Non-operating expenses.......................            15,751             7,964            50,545           74,260
    Income before income taxes...................           139,347            77,426          (39,166)          177,607
    Corporate provision for income taxes.........            56,296            31,280          (15,823)           71,753
                                                   ----------------- ----------------------------------------------------
        Pro forma corporate net income...........
                                                   $         83,051  $         46,146 $        (23,343) $        105,854
                                                   ----------------- ----------------------------------------------------
    Identifiable assets at December 31, 1995.....  $      1,239,599  $        340,194 $          70,097 $      1,649,890
    Depreciation and amortization expense........  $         42,205  $         21,492 $           2,291 $         65,988
    Capital expenditures.........................  $         18,563  $         20,611 $           5,450 $         44,624




Reincorporation

         Most operations of ServiceMaster and its subsidiary partnerships had been conducted since 1986 free of federal corporate income tax. The Internal Revenue Code would have imposed federal corporate tax on ServiceMaster's operations beginning in 1998. In January 1992, in anticipation of this change, the Partnership's shareholders approved a tax-free plan of reorganization to return to corporate form.

         The ServiceMaster Company was created as part of this plan. The reorganization became effective December 26, 1997 and was structured as a merger in which The ServiceMaster Company became the successor entity through which the public now invests in ServiceMaster. (The term "the Company" or "ServiceMaster" is used to collectively refer to the Partnership and its successor corporation, The ServiceMaster Company.) At the time of

                            THE SERVICEMASTER COMPANY
reincorporation each outstanding limited partnership share was converted into one share of $0.01 par value common stock. No federal income taxes were imposed on the shareholders of the Partnership as a result of the reincorporation.

         Pro forma information has been presented in the accompanying financial statements in order to compare the continuing results of operations as if the Company had been a taxable entity in 1997, 1996 and 1995. The pro forma provision has been calculated assuming that the Company's effective tax rate had been approximately 40 percent of pretax earnings. Management currently estimates that the effective tax rate in the years following reincorporation will also be approximately 40 percent. This estimate may differ from the actual effective tax rate following reincorporation due to changes in circumstances, statutory tax rates, acquisitions, etc.

         Prior to December 26, 1997, The ServiceMaster Limited Partnership held as its only asset a 99 percent interest in the profits, losses, and distributions of The ServiceMaster Company Limited Partnership, which through subsidiaries owned and operated the ServiceMaster business. The Managing General Partner was ServiceMaster Management Corporation, which held a one percent interest in the income of both Partnerships. As a result of the reorganization, The ServiceMaster Company owns all of the general and limited partnership interests in the Partnership. No payment or equity issuance was made to the Managing General Partner in connection with the reorganization except for the pay out of any income allocated to its capital account prior to reincorporation.

Income Taxes

         Prior to reincorporation, the Partnership (a publicly-traded partnership for federal and state income tax purposes) was not directly subject to income taxes. Since December 31, 1986 most of ServiceMaster's income or loss was allocated directly to its partners. However, the Partnership had certain subsidiaries which operated in corporate form, including American Home Shield, its home health care businesses, and certain international operations. These corporate form subsidiaries were subject to normal federal and state corporate income taxes. Additionally, several of the Partnership's subsidiaries were subject to state partnership business taxes and foreign business and income tax payments which account for a significant portion of the provision for income taxes that was previously reflected in the Partnership's consolidated income statement.

         As a result of the reincorporating merger, the Company recognized a step-up in the tax basis of certain assets, that will be amortized against the taxable income of the surviving enterprise in future years. As the reincorporation was structured as a merger of affiliated entities, it did not have an impact on the "book basis" of ServiceMaster's assets which are reflected in the accompanying audited financial statements. As a result of the reincorporation, the Company recorded deferred tax assets that represent the difference between the book and tax basis of the enterprise. This resulted in the recognition of deferred tax assets on the balance sheet and a corresponding $65 million gain in the tax benefit line of the income statement. The actual benefit to the Company of the basis step-up significantly exceeds the amount of the gain and is expected to result in a reduction of cash tax payments exceeding $25 million per annum for 15 years.

         The pro forma provision for income taxes estimated at 40 percent differed from the amounts computed by applying the U.S. federal tax rate of 35 percent to pretax earnings primarily as a result of state income taxes, net of the federal tax benefit.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Management believes that, based upon its lengthy and consistent history of profitable operations, it is probable that the net deferred tax assets will be realized on future tax returns, primarily from the generation of future taxable income. The Company's deferred taxes include the deferred taxes created upon the conversion to corporate form as well as the deferred taxes of the Company's subsidiaries which already operated in corporate form prior to the Company's conversion. Significant components of the Company's deferred tax assets at December 31, 1997 are as follows:

                            THE SERVICEMASTER COMPANY

                                                               (in thousands)
                                                            --------------------

Deferred tax assets:
   Current:
      Accounts receivable allowance........................             $12,000
      Accrued expenses.....................................              21,500
   Long-Term:
      Long-term assets.....................................               5,000
      Insurance expenses...................................              33,100

                                                           ---------------------

   Net deferred tax assets.................................             $71,600
                                                           ---------------------



Acquisitions and Sales

         Acquisitions have been accounted for using the purchase method, and accordingly, the results of operations of the acquired businesses have been included in the Company's consolidated financial statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair market values as of the acquisition dates.

         On February 24, 1997, the Company acquired Barefoot Inc., the second largest professional residential lawn care services company in the United
States. The Company paid approximately $237 million by issuing 8.6 million shares and paying $91 million in cash in exchange for all of the Barefoot stock. The excess of the consideration paid over the fair value of the Barefoot business of $254 million was recorded as goodwill which is being amortized on a straight-line basis over 40 years.

         On December 31, 1995, ServiceMaster completed a transaction with Waste Management Inc. (WMX) in which WMX contributed its 27.76 percent interest in Consumer Services to ServiceMaster and, in exchange, the Partnership issued approximately 40.7 million unregistered shares and an option to purchase approximately 2.8 million additional shares. This transaction represented a negotiated acceleration of a conversion right previously held by WMX that was first exercisable beginning in 1996. The unregistered shares and the option included a number of voting and trading restrictions, including significant limitations on open market sales, with the Company retaining a right of first refusal. The shares issued to WMX were valued based upon the average market price of unrestricted Company shares at the time the transaction was agreed to and announced, adjusted to reflect the significant voting and trading restrictions on the shares and other considerations. The valuation of these shares issued to WMX was determined in part based on a review performed by an international investment banking firm. The transaction generated approximately $239 million of intangible assets, primarily trade names and goodwill, which are being amortized on a straight-line basis over 40 years.

         On April 1, 1997, the Partnership completed the repurchase of all the restricted shares and the option issued to WMX for $626 million.

         The following schedule represents the unaudited pro forma consolidated results of operations (after reincorporation tax adjustments) as if the Barefoot acquisition and the WMX share repurchase had taken place at the beginning of each period indicated:

                            THE SERVICEMASTER COMPANY

                                                       1997           1996
                                                  ------------------------------
                                                    (in thousands, except per
                                                           share data)

 Operating revenue................................  $  3,962,729 $    3,562,242
 Operating income.................................  $    342,282 $      320,479
 Net income.......................................  $    153,295 $      132,680
 Basic EPS........................................  $       0.84 $         0.74
 Diluted EPS......................................  $       0.81$          0.71

         During 1997, the Company made several smaller acquisitions which included Certified Systems, Inc., one of the nation's largest professional employer organizations, Orkin's lawn care and plantscaping division and several other lawn care and pest control businesses. The Company also purchased the minority interests of Management and Diversified Health Services for a combination of cash and Company shares, totaling approximately $25 million. The aggregate fair market value of the assets acquired less liabilities assumed for these smaller acquisitions was $196 million, including approximately $267 million of intangible assets, primarily goodwill.

         During 1996, the Company acquired Premier, a provider of management services to the automotive industry, and several other smaller companies, predominately pest control, lawn care and pharmacy management businesses. The aggregate fair value of assets acquired less liabilities assumed was $91 million, including approximately $96 million of intangible assets which are being amortized on a straight-line basis over 40 years.

         In January 1995, Consumer Services acquired the 15 percent minority interest in TruGreen-ChemLawn in exchange for Partnership shares valued at $71 million. This consideration represented 6.4 million shares valued at the quoted market price of the shares at the time of the transaction. In February 1995, the Company sold 80 percent of the Education Food Service business to DAKA International, Inc. for $20 million. The gain realized on the sale was not material to the overall results for the year.

         Supplemental cash flow information regarding the Company's acquisitions is as follows:



                                        ----------------------------------------
                                                  (in thousands)

 Fair value of assets acquired....... $    590,600 $     134,377  $      502,430
 Less liabilities assumed............    (157,741)      (43,781)        (24,246)
                                        ----------------------------------------
 Net assets acquired.................      432,859        90,596         478,184
 Less shares issued..................    (186,419)      (30,559)       (435,188)
 Less cash acquired..................     (12,751)       (1,564)           (233)
                                       -----------------------------------------
 Business acquisitions, net of cash   $    233,689 $      58,473  $       42,763
 acquired............................ ------------------------------------------

                            THE SERVICEMASTER COMPANY

Long-Term Debt

         Long-term debt includes the following:


                                                                                1997                1996
                                                                       ------------------------------------
                                                                            (In thousands, except per
                                                                                   share data)
            Notes Payable:
                6.65%, maturing in 2002-2004.......................... $          70,000 $          70,000
                8.38%, maturing in 1998-2001..........................            40,000            50,000
                10.57%, maturing in 1998-2000.........................            27,000            36,000
                10.81%, maturing in 2000-2002.........................            55,000            55,000
                7.40%, maturing in 2006...............................           125,000           125,000
                6.95%, maturing in 2007...............................           100,000                --
                7.45%, maturing in 2027...............................           200,000                --
                7.47%, refinanced in 1997.............................                --            50,000
                9%, convertible at $5.74 per share....................                --            18,300
                6%, subordinated, convertible at $8.30 per share......             3,581             3,581
                Revolving credit facilities...........................           550,000                --
                Other.................................................            98,803            90,055
                Less current portions.................................          (21,539)          (15,621)
                                                                       ------------------------------------
                    Total long-term debt.............................. $       1,247,845 $         482,315
                                                                       ------------------------------------



         The Company is party to a number of long-term debt agreements which require it to comply with certain financial covenants, including limitations on indebtedness, restricted payments, fixed charge coverage ratios and net worth. The Company has been and currently is in compliance with the covenants related to these debt agreements.

         On July 28, 1997, ServiceMaster filed a Form S-3 shelf registration statement with the Securities and Exchange Commission providing for the sale of up to $950 million in either unsecured senior debt securities or equity interests. On August 14, 1997 the Company successfully completed the issuance of two tranches of debt. The first tranche, $100 million of 6.95 percent notes, was priced to yield 6.99 percent and is due August 15, 2007. The second tranche, $200 million of 7.45 percent notes, was priced to yield 7.47 percent and is due August 15, 2027. Subsequent to year end, the Company completed a $300 million dual-tranche offering of unsecured senior notes consisting of $150 million, 7.10 percent notes due March 1, 2018 and $150 million, 7.25 percent notes due March 1, 2038. The net proceeds were used to reduce borrowings under bank credit facilities thereby reducing the Company's exposure to short-term interest rate fluctuations. Proceeds from future offerings will be used for general corporate purposes, which may include repayment of debt, repurchase of shares, acquisitions, capital expenditures and working capital requirements. No decision has been made relating to the potential future sale of other securities from the shelf. Any future decisions will depend on the Company's capital needs and market conditions at the time.

         In September 1996, the Company completed a $125 million private placement of debt at an overall interest rate of 7.40 percent. Proceeds were used to pay down the bank revolving credit facility.

         The Company has a $1 billion multi-currency revolving credit agreement, dated April 1, 1997, which includes a 364-day revolving credit facility of $250 million with a five-year revolving credit facility of $750 million and a one-year term loan option (two-year total term). The line of credit may be used for general Company purposes. The revolving credit facility had $450 million of unused commitment as of December 31, 1997.

                            THE SERVICEMASTER COMPANY

         Interest paid was $63 million in 1997, $34 million in 1996, and $34 million in 1995. Average rates paid on the revolving credit facilities were 5.98 percent in 1997 and 5.62 percent in 1996. Future scheduled long-term debt payments are $19 million in 1999, $37 million in 2000, $28 million in 2001 and $32 million in 2002. The $19 million of notes payable due in 1998 are expected to be refinanced by the long-term revolving credit facility in 1998 and therefore are not considered current liabilities.

         Based upon the borrowing rates currently available to the Company for long- term borrowings with similar terms and maturities, the fair value of long-term debt is approximately $1.3 billion.

         Future long-term noncancellable operating lease payments are $30.1 million in 1998, $21.7 million in 1999, $15.1 million in 2000, $8.4 million in 2001, $4.7 million in 2002, and $6.9 million thereafter. Rental expense for 1997, 1996, and 1995 was $83.9 million, $74.8 million, and $65.4 million, respectively.

Employee Benefit Plans

         Contributions to qualified profit sharing plans were made in the amount of $8.2 million in 1997, $6.9 million in 1996, and $6.2 million in 1995. Under the Employee Share Purchase Plan, the Company contributed $1.1 million in 1997, $1.0 million in 1996, and $0.8 million in 1995. These funds defrayed part of the cost of the shares purchased by employees.

Cash and Marketable Securities

         Marketable securities held at December 31, 1997 and 1996, with a maturity of three months or less, are included in the Statements of Financial Position caption "Cash and Cash Equivalents." Marketable securities are designated as available for sale and recorded at current market value, with unrealized gains and losses reported in a separate component of shareholders' equity. Marketable securities available for current operations are classified as current assets while securities held for noncurrent uses are classified as long-term. The Company's investments consist primarily of publicly-traded debt and common equity securities. As of December 31, 1997, the aggregate market value of the Company's short- and long-term investments in equity securities was $87 million and the aggregate cost basis was $73 million. There has been no material participation in derivative trading securities in 1997 or 1996. Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. Gross gains and losses on such sales were not material in 1997, 1996 or 1995.

         Interest and dividend income received on cash and marketable securities was $8.3 million, $8.0 million, and $6.8 million in 1997, 1996, and 1995, respectively.

Shareholders' Equity

         The Company has authorized one billion shares of common stock with a par value of $.01 and 11 million shares of preferred stock. There were no shares of preferred stock issued or outstanding. In December 1997, ServiceMaster converted from a publicly traded limited partnership to a corporation. At the time of reincorporation, each outstanding limited partnership share was converted into one share of common stock on a tax-free basis to the shareholders. Upon reincorporation, all Limited Partners' equity was transferred to common stock and additional paid-in capital. Earnings after the reincorporation reflect only the tax benefit attributable to the conversion, all other earnings for the year have been included in Limited Partners' equity. The shares underlying the obligations and rights relating to the employee option plans were also converted from partnership shares to corporate stock on a one-for-one basis.

         In 1997, the Company filed a $950 million shelf registration statement with the Securities and Exchange Commission for the sale of unsecured senior debt securities and equity interests. No decision has been made relating to the potential sale of equity securities from the shelf. Any future decision regarding the sale of securities from the shelf

                            THE SERVICEMASTER COMPANY
will depend on the Company's capital needs and market conditions at the time. On April 1, 1997, the Company bought WMX's entire ownership interest in ServiceMaster for approximately $626 million. This transaction resulted in the Company acquiring the 40.7 million Company shares held by WMX and canceling WMX's option to purchase an additional 2.8 million Company shares.

         As of December 31, 1997 there were 10,464,000 Company shares available for issuance upon the exercise of employee options outstanding and future grants. Share options are issued at a price not less than the fair market value on the grant date and expire within ten years of the grant date. Certain options may permit the holder to pay the option exercise price by tendering Company shares that have been owned by the holder without restriction for an extended period. Share grants carry a vesting period and are restricted as to the sale or transfer of the shares.

         The Company accounts for employee share options under Accounting Principles Board Opinion 25, as permitted under generally accepted accounting principles. Accordingly, no compensation cost has been recognized in the accompanying financial statements related to these options. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123 (SFAS 123), which is an accounting alternative that is permitted but not required, pro forma net income and net income per share would reflect the following:


                                                                                1997               1996
                                                                     -----------------------------------
                                                                         (In thousands, except per
                                                                                share data)
                  Net Income:
                      As reported (1)..............................  $        163,470 $         150,429
                      SFAS 123 pro forma...........................  $     160,966.00 $      149,480.00
                  Net Income Per Share:
                      Basic
                          As reported (1)..........................  $           0.86 $            0.71
                          SFAS 123 pro forma.......................  $           0.84 $            0.71
                      Diluted
                          As reported (1)..........................  $           0.82 $            0.69
                          SFAS 123 pro forma.......................  $           0.81 $            0.68

---------------------------


(1)      Corporate form

         The SFAS 123 pro forma net income reflects options granted in 1997 and 1996. Since SFAS 123 does not apply to options granted prior to 1995, the pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years. This primarily relates to the fact that options vest over several years and pro forma compensation cost is recognized as the options vest. In addition, awards may have been granted in earlier years which would have resulted in pro forma compensation cost in 1997.

         The fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model with the following weighted-average assumptions in 1997 and 1996: a risk-free interest rate of 6.3 percent and 5.6 percent, respectively; a volatility rate of 21 percent and 27 percent, respectively; a 3.2 percent distribution yield in both years; and an average expected life of 7 years. The options granted to employees in 1997 and 1996 have a weighted-average fair value of $4.22 and $3.60, respectively and vest ratably over five years. The Company has estimated the value of these options assuming a single weighted-average expected life for the entire award.

         A summary of option and grant transactions during the last three years is summarized below:

                            THE SERVICEMASTER COMPANY



                                                                                   Weighted
                                                                                    Average
                                                 Share                             Exercise
                                                 Options         Price Range         Price        Share Grants    Price Range
                                             ---------------  ---------------- ----------------  -------------- -------------

Total exercisable and outstanding
     December 31, 1994.....................      10,565,946   $    1.09-11.45  $          8.22     1,821,977 $     4.30-11.33
Transactions during 1995:
     Granted to employees..................               -   $             -              -          14,625 $    10.17-11.95
     Issued to WMX.........................       2,812,500   $         14.67  $         14.67             -                -
     Exercised, paid, or vested............       (936,002)   $    1.09-11.45  $          6.03     (317,786) $     4.30-11.95
     Terminated or resigned................       (274,170)   $    1.97-11.45  $          5.67      (48,324) $      4.45-4.57
Total exercisable, December 31, 1995.......       9,355,774   $    1.09-11.45  $          8.19             -                -
Total outstanding, December 31, 1995.......      12,168,274   $    1.09-14.67  $          9.69     1,470,492 $     4.30-11.95
Transactions during 1996:
     Granted to employees..................       2,769,750   $   13.89-16.17  $         14.11             -                -
     Exercised, paid, or vested............     (3,647,097)   $    1.09-11.45  $          8.33     (265,998) $     4.30-11.95
     Terminated or resigned................       (240,183)   $    4.19-11.45  $          5.83             -                -
Total exercisable, December 31, 1996.......       5,468,494   $    1.09-11.45  $          8.24             -                -
Total outstanding, December 31, 1996.......      11,050,744   $    1.09-16.17  $         11.35     1,204,494 $     4.30-11.95
Transactions during 1997:
     Granted to employees..................       3,530,523   $   16.84-27.63  $         17.43             -                -
     Exercised, paid, or vested............     (1,261,356)   $    3.26-13.89  $          7.75     (286,973) $     4.30-11.95
     Canceled, related to WMX..............     (2,812,500)   $         14.67  $         14.67             -                -
     Terminated or resigned................       (293,973)   $    2.96-16.83  $         10.67      (80,117) $     4.30-11.95
Total exercisable, December 31, 1997.......       4,613,145   $    1.09-16.17  $          9.08             -                -
Total outstanding, December 31, 1997.......      10,213,438   $    1.09-27.63  $         12.98       837,404 $     4.30-11.95



Options outstanding at December 31, 1997:


                                                              Weighted                        Weighted
                                               Remaining       Average           Number        Average
                               Number            Life          Exercise       Exercisable      Exercise
             Range of          outstanding                      Price         at 12/31/97      Price
         Exercise Prices       at 12/31/97
         -----------------------------------------------------------------------------------------------

       $        1.09-7.70        1,747,859     5.5 years    $          5.52    1,747,859 $          5.52
       $       9.67-14.67        4,696,706     8.5 years    $         12.25    2,812,786 $         11.15
       $      16.17-27.63        3,768,873     9.0 years    $         17.34       52,500 $         16.17
              ------------------------------------------------------------------------------------------
       $       1.09-27.63       10,213,438     8.0 years    $         12.98    4,613,145 $          9.08


Earnings Per Share

         The Company adopted the Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which requires the dual presentation of basic and diluted earnings per share. Basic earnings per share replaces the previously required presentation of primary earnings per share. The difference between primary and basic earnings per share is that basic earnings per share includes no dilution from options, debentures or other financial instruments and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of convertible securities and options to purchase common stock. Diluted earnings per share is comparable to the previously reported fully diluted earnings per share.

                            THE SERVICEMASTER COMPANY

         The following chart reconciles both the numerator and the denominator of the basic earnings per share computation to the numerator and the denominator of the diluted earnings per share computation on a pro forma basis.
The reconciling items would be identical for actual earnings per share purposes.



                                For year ended 1997                For year ended 1996              For year ended 1995
                              ---------------------------------  -------------------------------  -----------------------------
                                 Income       Shares     EPS        Income      Shares      EPS     Income    Shares       EPS
                              -----------  ---------- ---------  ------------  --------  -------  --------- ------------ ------
                                                            (In thousands, except per share data)

Pro forma Basic EPS.......... $  163,470     190,629  $   0.86   $   150,429   211,587  $   0.71 $  105,854  173,588  $    0.61
Effect of Dilutive Securities,
  Net of tax:
  Options....................                  5,556                             5,072                         4,866
  9% convertible debenture...        986       3,143                     986     3,195                1,002    3,249
  6% convertible debenture...        128         432                     129       432                  129      432
                              ------------  --------- ----------  -----------  ------- ----------  --------- ----------- ------
Pro forma Diluted EPS........ $  164,584     199,760  $   0.86   $   151,544   220,286  $   0.69 $  106,985  182,135  $    0.59
                              -------------------------------------------------------------------------------------------------



                            THE SERVICEMASTER COMPANY

Quarterly Operating Results

         Quarterly operating results and related growth for the last three years in revenues, gross profit, net income, pro forma net income and pro forma basic and diluted net income per share are shown in the table below. For interim accounting purposes, certain costs directly associated with the generation of lawn care revenues are initially deferred and recognized as expense as the related revenues are recognized. Full year results are not affected.

         Certain amounts from prior periods have been reclassified to conform with the current presentation.



                                                                  Percent                         Percent
                                                                  Increase                        Increase
                                                  1997           '97 - '96           1996        '96 - '95       1995
                                             ----------------- -------------  ----------------  ----------- --------------
                                                           (Unaudited, in thousands, except per share data)

Operating Revenue:
     First Quarter.........................  $        817,136            10% $        740,299            5%  $     707,764
     Second Quarter........................         1,010,794            10           916,931            8         852,791
     Third Quarter.........................         1,090,114            18           927,227            9         854,383
     Fourth Quarter........................         1,043,458            19           873,871           11         787,566
                                             -----------------------------------------------------------------------------

                                             $      3,961,502           15% $       3,458,328            8%  $   3,202,504
Gross Profit:
     First Quarter.........................  $        159,991            13% $        142,116            6%  $     133,458
     Second Quarter........................           257,260            16           221,505           10         200,728
     Third Quarter.........................           257,449            17           219,127           10         199,684
     Fourth Quarter........................           228,642            18           194,572           15         168,934
                                             -----------------------------------------------------------------------------

                                             $        903,342            16% $        777,320           11%  $     702,804
Net Income:
     First Quarter.........................  $         46,860            16% $         40,513           40%  $      28,880
     Second Quarter........................            75,707             6            71,264           42          50,160
     Third Quarter.........................            75,759            10            68,800           44          47,750
     Fourth Quarter........................           130,750            NA            64,563           43          45,299
                                             -----------------------------------------------------------------------------

                                             $        329,076            34% $        245,140           43%  $     172,019



                            THE SERVICEMASTER COMPANY



                                                                 Percent                            Percent
                                                                Increase                           Increase
                                                  1997         '97 - '96        1996              '96 - '95        1995
                                          ---------------  --------------  ------------------  ------------  ----------------
                                                         (Unaudited, in thousands, except per share data)

Pro forma Corporate Net Income:
     First Quarter..................   $          28,982               15%   $         25,188             44%  $       17,494
     Second Quarter.................              46,707                8              43,326             41           30,655
     Third Quarter..................              46,793               11              42,262             43           29,587
     Fourth Quarter.................              40,988                3              39,653             41           28,118
                                          -----------------------------------------------------------------------------------

                                       $         163,470                9%   $        150,429             42%  $      105,854

Pro forma Basic Net Income Per Share:
     First Quarter..................   $            0.13                8%   $           0.12             20%  $         0.10
     Second Quarter.................                0.26               24                0.21             17             0.18
     Third Quarter..................                0.26               30                0.20             18             0.17
     Fourth Quarter.................                0.22               16                0.19             19             0.16
                                          -----------------------------------------------------------------------------------

                                       $            0.86               21%   $           0.71             16%  $         0.61

Pro forma Diluted Net Income Per Share:
     First Quarter..................   $            0.13                8%   $           0.12             20%  $         0.10
     Second Quarter.................                0.25               25                0.20             18             0.17
     Third Quarter..................                0.25               32                0.19             19             0.16
     Fourth Quarter.................                0.21               17                0.18             13             0.16
                                          -----------------------------------------------------------------------------------

                                       $            0.82               19%   $           0.69             17%  $         0.59

Cash Distributions Per Share:
     First Quarter..................   $            0.11 1/3            6%   $           0.10 2/3          7%  $         0.10
     Second Quarter.................                0.11 1/3            6                0.10 2/3          0             0.10 2/3
     Third Quarter..................                0.12                6                0.11 1/3          6             0.10 2/3
     Fourth Quarter.................                0.12                6                0.11 1/3          6             0.10 2/3
                                          -----------------------------------------------------------------------------------

                                       $            0.46 2/3            6%   $           0.44              5%  $         0.42

Price Per Share:
     First Quarter..................   $     18.50-16.38                    $     14.89-12.92                 $    11.11-9.56
     Second Quarter.................         23.88-18.13                          15.67-13.75                     12.11-10.50
     Third Quarter..................         29.50-22.75                          16.50-14.33                     12.83-11.78
     Fourth Quarter.................         29.25-21.00                          17.75-15.83                     13.50-12.28



---------------------------


All share and per share data reflect the three-for-two share splits in June 1997 and June 1996.

                            THE SERVICEMASTER COMPANY
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                                       Three Months Ended
                                                                                           March 31,
                                                                                     1998                     1997
                                                                             -------------------  ---------------------

Operating Revenue....................................................... $              981,788 $               817,136

Operating Costs and Expenses:
Cost of services rendered and products sold.............................                794,797                 657,145
Selling and administrative expenses.....................................                117,218                 101,391
                                                                             ------------------  ----------------------
Total operating costs and expenses......................................
                                                                                        912,015                 758,536
                                                                             ------------------  ----------------------
Operating Income........................................................                 69,773                  58,600

Non-operating Expense (Income):
Interest expense........................................................                 24,095                  10,392
Interest and investment income..........................................                (3,435)                 (2,567)
Minority interest.......................................................                     --                   2,148
                                                                             ------------------  ----------------------

Income before Income Taxes..............................................                 49,113                  48,627
Provision for income taxes (pro forma in 1997)(1).......................                 19,843                  19,645

Net Income (pro forma in 1997)(1).......................................                $29,270 $                28,982
                                                                            -------------------  ----------------------


Per Share:

Basic (pro forma in 1997)(1)............................................                   $.16                    $.13
                                                                             ------------------------------------------


Diluted (pro forma in 1997)(1)..........................................                   $.15                    $.13
                                                                             ------------------------------------------


Cash Distributions Per Share............................................                   $.12                    $.11 1/3



     (1) The Company converted from partnership to corporate form on December 26, 1997. Prior to the conversion, the partnership entity was not subject to federal and state income taxes, as its taxable income was allocated to the Company's shareholders. The results shown above for the period ended March 31, 1997 have been restated to adjust the actual historical information for that period to a basis that assumes that reincorporation had occurred as of the beginning of that year. Actual net income for the period ended March 31, 1997, as previously reported (i.e., excluding the effects of pro forma corporate income taxes), was $46,860 (basic and diluted net income per share was $.22 and $.21, respectively).

(2) Basic earnings per share are calculated based on 186,597 shares in 1998 and 216,309 shares in 1997 while diluted earnings per share are calculated based on 192,970 shares in 1998 and 224,429 shares in 1997. All share and per share data have been restated to reflect the three-for-two share split declared on May 9, 1997 and payable to shareholders of record as of June 11, 1997.

                 See Notes to Consolidated Financial Statements

                            THE SERVICEMASTER COMPANY
                  Consolidated Statements of Financial Position
                                 (In thousands)
                                   (Unaudited)


                                                                                               As of
                                                                                  March 31,            December 31,
                                                                                     1998                1997
                                                                             ------------------------------------------

Assets

Current Assets:

Cash and cash equivalents................................................... $             32,860  $             64,876
Marketable securities.......................................................               64,459                59,248
Receivables, less allowances of $31,971 and $32,221, respectively...........              315,371               299,138
Inventories.................................................................               57,364                48,157
Prepaid expenses and other assets...........................................              192,208               122,665
                                                                             ------------------------------------------


         Total current assets...............................................              662,262               594,084
                                                                             ------------------------------------------


Property and Equipment:
         At cost............................................................              419,845               362,653
         Less: accumulated depreciation.....................................              237,076               204,383
                                                                             ------------------------------------------


         Net property and equipment.........................................              182,769               158,270
                                                                             ------------------------------------------


Intangible assets, primarily trade names and goodwill, net of
         accumulated amortization of $227,891 and $218,293, respectively...             1,692,702             1,563,309
Notes receivable, long-term securities, and other assets....................              160,498               159,561
                                                                             ------------------------------------------

         Total assets.......................................................
                                                                             $          2,698,231  $          2,475,224
                                                                             ------------------------------------------
                                                                             ------------------------------------------

Liabilities and Shareholders' Equity

Current Liabilities:
Account payable............................................................. $             83,285  $             84,673
Accrued liabilities.........................................................              289,605               270,667
Deferred revenues...........................................................              220,501               181,298
Current portion of long-term obligations....................................               33,741                21,539
                                                                             -------------------------------------------

         Total current liabilities..........................................              627,132               558,177
                                                                             -------------------------------------------

Long-Term Debt..............................................................            1,379,936             1,247,845
Other Long-Term Obligations.................................................              142,296               144,764
Commitments and Contingencies...............................................

Shareholders' Equity:

Common stock $0.01 par value, authorized 1 billion shares; issued and
         outstanding 187,158 and 186,629 shares, respectively...............                1,872                 1,866
Additional paid-in capital..................................................              531,094               519,424
Retained earnings...........................................................               72,146                65,000
Restricted stock............................................................              (4,048)               (4,270)
Treasury stock..............................................................             (52,197)              (57,582)
                                                                             ------------------------------------------

         Total shareholders' equity.........................................              548,867               524,438
                                                                             ------------------------------------------

         Total liabilities and shareholders' equity......................... $          2,698,231  $          2,475,224
                                                                             ------------------------------------------
                                                                             ------------------------------------------



                 See Notes to Consolidated Financial Statements

                            THE SERVICEMASTER COMPANY
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (Unaudited)


                                                                                    Three Months Ended
                                                                                         March 31,
                                                                               1998                         1997
                                                                     --------------------------------------------------


Cash and Cash Equivalents at January 1..................... $                        64,876 $                    72,009

Cash Flows from Operations:
Net Income.................................................                          29,270                      46,860
     Adjustments to reconcile net income:
          Depreciation.....................................                          11,639                      10,972
          Amortization.....................................                           9,598                       7,428
          Change in working capital, net acquisitions:
              Receivables..................................                        (12,535)                    (12,403)
              Inventories and other current assets.........                        (70,791)                    (65,210)
              Accounts payable.............................                         (2,394)                       2,906
              Deferred revenues............................                          38,026                      39,197
              Accrued liabilities..........................                           7,269                       (642)
          Other, net.......................................                           2,503                       1,320
                                                                     --------------------------------------------------


Net Cash Provided from Operations..........................                          12,585                      30,428
                                                                     --------------------------------------------------


Cash Flows from Investing Activities:
     Business acquisitions, net of cash acquired...........                       (106,481)                    (96,405)
     Property additions....................................                        (23,354)                    (12,970)
     Payments to sellers of acquired businesses............                         (3,757)                     (1,062)
     Notes receivable and financial investments............                         (1,012)                     (1,558)
     Sale of equipment and other assets....................                             748                         553
     Net purchases of investment securities................                           (693)                       (763)
                                                                     --------------------------------------------------


Net Cash Used for Investing Activities.....................                       (134,495)                   (112,205)
                                                                     --------------------------------------------------


Cash Flows from Financing Activities:
     Long-term borrowings, net.............................                         123,242                     100,785
     Payments of borrowings and other obligations..........                        (10,586)                    (14,618)
     Distributions to shareholders and shareholders' trust.                        (22,124)                     24,815)
     Purchase of ServiceMaster shares......................                         (4,018)                    (10,151)
     Proceeds from employee share option plans.............                           1,990                       1,957
     Other.................................................                           1,390                       (208)
                                                                     --------------------------------------------------


Net Cash Provided from Financing Activities................                          89,894                      52,950
                                                                     --------------------------------------------------


Cash Decrease during the Period............................                        (32,016)                    (28,827)
                                                                     --------------------------------------------------
Cash and Cash Equivalents at March 31...................... $                        32,860 $                    43,182
                                                                     --------------------------------------------------
                                                                     --------------------------------------------------

                 See Notes to Consolidated Financial Statements

                            THE SERVICEMASTER COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: The consolidated financial statements include the accounts of ServiceMaster and its significant subsidiaries, collectively referred to as "the Company". Intercompany transactions and balances have been eliminated in consolidation.

Note 2: The consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest Annual Report to shareholders and the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1997. In the opinion of the Company, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the financial position of The ServiceMaster Company as of March 31, 1998 and December 31, 1997, and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, have been included. The preparation of the financial statements requires management to make certain estimates and assumptions required under generally accepted accounting principles which may differ from the actual results. The results of operations for any interim period are not necessarily indicative of the results which might be obtained for a full year.

Note 3: For interim accounting purposes, certain costs directly associated with the generation of lawn care revenues are initially deferred and recognized as expense as the related revenues are recognized. All such costs are fully recognized within the fiscal year in which they are incurred.

Note 4: On May 9, 1997, the Company's Board of Directors declared a three-for-two share split effective June 25, 1997, for shareholders of record on June 11, 1997. All share and per share data have been restated for all periods presented to reflect this three-for-two split.

Note 5: Basic earnings per share includes no dilution from options, debentures or other financial instruments and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding.
Diluted earnings per share reflects the potential dilution of convertible securities and options to purchase common stock. The following chart reconciles both the numerator and the denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation.


                                                   Three months                                 Three months
                                             ended March 31, 1998                         ended March 31, 1997
                                    ------------------------------------------------------------------------------------------

(in thousands, except per share data)

                                                                                      Pro-forma
                                        Income             Shares          EPS          Income           Shares         EPS
                                    ------------------  ----------- ------------- ---------------- -------------  ------------
Basic earnings per share            $          29,270      186,597  $        0.16 $         28,982       216,309  $       0.13

Effect of dilutive securities, net of tax:
     Options                                       --        5,941                              --         4,493
     9% Convertible debenture                      --           --                             246         3,195
     6% Convertible debenture                      32          432                              32           432
                                    ------------------------------- ------------ ------------------------------- -------------
Diluted earnings per share          $          29,302      192,970  $        0.15         $29,260       224,429  $        0.13
                                    ------------------------------------------------------------------------------------------
                                    ------------------------------------------------------------------------------------------


Note 6: In the Consolidated Statements of Cash Flows, the caption Cash and Cash Equivalents includes investments in short-term, highly-liquid securities having a maturity of three months or less. Supplemental information relating to the Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1997 is presented in the following table. The increase in interest paid in 1998 is primarily due to overall higher debt balances relating to the WMX share repurchase in April 1997 as well as the timing of payments on the public debt.

                                                     (In thousands)
                                             1998                1997
                                   -------------------  ----------------------

Cash paid or received for:
Interest expense................. $             31,910  $               11,205
Interest and dividend income....  $              2,007  $                1,942

Note 7: Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Total comprehensive income for the three months ended March 31, 1998 and 1997 was $31.3 million and $24.7 million, respectively, which included primarily net income and unrealized gains on marketable securities.

In 1998, Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", and Statement of Position No. 98-5, "Reporting on the Costs of Start Up and Preoperating Activities", were issued. These statements, which must be adopted no later than January 1999, have not yet been implemented by the Company. The Company does not expect the adoption of these statements to have a material impact to the financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses (other than the SEC registration fee) in connection with the issuance and distribution of the securities being registered:


Securities and Exchange Commission Registration Fee........  $            36,105
Accounting Fees and Expenses...............................               10,000
Legal Fees and Expenses....................................               50,000
Miscellaneous Expenses.....................................                3,895
                                                               -----------------
     Total.................................................  $           100,000
                                                               -----------------



Item 14.  Indemnification of Directors and Officers.

     The ServiceMaster Company (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

     Article Ten of the Restated Certificate ("Article Ten") provides that no person shall have any liability of any kind by reason of a Relevant Loss (defined below) caused in whole or in part by any act or failure to act which occurred while such person was an officer or director of the Company except: (i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to the Company an amount up to the value actually realized by such person by stewing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (iv) any other liability from which it shall not be possible to exempt such person under applicable law either as constituted on the date on which the Restated Certificate was filed with the Secretary of State of Delaware (the "Filing Date") or at any time thereafter. The term "Relevant Loss" designates and includes any loss, damage or expense of any lurid (i) experienced for any reason by the Company or by any entity controlled by the Company; (ii) which any person may experience by reason of any purchase (or failure to purchase), maintenance of an interest in, sale (or failure to sell) or failure to obtain payment of any amount due on any note, debenture, preferred stock, common stock or other security issued or issuable by the Company or (iii) which shall otherwise be caused in whole or in part by or arise in connection with (or would not have occurred but for) such person's service as a director or officer of the Company. In addition, Article Ten provides that every director of the Company shall be exempt (except to the extent expressly set forth therein) from any personal liability to the Company or any of the Company's stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by (i) Section 102(b)(7) of the DGCL as constituted on the Filing Date or (ii) any provision of the law of the State of Delaware as constituted at any time after the December 11, 1991.

     Except as otherwise provided in the Restated Certificate, Article Eleven of the Restated Certificate ("Article Eleven") provides that the Company shall indemnify any person against, and shall reimburse, such person for any amount which such person shall pay to satisfy, settle or otherwise deal with, any attempt to impose any liability or obligation of any kind upon such person if such attempt or such liability or obligation or both shall arise in connection with or by reason of, or would not have arisen but for, Covered Service (defined below) by such person (or any agreement by such person to serve as a director or officer of the Company or to provide other Covered Service) including, but not limited to: (i) any claim resulting from any loss, injury, damage, harm or other disadvantage which the Company, any affiliate, any employee plan or any person who acquires, holds, or disposes of any interest in any security issued by the Company suffers or is alleged to have suffered; (ii) any claim resulting from any act or failure to act by any person which is (or is alleged to be) beyond the scope of his or her authority, contrary to instructions or orders or contrary to his or her duties or applicable law; and (iii) any attempt by any governmental authority or other person to impose any fine or penalty or to obtain any other recovery by reason of any actual or alleged breach of any law or other governmental requirement.

     The term "Covered Service" designates and includes: (a) service as a director or officer of the Company; (b) service by a person while he or she is an officer or director of the Company (i) as an agent or representative of the Company, (ii) in any other capacity with the Company, (iii) as a director, officer, employee, agent or representative of, or in any other capacity with, any affiliate, (iv) in any capacity with any Employee Plan (as defined therein), and (v) in any other capacity in which such person shall have been asked to serve by the Company's Board of Directors or Chief Executive Officer; (c) any services which constituted "Covered Service" under the Amended and Restated Agreement of United Partnership for ServiceMaster Limited Partnership; and (d) any other service of any kind by any person with any organization or entity of any kind (whether or not affiliated with the Company) which shall be designated in writing as Covered Service by a majority of the members of the Company's Board of Directors or by the Company's Chief Executive Officer. Service is deemed to constitute "Covered Service" if it is so designated by the terms in the preceding sentence regardless of whether it shall have been performed prior to, at, or after the time Article Eleven became part of the Company's Certificate of Incorporation. Any person is entitled to rely upon any written confirmation provided by the Company's Chief Executive Officer or by the Company's Board of Directors that service by such person in any capacity specified in such confirmation will constitute Covered Service and to rely upon the protection afforded by Article Eleven in connection with such service.

     Except to the extent the Company shall otherwise expressly agree in writing, the Company is not obligated under Article Eleven to reimburse any person for or otherwise indemnify any person against: (a) any obligation the person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification from the Company under Article Eleven or otherwise; (b) any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person in connection with any Covered Service; (c) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (d) any obligation to pay an amount up to the value personally realized by such person by stewing or by any other action which constitutes a criminal felony. Except as otherwise provided in the Restated Certificate, the Company is not obligated under Article Eleven to Indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

     Article Eleven provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, agreed to serve as a director or officer of the Company or is or was providing any other Covered Service, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Company or in any other Covered Service position, shall, except as otherwise provided therein, be indemnified and hold harmless by the Company to the fullest extent authorized by Delaware law against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act as amended from time to time and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Company or to provide any other Covered Service and shall inure to the heirs, executors and administrators of such person.

     Article Eleven provides that the Company shall reimburse any Covered Person (as defined therein) for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with (i) any Covered Claim (as defined therein) or (ii) any development or state of facts which could give rise to a Covered Claim.

     Article Eleven also provides that any officer of the Company or any member of its Board of Directors shall have the right and power to execute on behalf of the Company any written contract with any other person providing indemnification or other protection to such other person in connection with service by such other person as a director or officer of the Company or in connection with any other Covered Service by such person, and any such contract shall be legal, valid and binding upon the Company and shall be enforceable against the Company in accordance with its terms to the maximum extent permitted by Article Eleven or by applicable law, if it shall be approved by a majority of the members of the Company's Board of Directors exclusive of the person to whom indemnification is provided by such contract. The rights of any person under any particular contract made in accordance with the provisions of the preceding sentence shall not be impaired or eliminated (i) by reason of the fact that all or any one or more of the members of the Board who approved such contracts shall be parties to contracts affording them similar protection (regardless of when those other contracts shall have been approved or signed) or shall otherwise have been provided with protection similar to that provided in the particular contract or shall be subject to the same claims against which the particular contract is intended to protect or (ii) for any other reason whatsoever. It is expressly intended that each person with whom the Company shall enter into a written contract to provide indemnification or other protection in connection with such person's service as an officer or director of the Company or in connection with other Covered Service by such person shall be entitled to rely upon (and shall conclusively be presumed to have relied upon) the rights which such contract purports to provide to such person. No separate written contract shall however be necessary in order for any person to obtain any indemnification or payment to which Article Eleven purports to entitle such person, and any Covered Person who has no separate contact of any kind with the Company shall be entitled to receive all indemnification, payments and other benefits which the provisions in Article Eleven purport to provide to such Covered Person.

     The rights to indemnification and payment provided by Article Eleven are not exclusive of any other right of any kind which any person may have or at any time acquire under or by reason of any other provision in the Restated Certificate, the Company's By-Laws, any agreement, any law or other action by any governmental authority, or otherwise.

     Article Eleven authorizes the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving in any other capacity with the Company, any Employee Plan or any other organization against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of Article Eleven, under applicable law or otherwise.

     In addition, Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     All of the Company's directors and the officers are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Item 15.  Recent Sales of Unregistered Securities.

     On June 11, 1998, the Company issued and sold shares to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the 1933 Act. Ted Shackelford
Associates, Inc. -- 47,087 shares for a transfer of assets of said corporation valued at $1,353,711.30; T&K, Inc. -- 47,087 shares for a transfer of assets of said corporation valued at $1,353,711.30; Ted Shackelford -- 2,478 shares in consideration for his agreement, valued at $71,242.50, not to compete with the Company; and Karen Shackelford -- 2,478 shares in consideration for her agreement, valued at $71,242.50, not to compete with the Company.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.  See Index to Exhibits.

     (b)  Financial Statement Schedules.

     Schedule VIII - Valuation and Qualifying Accounts.

     Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or the notes thereto.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

              (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii)To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            THE SERVICEMASTER COMPANY

                        VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)



                                                                         Additions
                                                                          Charged         Deductions
                                                       Balance at         to Costs       Write-offs of       Balance at
                                                      Beginning of          and          Uncollectible         end of
Description                                              Period           Expenses         Accounts            Period
------------------------------------                  ----------------  -------------  ------------------  --------------

AS OF DECEMBER 31, 1997:
Allowance for doubtful accounts--

Accounts receivable (current)                                  $24,117         20,183              16,756         $27,544
                                                               -------         ------              ------         -------
Notes receivable (current)                                    $  2,170          2,507                   0        $  4,677
                                                              --------        -------              ------        --------



AS OF DECEMBER 31, 1996:
Allowance for doubtful accounts--

Accounts receivable (current)                                  $18,029         20,517              14,429         $24,117
                                                               -------         ------              ------         -------
Notes receivable (current)                                    $  2,439             59                 328        $  2,170
                                                              --------      ---------            --------        --------



AS OF DECEMBER 31, 1995:
Allowance for doubtful accounts--

Accounts receivable (current)                                  $17,610         16,878              16,459         $18,029
                                                               -------         ------              ------         -------
Notes receivable (current)                                    $  2,504            350                 415        $  2,439
                                                              --------            ---                 ---        --------


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on July 23, 1998.


                    THE SERVICEMASTER COMPANY, AS REGISTRANT

                            By: /s/ VERNON T. SQUIRES
                                Vernon T. Squires
                    Senior Vice President and General Counsel

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vernon T. Squires and Steven C. Preston and Eric
R. Zarnikow and Susan D. Baker, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on July 23, 1998 by the following persons in the capacities indicated:


                        Signature                                                     Title
                    ---------------------                   -------------------------------------------------
                             *                              Chairman and Director of The ServiceMaster
                                                                 Company
                    C. William Pollard
                             *                              President, Chief Executive Officer and Director
                                                                 of The ServiceMaster Company
                      Carlos H. Cantu
                             *                              Vice Chairman and Director of The
                                                                 ServiceMaster Company
                     Charles W. Stair
                             *                              Vice Chairman and Director of The
                                                                 ServiceMaster Company
                     Phillip B. Rooney
                             *                              Director of The ServiceMaster Company

                   Paul W. Berezny, Jr.
                             *                              Director of The ServiceMaster Company

                     Henry O. Boswell
                             *                              Director of The ServiceMaster Company

                      Brian Griffiths
                             *                              Director of The ServiceMaster Company

                     Sidney E. Harris





                                                         II-7




                        Signature                                                     Title
                    ----------------------                  -------------------------------------------

                             *                              Director of The ServiceMaster Company

                      Herbert P. Hess
                             *                              Director of The ServiceMaster Company

                     Michelle M. Hunt
                             *                              Director of The ServiceMaster Company

                    Gunther H. Knoedler
                             *                              Director of The ServiceMaster Company

                     James D. McLennan
                             *                              Director of The ServiceMaster Company

                     Vincent C. Nelson
                             *                              Director of The ServiceMaster Company

                    Dallen W. Peterson
                             *                              Director of The ServiceMaster Company

                    Steven S Reinemund
                             *                              Director of The ServiceMaster Company

                    Burton E. Sorenson
                             *                              Director of The ServiceMaster Company

                     David K. Wessner



   * The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of The ServiceMaster Company and filed with the Securities and Exchange Commission on behalf of such officers and directors.


By:      /s/  VERNON T. SQUIRES
                     Vernon T. Squires
                     Attorney-in-Fact



                                  EXHIBIT INDEX



Exhibit
No.       Description of Exhibit
-----     --------------------------------------------------

2.1       Acquisition  agreement dated December 5, 1996 by and among ServiceMaster Limited
Partnership,   ServiceMaster   Acquisition  Corporation  and  Barefoot  Inc.  is
incorporated  by  Registration  Statement on Form S-4 as filed by  ServiceMaster
Limited Partnership on January 17, 1997 (SEC Registration No. 333-17759).

2.2       Plan and Agreement of Merger dated  December 5, 1996 by and among  ServiceMaster
Limited Partnership,  ServiceMaster Acquisition Corporation and Barefoot Inc. is
incorporated  by  reference  to Annex  A-2 to the  Offering  Circular/Prospectus
included  as  part  of the  Registration  Statement  on  Form  S-4 as  filed  by
ServiceMaster  Limited  Partnership  on January 17, 1997 (SEC  Registration  No.
333-17759).

2.3       Merger and  Reorganization  Agreement as amended and restated on October 3, 1997 is  incorporated  by reference to Exhibit 5 to the Current Report on Form 8-K as filed by  ServiceMaster  Limited  Partnership  on  December  29, 1997 (the "SMLP
December  29, 1997 8-K") and to Exhibit 5 to the  Current  Report on Form 8-K as
filed by The  ServiceMaster  Company on Form 8-K on February 26, 1998 (second of three 8-K reports filed on that date) (the  "Company  February 26, 1998 8-K, No.
2").

2.4       Certificate of Merger of NewSub B, Inc. into ServiceMaster  Limited  Partnership in  accordance  with Section  17-211 of the  Delaware  Revised  Uniform  Limited
Partnership  Act  (the  "Reincorporating  Merger"),  the  filing  of  which  was certified  by the  Secretary  of State of the State of Delaware on December  17,
1997 and the  effective  date and time of which was  December  26, 1997 at 11:59
P.M.,  Eastern Standard Time, is incorporated by reference to Exhibit 2.4 to the
Report on Form 10-K as filed by ServiceMaster on May 15, 1998 (the "1998 l0-K").

2.5       Certificate of Merger of ServiceMaster Limited Partnership and The ServiceMaster
Company Limited Partnership with and into The ServiceMaster  Company, a Delaware corporation,  in  accordance  with the General  Corporation  Law of the State of
Delaware,  the filing of which was  certified  by the  Secretary of State of the
State of Delaware on December 18, 1997 and the effective  date and time of which was January 1, 1998 at 12:01 A.M.,  Eastern  Standard Time, is  incorporated  by reference to Exhibit 2.5 to the 1998 10-K.

3.1       Amended and Restated Certificate of Incorporation of The ServiceMaster  Company,
a Delaware corporation, as filed with the Secretary of State, State of Delaware, on  November  6, 1997 is  incorporated  by  reference  to  Exhibit 1 to the SMLP
December 29, 1997 8-K and to Exhibit 1 to the Company February 26, 1998 8-K, No.
2.

3.2       Bylaws  of The  ServiceMaster  Company  as  adopted  on  November  3,  1997  are incorporated  by reference to Exhibit 2 to the SMLP December 29, 1997 8-K and to
Exhibit 2 to the Company February 26, 1998 8-K, No. 2.

4.1       Shareholder  Rights Agreement between The  ServiceMaster  Company and the Harris
Trust and  Savings  Bank as  adopted on  December  12,1997  is  incorporated  by reference to Exhibit 3 to the SMLP December 29, 1997 8-K and to Exhibit 3 to the
Company February 26, 1998 8-K, No. 2.


                                                          -1-



4.2       The ServiceMaster Company: Certificate of Designation, Preferences and Rights of
Junior Participating  Preferred Stock, Series A, is incorporated by reference to
Exhibit 4 to the SMLP  December  29,  1997 8-K and to  Exhibit 4 to the  Company
February 26, 1998 8-K, No. 2.

4.3       Indenture  dated as of August  15,  1997  among The  ServiceMaster  Company  (as successor to ServiceMaster  Limited  Partnership and The  ServiceMaster  Company
Limited  Partnership)  and the  Harris  Trust and  Savings  Bank as  trustee  is incorporated by reference to Exhibit 4.1 to  Registration  Statement on Form S-3
of the  ServiceMaster  Limited  Partnership  and  ServiceMaster  Incorporated of
Delaware filed with the Securities and Exchange Commission on July 28, 1997 (the
"July 28, 1997 Registration Statement").

4.4       First Supplemental Indenture dated as of August 15, 1997 among The ServiceMaster
Company (as successor to ServiceMaster Limited Partnership and The ServiceMaster
Company Limited  Partnership)  and the Harris Trust and Savings Bank as trustee, is incorporated by reference to Exhibit 4.4 to the 1998 10-K.

4.5       Second   Supplemental   Indenture   dated  as  of  January  1,  1998  among  The
ServiceMaster Company (as successor to ServiceMaster Limited Partnership and The
ServiceMaster Company Limited Partnership) and the Harris Trust and Savings Bank
as trustee is  incorporated  by reference to Exhibit 2 to the Current  Report on
Form 8-K as filed by The ServiceMaster  Company on Form 8-K on February 26, 1998
(first of three 8-K reports filed on that date) (the "Company  February 26, 1998
8-K, No. 1").

4.6       Third  Supplemental  Indenture dated as of March 2, 1998 among The ServiceMaster
Company and the Harris  Trust and  Savings  Bank as trustee is  incorporated  by reference  to  Exhibit  4.3 to the  Current  Report  on Form 8-K as filed by The
ServiceMaster  Company on February  27,  1998 (the  "Company  February  27, 1998
8-K").

4.7       Form of 6.95% Note due August 14, 2007 is  incorporated  by reference to Exhibit
4.1 to the July 28, 1997 Registration Statement.

4.8       Form of 7.45% Note due August 14, 2027 is  incorporated  by reference to Exhibit
4.2 to the July 28, 1997 Registration Statement.

4.9       Form of 7.10% Note due March 1, 2018 is incorporated by reference to Exhibit 4.1 to the Company February 27, 1998 8-K.

4.10      Form of 7.25% Note due March 1, 2038 is incorporated by reference to Exhibit 4.2 to the Company February 27, 1998 8-K.

5         Opinion of counsel regarding legality.

10.1      $300,000,000  Credit Agreement  between  ServiceMaster and certain Lenders dated
August 31, 1995 and amendment  thereto dated October 15, 1996 is incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-4 as filed by
ServiceMaster  Limited  Partnership  on January 17, 1997 (SEC  Registration  No.
333-17759).

10.2      $750,000,000  Five-Year  Credit  Agreement  dated as of April 1, 1997  among The
ServiceMaster  Company Limited  Partnership,  the First National Bank of Chicago
and Morgan Guaranty Trust Company,  is incorporated by reference to Exhibit 10.2 to the 1998 10-K.

                                                          -3-


10.3      $250,000,000  364-Day  Credit  Agreement  dated as of April 1,  1997  among  The
ServiceMaster  Company Limited  Partnership,  the First National Bank of Chicago
and Morgan Guaranty Trust Company,  is incorporated by reference to Exhibit 10.3 to the 1998 10-K.

10.4      Form of Deferred Directors Fee Agreement as assumed by The ServiceMaster Company in the  Reincorporating  Merger is incorporated by reference to Exhibit 10(c)(4)
to the Annual Report on Form 10-K for the year ended  December 31, 1980 as filed by ServiceMaster Limited Partnership (the "1980 10-K").

10.5      Incentive Reward  Compensation Plan as assumed by The  ServiceMaster  Company in the  Reincorporating  Merger is incorporated by reference to Exhibit 10(c)(6) to the 1980 10-K.

10.6      ServiceMaster  Profit  Sharing,  Savings and  Retirement  Plan as assumed by The
ServiceMaster  Company  in  the  Reincorporating  Merger  amended  and  restated
effective  January  1, 1987 is  incorporated  by  reference  to the  exhibit  so captioned to the Annual Report on Form 10-K for the year ended December 31, 1987 as filed by ServiceMaster Limited Partnership (the "1987 10-K").

10.7      The  Terminix   International   Company  L.P.  Profit  Sharing  Retirement  Plan
(previously known as Cook  International,  Inc. Profit Sharing  Retirement Plan)
effective  January 1, 1984;  Amendment  No.  One to The  Terminix  International
Company L.P. Profit Sharing  Retirement Plan effective January 1, 1986 and April
1, 1986;  Amendment  No. Two,  effective  April 1, 1986;  Amendment  No.  Three, effective  January  1, 1987 and  January  1, 1988;  The  Terminix  International
Company L.P. Profit Sharing  Retirement  Trust, all of which are incorporated by reference to Exhibit 10.15 to the 1987 10-K.

10.8      ServiceMaster  10-Plus  Plan as  assumed  by The  ServiceMaster  Company  in the
Reincorporating  Merger is  incorporated  by  reference  to  Exhibit  4.2 to the
ServiceMaster  Limited  Partnership  registration  Statement  on Form  S-8  (No.
33-39148)  filed with the SEC on February  26, 1991 (the  "10-Plus  Registration
Statement").

10.9      Form of Option Agreement for the  ServiceMaster  10-Plus Plan is incorporated by reference to Exhibit 4.3 to the 10-Plus Registration Statement.

10.10          Form of Directors  Deferred  Fees Plan  (ServiceMaster  Shares  Alternative)  as
assumed  by  The  ServiceMaster   Company  in  the  Reincorporating   Merger  is
incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for
the year ended December 31, 1990 (the "1990 10-K").

10.11          Form of Directors Deferred Fees Agreement  (ServiceMaster Shares Alternative) as
assumed  by  The  ServiceMaster   Company  in  the  Reincorporating   Merger  is
incorporated by reference to Exhibit 10.19 of the 1990 10-K.

10.12          Form of  ServiceMaster  Deferred Fees Plan Trust is incorporated by reference to
Exhibit 10.20 of the 1990 10-K.

10.13          ServiceMaster  10-Plus  Plan as amended  September 3, 1991 and as assumed by The
ServiceMaster Company in the Reincorporating Merger is incorporated by reference to Exhibit 10.21 to the Annual  Report on Form 10-K for the year ended  December
31, 1991 (the "1991 10-K").


                                                          -4-




10.14          Form of Option Agreement for the ServiceMaster 10-Plus Plan as amended September
3, 1991 is incorporated by reference to Exhibit 10.22 to the 1991 10-K.

10.15          ServiceMaster  1994  Non-Employee  Directors Share Option Plan as assumed by The
ServiceMaster Company in the Reincorporating Merger is incorporated by reference to Exhibit 4.2 to the ServiceMaster Limited Partnership  Registration  Statement
on Form S-8 filed with the Securities and Exchange Commission on October 5, 1994
(the "Directors Share Plan Registration Statement").

10.16          Form of Option Agreement for the ServiceMaster 1994 Non-Employee  Director Share
Option Plan is  incorporated  by reference to Exhibit 4.3 to the Directors Share
Plan Registration Statement.

10.17          ServiceMaster 1997 Share Option Plan as assumed by The ServiceMaster  Company in the Reincorporating  Merger is incorporated by reference to Exhibit 10.28 to the
Annual  Report  on Form 10-K for the year  ended  December  31,1996  as filed by
ServiceMaster Limited Partnership (the "1996 10-K").

10.18          Form of  Option  Agreement  for the  ServiceMaster  1997  Share  Option  Plan is
incorporated by reference to Exhibit 10.29 to the 1996 10-K.

10.19          ServiceMaster  1998 Equity  Incentive  Plan as adopted on  December  11, 1997 is incorporated by reference to Exhibit A to the Definitive Proxy Statement for the
Registrant's  May 1, 1998  Annual  Meeting  of  Stockholders  (the  "1998  Proxy
Statement").

10.20          Form of Option  Agreement  for the  ServiceMaster  1998  Equity  Incentive  Plan
(Non-Qualifying Stock Options), is incorporated by reference to Exhibit 10.20 to the 1998 10-K.

10.21          Form of Option  Agreement  for the  ServiceMaster  1998  Equity  Incentive  Plan
(Incentive Stock Options),  is incorporated by reference to Exhibit 10.21 to the
1998 10-K.

10.22          ServiceMaster  1998  Non-Employee  Directors  Discounted  Stock  Option  Plan as
adopted on December  11, 1997 is  incorporated  by reference to Exhibit B to the
1998 Proxy Statement.

10.23     ServiceMaster  1998 Long-Term  Performance Award Plan as adopted on December 11,
1997 is incorporated by reference to Exhibit C to the 1998 Proxy Statement.

21        Subsidiaries of Registrant.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Counsel (included in Exhibit 5).

99.1      Amended and Restated Agreement of Limited Partnership for ServiceMaster Consumer
Services Limited Partnership dated November 8, 1990 is incorporated by reference to  Exhibit  4.4 to the  Current  Report  on Form 8-K as filed by  ServiceMaster
Limited Partnership on November 21, 1990.

99.2      Amended and Restated Agreement of Limited Partnership of ServiceMaster Management

                                                          -5-




Services Limited Partnership dated December 1991 is incorporated by reference to
Exhibit 28.10 to the 1991 10-K.

99.3      Amended and Restated Agreement of Limited Partnership of ServiceMaster  Consumer
Services  Limited  Partnership  effective  June  30,  1992  is  incorporated  by reference to Exhibit  28.12 to the Annual Report on Form 10-K for the year ended
December 31, 1992 as filed by ServiceMaster Limited Partnership.

99.4      Powers of Attorney.